UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CRANE NXT, CO.
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CRANE NXT

2023

NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

CRANE

CRANE NXT, CO. 950 WINTER STREET, 4TH FLOOR WALTHAM, MA 02451 Dear Fellow Stockholders:	This Proxy Statement and the 2022 Annual Report to Stockholders are available at www.investors.cranenxt.com/ar

Crane NXT, Co. (“Crane NXT”), cordially invites you to attend its virtual Annual Meeting of Stockholders, which will be held online via live webcast at 10:00 a.m. Eastern Daylight Time, on Monday, June 5, 2023. There will be no physical location for the Annual Meeting. Crane NXT stockholders will be able to attend the Annual Meeting online, and, with a control number appearing on your proxy card, vote shares electronically and submit questions during the Annual Meeting by visiting www.meetnow.global/MDWD6FQ at the meeting date and time.

As the new Chairman of Crane NXT, I couldn’t be more excited about the strength of the business today, and about the many incremental opportunities we are pursuing. Today, Crane NXT is a premier industrial technology company and a trusted partner to governments and businesses around the world for security, authentication, and automation solutions. We have deep expertise and proprietary capabilities with sensing technologies for verification and authentication, micro-optics technology for visual authentication, as well as related managed services and software. These capabilities underpin our strong business today, support opportunities for growth in our core, and provide the foundation for growth into near-adjacencies both organically and through acquisitions. I am confident that Crane NXT is well positioned to drive long-term profitable growth for the benefit of all of our stakeholders.

As a reminder, in March 2022, we announced our plan to separate Crane Holdings, Co. into two independent, publicly traded companies through the distribution to our stockholders of all of our businesses, other than our Payment & Merchandising Technologies segment. We completed the separation transaction on April 3, 2023. Upon completion of the separation transaction, Crane Holdings, Co. was renamed “Crane NXT, Co.” and continues to operate the businesses that were within the former Payment & Merchandising Technologies segment. The new company distributed to Crane Holdings, Co. stockholders at separation, Crane Company, holds our former Aerospace & Electronics and Process Flow Technologies global growth platforms, as well as our Engineered Materials segment.

References in this Proxy Statement to Crane Holdings, Co. (including “Crane Holdings” or “Holdings”) refer to our pre-separation Company, references to Crane NXT, Co. refer to our post-separation Company, and references to Crane Company refer to the company we distributed to our stockholders. References to the “Company” or “we” include both Holdings pre-separation and Crane NXT post-separation, as the context dictates, and references to “Crane” generally, refer to the entire Crane organization, encompassing all entities.

The Notice of Annual Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations, and there will be an opportunity to ask questions regarding Crane NXT and its activities.

It is important that your shares be represented at the meeting, regardless of the size of your holdings. If you are unable to attend, I urge you to participate by voting your shares by proxy. You may do so by using the internet address or the toll-free telephone number set forth in this Proxy Statement, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you receive in response to your request.

Sincerely,

John S. Stroup

Chairman of the Board

April 21, 2023

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS JUNE 5, 2023

To the Stockholders of Crane NXT, Co.:

The 2023 ANNUAL MEETING OF STOCKHOLDERS OF CRANE NXT, CO. will be held virtually for the following purposes:

WHEN:

  June 5, 2023

  Monday 10:00 a.m.

  Eastern Daylight Time

WHERE:

  Online via live webcast at   www.meetnow.global/MDWD6FQ

  HOW TO VOTE:

By Phone

  800-652-VOTE (8683)

  in the United States,

  United States territories,

  and Canada

By Mail

  Complete, sign, and return

  the proxy card.

By Internet

www.envisionreports.com/cxt

Live Webcast

  Stockholders at the close of

  business on April 10, 2023,

  are entitled to vote at the

  Annual Meeting virtually.

By Scanning

  You can vote your shares

  online by scanning the QR

  code on your proxy card.

Proposal		Board Recommendation

Item 1	To elect eight directors to serve for one-year terms until the annual meeting of stockholders in 2024	FOR each director ▶ Page 10

Item 2	To consider and vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Crane NXT for 2023	FOR ▶ Page 34

Item 3	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers	FOR ▶ Page 38

Item 4	To consider and vote on a proposal to approve, by a non-binding advisory vote, the frequency with which we will ask stockholders to approve the compensation paid by the Company to certain executive officers	EVERY YEAR ▶ Page 83

In addition, any other business properly presented may be acted upon at the meeting.

In order to assure a quorum at the virtual 2023 Annual Meeting of Stockholders of Crane NXT (the “Annual Meeting”), it is important that stockholders who do not expect to attend virtually vote by using the internet address or the toll-free telephone number listed in this Proxy Statement. If you have requested paper copies of the proxy materials, you can vote by completing and returning the proxy card enclosed in those materials.

Any stockholder of Crane NXT, any past or present associate, and other invitees may attend the Annual Meeting.

The Board of Directors has fixed the close of business on April 10, 2023, as the record date for the meeting. Stockholders at that date and time are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting. Each share is entitled to one vote. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetnow.global/MDWD6FQ at the meeting date and time described in this Proxy Statement. There is no physical location for the Annual Meeting.

This Notice of Annual Meeting of Stockholders and related Proxy Statement are first being distributed or made available to stockholders on or about April 21, 2023.

We previously mailed a Notice of Internet Availability of Proxy Materials to all Crane NXT stockholders as of the record date. The notice advised such stockholders that they could view the Proxy Statement and Annual Report online at www.envisionreports.com/cxt, or request in writing a paper or e-mail copy of the proxy materials at no cost.

A complete list of stockholders as of the record date will be open to examination by any stockholder during regular business hours at the offices of Crane NXT, 950 Winter Street, 4th Floor, Waltham, MA 02451, on the day of the Annual Meeting, as well as at the Annual Meeting by visiting www.meetnow.global/MDWD6FQ on the meeting day and time, entering your control number and joining the Annual Meeting as a “Shareholder.”

By Order of the Board of Directors,

Paul G. Igoe

Secretary

April 21, 2023

PROXY SUMMARY

Director Nominees

Name and Profession	Age	Director Since	AC	NGC	EC	MOCC

Michael Dinkins Retired Executive Vice President and Chief Financial Officer, Integer Holdings Corporation	69	2019

William Grogan Senior Vice President and Chief Financial Officer, IDEX Corporation	44	2023

Cristen Kogl Chief Legal Officer, Zebra Technologies Corporation	57	2023

Ellen McClain President, Year Up	58	2013

Max H. Mitchell President and Chief Executive Officer of Crane Company	59	2014

Aaron W. Saak President and Chief Executive Officer of Crane NXT	49	2023

John S. Stroup Operating Advisor, Clayton, Dublier & Rice	56	2020

James L. L. Tullis Chairman, Tullis Health Investors, Inc.	75	1998

AC	Audit Committee	NGC	Nominating and Governance Committee	Chair Member
EC	Executive Committee	MOCC	Management Organization and Compensation Committee

Proxy Summary

Corporate Governance Highlights

Recent Governance Enhancements

As stated in our Corporate Governance Guidelines, the Board is responsible for helping to create a culture of high ethical standards and is committed to continually improving its corporate governance process, practices and procedures. Accordingly, the Board has adopted the following best practices in corporate governance.

Board renewal and composition (eleven new directors in the last ten years): In connection with the separation transaction, the members of the Crane NXT Board were chosen with the intention of providing an optimal balance between continuity (by including a number of Crane Holdings, Co. directors), with independence and relevant market focused experience to drive growth. The Board, specifically through the Nominating and Governance Committee, continually evaluates the skills, expertise, integrity, diversity, and other qualities believed to enhance the Board’s ability to manage and direct the affairs and business of the Company. Since 2013, the Board has added eleven new directors to accomplish these goals.

Ongoing Board Governance Practices

•  Separate Chairman and CEO roles

•  100% independent Audit, Nominating and Governance, and Management Organization and Compensation committees

•  Regular executive sessions of non-management directors

•  Annual Board and committee performance self-evaluations

•  Over 90% Board and committee attendance in 2022

•  Offer of resignation upon significant change in primary job responsibilities

•  Directors are elected annually

•  Majority voting and director resignation policy for directors in uncontested elections

•  Stringent conflict of interest policies

•  Directors subject to stock ownership guidelines and anti-hedging and pledging policies

•  Director retirement policy

•  Strict over-boarding policy for directors

•  Diverse Board with the appropriate mix of skills, experience and perspective

•  Comprehensive director nomination and Board refreshment process

•  Oversight of sustainability and human capital matters impacting our business

2022 Performance Highlights

Upon the effectiveness of the separation transaction, Crane NXT is comprised of the Payment and Merchandising Technologies and Currency businesses of Crane Holdings, Co. However, this Proxy Statement summarizes the pre-separation performance in 2022 of those businesses as well as the Aerospace & Electronics, Process Flow Technologies and Engineered Materials segments that now comprise Crane Company. We expect Crane NXT to grow and expand within the markets where it competes today, as well as in adjacent markets where its technologies and capabilities have application; and we expect Crane NXT to continue to be guided by the same core values and disciplined execution that has been a hallmark of the Crane organization for over 160 years.

Crane Holdings, Co. delivered strong financial performance and operating results during 2022, setting new records for segment profit and segment margins. We delivered these strong results even though some of Crane Holdings’ largest end markets, most notably commercial aerospace and certain Crane Payment Innovations (CPI) verticals, remained depressed, with demand still below 2019 pre-novel coronavirus (“COVID-19”) levels. Further, these record results were achieved despite numerous challenges during the year including persistent and substantial inflation and ongoing supply chain disruptions. In addition to generating strong financial results, Crane Holdings continued its consistent investment in numerous strategic growth initiatives to ensure that the Crane businesses remain positioned to deliver profitable and

Proxy Summary

sustainable above-market growth over the long-term. We believe that our performance is evidence of our consistent, differentiated, best-in-class execution capabilities enabled by the cadence and discipline of the Crane Business System, Crane’s strong and unique culture, and the performance of Crane’s experienced and highly capable senior management team.

In addition to our strong financial performance, during 2022, we announced three major strategic actions that we believe will unlock significant stockholder value.

•

On March 30, 2022, Holdings announced its intention to separate into two independent, publicly traded companies to optimize investment and capital allocation in order to accelerate growth. Holdings’ Board of Directors and management believe that the creation of two market focused companies with distinct product and service offerings will better position each business to deliver long-term growth and create value for all stakeholders, including customers, investors and our associates.

•

On April 25, 2022, Holdings announced an agreement to divest Crane Supply, the Company’s Canadian distribution business, to further demonstrate our commitment to reshaping our portfolio to accelerate growth and provide a greater focus on manufacturing highly engineered products for our core markets.

•

On August 15, 2022, Holdings announced the sale of a subsidiary holding all asbestos liabilities and related insurance assets to permanently remove all asbestos related liabilities and obligations from its balance sheet. We believe this transaction eliminates uncertainty about the potential magnitude of this liability, and will result in higher annual free cash flow available for investment in our business and/or return to stockholders.

Taken together, these three actions position the Company for substantial value creation entering 2023 and beyond.

The market’s view of Holdings’ strong performance, continued investment for growth, and strategic actions is reflected in Holdings’ stock performance, with total stockholder return (share price appreciation plus reinvested dividends) (“TSR”) outpacing the most relevant benchmark indices during the last one-year (2022) and two-year (2021-2022) periods. Three-year (2020-2022) TSR trailed that of the most relevant benchmark indices, which reflects outperformance in 2021 and 2022 that was more than offset by the stock’s relative underperformance in 2020.

Crane Holdings, Co. TSR for Periods Ending December 31, 2022

*

See “Non-GAAP Reconciliation” beginning on page 86 for more detail regarding Special Items impacting Adjusted EPS, free cash flow and adjusted operating margins, as well as a reconciliation of the non-GAAP measures used herein.

Strong Financial Results Despite Ongoing Market Challenges

Final 2022 financial and operational results, adjusted for strategic actions, were substantially above the announced financial targets for the year, driven by a combination of a better-than-expected recovery in certain end markets, consistent and strong operational execution, and substantial benefits from strategic growth investments. Specifically:

•

Holdings reported GAAP earnings per diluted share (EPS) of $7.01 in 2022 compared to $7.36 in the prior year. The decline in GAAP EPS was driven primarily by a loss on the strategic divestiture of asbestos-related assets and liabilities of $2.84 per share and $0.64 per share of net increase in transaction related expenses, partially offset by a $2.86 per share gain on the divestiture of Crane Supply net of deferred tax adjustments, and increased segment profit. EPS Excluding Special Items (“Adjusted EPS”) in 2022 was a record $7.88, an increase of 15% compared to $6.88 in the prior year.

Proxy Summary

•

Cash used for operating activities in 2022 was $152 million, compared to cash provided by operating activities of $499 million in 2021. Cash used for operating activities in 2022 included outflows of $605 million related to the strategic divestiture of asbestos-related assets and liabilities and other portfolio actions. Capital expenditures in 2022 were $58 million, compared to $54 million last year. Free cash flow (cash provided by operating activities less capital spending) in 2022 was negative $210 million, compared to positive $445 million last year. Adjusted free cash flow (free cash flow less the cash outflows associated with the divestiture of asbestos-related assets and liabilities and other portfolio actions) in 2022 was $395 million, compared to $445 million last year. The decline in adjusted free cash flow primarily reflects higher working capital resulting from higher core sales and the challenging supply chain environment.

•

Operating margins declined to 10.9% in 2022, compared to 15.5% in 2021, driven primarily by a 480 basis point impact from the loss on divestiture of asbestos-related assets and liabilities, a 120 basis point impact from the net increase in transaction related expenses, and a 70 basis point impact from the net increase in repositioning related charges, partially offset by operational improvements. Excluding the Special Items described above and on page 87 (“adjusted operating margin”), margins reached a record 17.7%, compared to 15.5% in 2021. The improvement in adjusted operating margin was driven primarily by strong pricing net of inflation and productivity.

•

Sales of $3,375 million decreased 1% compared to 2021. The decrease in sales was comprised of a 4% impact from the divestiture of Crane Supply and a 3% impact from unfavorable foreign exchange, partially offset by 6% core sales growth. The increase in core sales was driven by broad-based strength across the Process Flow Technologies segment, commercial Aerospace, and at the Crane Payment Innovations business.

In addition to delivering strong financial results during 2022, Holdings continued to execute on key strategic growth initiatives to ensure that Crane is positioned for long-term, sustainable stockholder value creation. Notable accomplishments included:

•	Holdings continued to introduce new products and solutions at an accelerating pace in 2022, most notably at Process Flow Technologies and Payment & Merchandising Technologies.

•	Holdings continued to invest in the development of next-generation technologies, most notably at Aerospace & Electronics and Payment & Merchandising Technologies.

•	The combination of new product development and advances in technology capabilities resulted in continued growth across the Company’s portfolio despite supply-chain and pandemic related disruptions.

•

Holdings completed repositioning actions in Process Flow Technologies initiated at the end of 2019 which involved facility consolidations to better geographically align our manufacturing footprint with customer needs, and to improve our cost position.

In addition to the three strategic actions detailed in the Performance Highlights above, during the first two quarters of 2022, Holdings also completed a $300 million share repurchase program that was announced in October 2021. The repurchases reflected the strength of our balance sheet position, challenges deploying capital on acquisitions in the current market environment, and management and the Board’s strong conviction in Crane’s medium- and long-term outlook.

A substantial majority of the compensation for Holdings’ named executive officers (“NEOs”) is performance-based and thus varies with the Company’s actual results. Consistent with the Management Organization and Compensation Committee’s continued focus on aligning pay with performance, annual bonus payouts were above target but at lower levels than 2021 while performance-based restricted share units (“PRSUs”) for the 2020-2022 performance period paid out at a higher level than the prior year PRSUs as a result of improved TSR relative to peers.

Proxy Summary

Specifically, annual bonuses for our CEO and other corporate NEOs, which are linked to Crane’s earnings per share and free cash flow, were 133.3% of target in 2022 compared to 200% in 2021, and 13% for the CEO (as calculated) and 50% for the NEO’s (as adjusted)* in 2020. The PRSUs granted to our NEOs for the three-year period 2020-2022 vested at 52.6% of target which reflects the percentile ranking of the Company’s TSR relative to the TSR’s of the other constituent companies in the S&P Midcap 400 Capital Goods Group. In 2021, the PRSUs granted for the three-year period 2019-2021 vested at 25% of target. In 2020, the PRSUs granted for the three-year period 2018-2020 vested at 0% of target due to below threshold performance resulting in no payout. 2022 performance and compensation actions include three NEOs who are no longer officers of Crane NXT. Going forward, the compensation actions for Crane NXT NEOs are expected to align more closely with Crane NXT’s peers.

*

The 2020 compensation metrics and performance targets were established prior to (and before Holdings could anticipate) the global disruption and impact of the COVID-19 pandemic. In lieu of making mid-year plan adjustments during the COVID-19 pandemic, the Management Organization and Compensation Committee instead chose to exercise its discretion at the low end of target range for the 2020 annual incentive plan payments to reconcile the low formulaic payout based on actual, pandemic-impacted financial performance with the quick and decisive actions taken by management to protect the Company’s associates, stabilize the Company’s finances, meet customer demand in a difficult operating environment, and position the Company to emerge stronger in 2021. No adjustments were made to long-term incentive awards, and there were no pandemic-related adjustments made to 2021 annual incentive plan payments.

2022 Compensation Highlights

Compensation Best Practices

The Management Organization and Compensation Committee is firmly committed to implementing an executive compensation program that aligns management and stockholder interests, encourages executives to drive sustainable stockholder value creation, and helps retain key personnel. Moreover, despite continued widespread global supply chain disruptions and inflationary pressure in 2022, we remained committed to maintaining our core compensation plan design. Key elements of our pay practices are as follows:

    WHAT WE DO

•  Pay for performance, aligning executive pay with Company results and stockholder returns

•  Require significant stock ownership by executives, including an above-market 6x base salary requirement for the CEO

•  Majority of executive variable pay is delivered in long-term equity-based awards

•  Appropriate mix of fixed and variable pay to balance employee retention with Company goals, both annual and long-term

•  Incentive compensation subject to clawback

•  Management Organization and Compensation Committee retains independent compensation consultant

    WHAT WE DON’T DO

•  No excise tax gross-ups upon change in control

•  No multi-year guaranteed incentive awards

•  No fixed-duration employment contracts with executive officers

•  No hedging or pledging of Company stock permitted

•  No excessive perquisites for executives

•  No supplemental executive retirement plan (SERP) benefits, and no further pension benefit accruals for executives

•  No repricing of options

•  No discounted stock options

Proxy Summary

Aspects of Compensation Unique to the Separation Transaction

This Proxy Statement summarizes the compensation decisions made by Holdings in 2022, reflecting the performance of Holdings and the compensation paid to its NEOs during that fiscal year. But it also reflects the disciplined preparation and planning for the separation transaction, including the hiring by Holdings of Mr. Saak in November 2022 to serve as Chief Executive Officer of Crane NXT after the separation. It is important to note that, while the information contained herein reflects the compensation paid to Holdings’ NEOs including Mr. Saak during 2022, Messrs. Mitchell, Maue and D’Iorio will remain with Crane Company, and the compensation decisions of Crane NXT reflected in next year’s Proxy Statement and financials will not include the compensation paid to those individuals subsequent to the separation transaction. It is also significant that, in light of the pending separation of Holdings as a public company generating $3.4 billion in revenue and delivering strong EPS and Free Cash Flow results, Mr. Mitchell’s compensation was held flat for 2023, to be reassessed by the Board of Crane Company next year as he leads that company post-separation.

Pay for Performance Alignment

85% of CEO Target Pay is Performance-Based

The following table summarizes the major elements of our CEO compensation program, which is designed to link pay and performance (based on 2022 pay to Holdings’ CEO).

Totals may not sum due to rounding.

Proxy Summary

Our Philanthropy, Sustainability and Equality Highlights

See additional details on the Company’s efforts and performance with respect to philanthropy, sustainability, and equality, at www.investors.cranenxt.com/esg.

ITEM 1: ELECTION OF DIRECTORS

PROPOSAL 1 The Board recommends voting FOR each of the Director Nominees

Crane NXT Board Composition

Our Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the NYSE. In addition, the Guidelines provide that any director who has attained the age of 75 as of the record date for the annual meeting of stockholders shall tender his/her resignation from the Board.

The Board currently consists of eight members, six of whom are independent, and five were previously directors of Crane Holdings, Co. The company is continuing its efforts to identify an additional Board member and expects to appoint a ninth director after this year’s Annual Meeting. James L.L. Tullis, who has been a member of the Board since 1998 and Chairman since 2020, has attained the age of 75 as of the Record Date and, in accordance with the Company’s Director retirement policy, indicated his intention to retire from the Board effective as of the Annual Meeting. The Board reviewed Mr. Tullis’ proposed resignation giving due consideration to Mr. Tullis’ skills, expertise and leadership and governance experience. Due to his significant contributions and current involvement in director recruitment and other governance matters, and the significant benefits to the Company from leadership stability and continuity following the Company’s recently completed separation transaction, the Board requested that Mr. Tullis stand for re-election for a one-year term at the Annual Meeting. Mr. Tullis, however, will no longer serve as Chairman of Crane NXT.

The eight directors whose terms will expire at the time of the Annual Meeting, but will serve until their successors are duly elected and qualified, are Michael Dinkins, William Grogan, Cristen Kogl, Ellen McClain, Max H. Mitchell, Aaron W. Saak, John S. Stroup, and James L. L. Tullis. Messrs. Tullis and Mitchell are expected to remain on the Crane NXT Board for a short transitionary period so the Company may benefit from their respective insights and experience. It is anticipated that Ms. McClain and Ms. Kogl, and Messrs. Dinkins, Grogan and Stroup will serve beyond a transitionary period on the Crane NXT Board.

The Board has nominated each of the eight directors for re-election by the stockholders for a one-year term to expire at the 2024 annual meeting of stockholders. The Board has determined that all directors other than Mr. Mitchell and Mr. Saak are independent directors.

The Company believes a board with between nine to twelve directors is appropriate to generate a manageable diversity of thought, perspective and insight in a cost-efficient manner, and will continue its efforts to appoint a ninth member of the Board after the Annual Meeting.

Director Nominating Procedures

The Board believes that a company’s directors should possess and demonstrate, individually and as a group, an effective and diverse combination of skills and experience to guide the management and direction of the Company’s business and affairs and to align with our long-term strategic vision. The Board has charged the Nominating and Governance Committee with responsibility for evaluating the mix of skills, experience and diversity of background of the Company’s directors and director nominees, as well as leading the evaluation process for the Board and its committees.

Criteria for Board membership take into account skills, expertise, integrity, diversity in thought, ethnicity, and gender, and other qualities which are expected to enhance the Board’s ability to manage and direct Crane NXT’s business and affairs. In general, nominees for director should have an understanding of the workings of large business organizations such as Crane NXT and senior level executive leadership experience. In addition, nominees should have the ability to make independent, analytical judgments, and they should be effective communicators with the ability and willingness to devote the time and effort required to be an effective and contributing member of the Board.

Item 1: Election of Directors

A director who serves as a chief executive officer may not serve on more than two public company boards in addition to our Board, and other directors should not sit on more than four public company boards in addition to our Board. The members of the Audit Committee may not serve on more than two other audit committees of public companies. All of the director nominees are in compliance with these requirements.

The Nominating and Governance Committee has proposed, and the Board recommends, that each of the eight nominees be elected to the Board. If, before the Annual Meeting, any nominee becomes unavailable for election as a director, the elected directors may make an interim vacancy appointment to the Board after the Annual Meeting, or the Board may reduce the number of directors to eliminate the vacancy.

Board Composition

Our Board takes an active and thoughtful approach to board composition and is focused on building and maintaining a diverse board. In conducting its annual review of director skills and Board composition, the Nominating and Governance Committee determined and reported to the Board its judgment that the Board as a whole demonstrates a diversity of organizational and professional experience, education, skills, and other personal qualities and attributes that enable the Board to perform its duties in a highly effective manner. The Company is proud to have such a diverse Board, including with respect to gender and ethnicity.

Board Snapshot

Age	Tenure	Diversity

Board Skills and Experience

Our individual Board members have a wide range of skills and experience from within and outside our industry, giving them diverse perspectives from which to oversee the Company’s strategy of being a manufacturer of highly engineered industrial technology in a broad range of products in the payment, security technology and brand authentication markets where we have competitive differentiation and scale, and growing the business globally organically and through domestic and international acquisitions. Our Board members possess expertise in, among other things, acquisitions and other business combinations, diversified industrial operations and manufacturing, international business, corporate finance, human capital management, and organizational leadership.

Item 1: Election of Directors

Summary of Board Skills and Experience

Public company multinational CEO experience	●				●		●

Public company multinational CFO experience	●	●

General finance acumen	●	●	●	●	●	●	●	●

Corporate governance/board experience	●		●	●	●		●	●

Mergers & acquisitions	●	●	●	●	●	●	●	●

Manufacturing operations	●	●			●	●	●

Expertise with one or more of our end markets	●	●	●		●	●

Intellectual capital development (human capital)	●	●	●	●	●	●	●	●

Cyber/Information Security skills	●	●	●		●	●	●

Independent

Self-Identified Race/Ethnicity

African American	●			●

White Caucasian		●	●		●	●	●	●

Self-Identified Gender

Male	●	●			●	●	●	●

Female			●	●

The Board Composition and Board Skills and Experience sections above reflect the Board’s eight director nominees.

Item 1: Election of Directors

Board of Directors Nominees

Nominees to be Elected for Terms to Expire in 2024

Note: Age calculations for all directors are as of the Record Date.

MICHAEL DINKINS Age: 69 Director Since: 2019	Crane NXT Committees: Audit (chair); Nominating and Governance; Executive

Retired Executive Vice President and Chief Financial Officer, Integer Holdings Corporation, Plano, Tex. (leader in advanced medical device outsourcing).

Other Directorships:

•  The Shyft Group since 2020

•  Community Health Systems, Inc. since 2017

Relevant Skills and Experience:

•  Sophisticated financial expertise acquired through public company chief financial officer, chief executive officer and financial, IT and internal audit roles

•  Significant experience with complex leveraged refinancing and equity financing (initial public offering and secondary markets) transactions

•  CEO of a publicly traded company with international operations

•  Expertise in the global integration of acquired companies

•  National Association of Corporate Directors – Directorship Certification®

WILLIAM GROGAN Age: 44 Director Since: 2023	Crane NXT Committees: Audit; Management Organization and Compensation

Senior Vice President and Chief Financial Officer, IDEX Corporation, Elmhurst, Ill. (diversified global designer and manufacturer of fluidics systems, specialty engineered products, and mission-critical components across a wide range of markets, including Industrial, Life Sciences, Fire & Safety, Food & Pharma, Energy and Semiconductor)

Other Directorships:

•  None.

Relevant Skills and Experience:

•  Financial expertise acquired as a public company chief financial officer and senior finance roles

•  Extensive experience in strategic planning, operations, and talent development through a diverse background of leadership positions

•  Proficiency with capital deployment including significant mergers and acquisitions experience as well as a consistent philosophy of returning funds to shareholders

Item 1: Election of Directors

CRISTEN KOGL Age: 57 Director Since: 2023	Crane NXT Committees: Nominating and Governance
Chief Legal Officer, General Counsel and Corporate Secretary, Zebra Technologies Corporation, Downers Grove, Ill. (a global leader in enterprise asset intelligence) Other Directorships: • None.

Relevant Skills and Experience:

•  Operational and organizational expertise as an in-house lawyer/corporate generalist for 25+ years managing global legal and compliance teams

•  Personal and organizational commitment to diversity, equity and inclusion; Member of Leadership Council on Legal Diversity

•  Mergers & acquisitions, intellectual property, U.S. public company governance and Securities & Exchange Commission regulations, commercial contracting, enterprise risk management, litigation management, labor and employment relations, government affairs, and compliance functions

ELLEN MCCLAIN Age: 58 Director Since: 2013	Crane NXT Committees: Management Organization and Compensation (chair); Nominating and Governance

President since 2022, Chief Operating Officer since 2021, and Chief Financial Officer from 2015 to 2021, Year Up, Boston, MA (not-for-profit provider of job training services). Senior management and financial positions with New York Racing Association, Inc., Ozone Park, NY (operator of thoroughbred racetracks), including President from 2012 to 2013. Vice President, Finance of Hearst-Argyle Television, Inc., New York, NY (operator of local television stations) from 2004 to 2009.

Other Directorships:

•  Crane Company since 2023

•  Horseracing Integrity and Safety Authority since 2021

Relevant Skills and Experience:

•  Financial, operational and organizational expertise gained as chief financial officer, chief operating officer, and president of public and private enterprises

•  Broad experience as a senior executive with responsibility for organizational direction and development, financial expertise, and intellectual capital

Item 1: Election of Directors

MAX H. MITCHELL Age: 59 Director Since: 2014	Crane NXT Committees: None

President and Chief Executive Officer of Crane Company (a global manufacturer of highly engineered products in the Aerospace and Electronics, Process Flow Technologies, and Engineered Materials markets) since 2023; President and Chief Executive Officer of the Company from 2014 to April 3, 2023; President and Chief Operating Officer of the Company from 2013 to 2014; Executive Vice President and Chief Operating Officer of the Company from 2011 to 2013; Group President, Process Flow Technologies segment of the Company from 2005 to 2012.

Other Directorships:

•  Crane Company since 2023

•  Lennox International, Inc. from 2016 to 2022

•  Manufacturers Alliance for Productivity and Innovation

Relevant Skills and Experience:

•  Chief Executive Officer of a global publicly-traded company

•  Comprehensive knowledge of the Company’s culture and operations gained from successive leadership positions of increasing responsibility

•  Demonstrated expertise developing and driving corporate strategy and optimizing portfolio results, including extensive portfolio reshaping

•  Extensive knowledge of, and experience with, the global end markets in which the Company trades

•  Broad international and domestic M&A expertise, including successful integration of acquired companies

•  Extensive experience with intellectual/human capital management process to drive a performance-based culture

AARON W. SAAK Age: 49 Director Since: 2023	Crane NXT Committees: Executive

President and Chief Executive Officer of the Company since 2023; President and CEO of Mobility Solutions and President of Gilbarco Veeder-Root, a subsidiary of Vontier Corporation (a global technology leader serving the retail convenience market) from February 2018 to November 2022.

Other Directorships:

•  None.

Relevant Skills and Experience:

•  Significant experience leading global, complex engineered technology businesses for world class industrial organizations

•  Extensive experience with strategic business development and execution, organically and through acquisitions

•  Built strong teams with a high degree of ethics, integrity, collaboration, empowerment, and entrepreneurial spirit

•  Customer focused, process-driven, with a continuous improvement mindset, applying a metrics-oriented approach to driving business performance

•  Proven leader at driving successful profitable growth for all stakeholders

Item 1: Election of Directors

JOHN S. STROUP Age: 56 Director Since: 2020	Crane NXT Committees: Executive (Chair); Audit

Operating Advisor, Clayton, Dubilier & Rice (a global private equity manager that invests in and builds businesses) since 2020. Former President, Chief Executive Officer, and member of the board of directors from 2005 to May 2020, Chairman from 2016, and Executive Chairman from 2020 to May 2021, of Belden Inc. (a global leader in signal transmission and security solutions).

Other Directorships:

•  Crane Company since 2023

•  Zurn Elkay Water Solutions Corporation from 2008 to 2023 (resignation effective with May 2023 annual meeting)*

•  Tenneco from 2020 to 2022

•  Belden, Inc. from 2005 to May 2021; Chairman from 2016 to 2020; Executive Chairman from 2020 to May 2021

Relevant Skills and Experience:

•  More than 30 years of experience in industrial manufacturing of highly engineered products and business strategy development

•  Proven leadership skills with over 15 years of experience as president, chief executive officer and director of a global leader in signal transmission and security solutions

*  In October 2021, Regal Beloit Corporation and Rexnord Corporation effected a corporate spin-off transaction resulting in two entities, Regal Rexnord Corporation and Zurn Water. The entity formerly known as Rexnord Corporation was renamed Zurn Water, now named Zurn Elkay Water Solutions Corporation as a result of a February 2022 merger with Elkay Manufacturing Company and affiliates.

Item 1: Election of Directors

JAMES L. L. TULLIS Age: 75 Director Since: 1998	Crane NXT Committees: Nominating and Governance; Management Organization and Compensation

Chairman, Tullis Health Investors, LLC, Palm Beach Gardens, FL (venture capital investments in the health care industry) from 1988 to the present.

Other Directorships:

•  Crane Company since 2023

•  Alphatec Holdings, Inc. since 2018

•  Exagen Diagnostics, Inc. from 2015 to 2023 (resignation effective with June 2023 annual meeting)

•  Lord Abbett & Co. Mutual Funds since 2006; Chairman since 2017

•  electroCore, Inc. from 2018 to 2020

Relevant Skills and Experience:

•  Executive leadership, financial and organizational expertise gained as chief executive officer of venture capital investment group

•  Significant experience and expertise in management, strategy and governance matters gained as director of several public and private companies, including serving as chairman and on the compensation, nominating and governance, audit and executive committees of public companies

VOTE REQUIRED

Our By-laws provide that nominees for director and directors running for re-election to the Board without opposition must receive the affirmative vote of a majority of votes cast. Any director who fails to receive the required number of votes for re-election is required by Crane NXT policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee.

Item 1: Election of Directors

Independent Status of Directors

Standards for Director Independence

The listing standards of the NYSE, as well as Crane NXT’s Corporate Governance Guidelines, require that a majority of the Board be comprised of independent directors. In order for a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with Crane NXT. The Board has adopted the standards set forth below in order to assist the Nominating and Governance Committee and the Board itself in making determinations of director independence. Any of the following relationships would preclude a director from qualifying as an independent director:

•

The director is or was an employee, or the director’s immediate family member is or was an executive officer, of Crane NXT other than as an interim Chairman or interim CEO, unless at least three years have passed since the end of such employment relationship.

•

The director is an employee, or the director’s immediate family member is an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, Crane NXT for property or services, if the amount of such payments exceeded the greater of $1 million or 2% of the other organization’s consolidated gross revenues.

•

The director has received, or the director’s immediate family member has received, direct compensation from Crane NXT, if the director is a member of the Audit Committee or the amount of such direct compensation received during any twelve-month period within the preceding three years has exceeded $120,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of Crane NXT

•

The director is a current partner of or employed by, or the director’s immediate family member is a current partner of, or an employee who personally works on the audit of Crane NXT at, a firm that is the internal or external auditor of Crane NXT, or the director was, or the director’s immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Crane NXT audit at that time.

•

The director is or was employed, or the director’s immediate family member is or was employed, as an executive officer of another organization, and any of Crane NXT’s present executive officers serves or served on that other organization’s compensation committee, unless at least three years have passed since the end of such service or the employment relationship.

•

The director is a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to Crane NXT, if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm’s consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds referred to, does not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent. Specifically, the Committee’s evaluation process includes the review of (i) direct and indirect relationships between directors and the Company, (ii) a report of transactions with director affiliated entities, (iii) director responses to annual questionnaires, and (iv) Code of Business Conduct and Ethics compliance certifications. In addition, the Nominating and Governance Committee reviews and must approve all charitable contributions in excess of $10,000 made by the Company or through one of the following three independent charitable funds: Crane Fund, Crane Fund for Widows and Children, or Crane Foundation, to any organization for which a director or his or her spouse or other immediate family member serves as a trustee, director, or officer or in any similar capacity. There were no such contributions in 2022.

Crane NXT’s Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Business Conduct and Ethics, which apply to Crane NXT’s directors and to all officers and other employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are available on our website at www.investors.cranenxt.com/governance. See “Code of Business Conduct and Ethics” on page 28.

Item 1: Election of Directors

Independence of Directors

The Nominating and Governance Committee has reviewed whether any of the directors other than Mr. Saak, who is the current Chief Executive Officer of Crane NXT, and Mr. Mitchell, who served as Chief Executive Officer of Crane Holdings, Co. until the completion of the separation transaction on April 3, 2022, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, stockholder, director, or officer of an organization that has a relationship with Crane NXT) and, as such, would be reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an “independent” director under the rules of the NYSE and, in the case of members of the Audit Committee and the Management Organization and Compensation Committee, the additional requirements under Sections 10A and 10C, respectively, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the associated rules. The Nominating and Governance Committee determined that, other than Mr. Saak and Mr. Mitchell, all of Crane NXT’s current directors and all persons who served as a director of Crane at any time during 2022 are independent in accordance with the foregoing standards, and the Board has reviewed and accepted the determinations of the Nominating and Governance Committee.

In evaluating the independence of all directors, the Board considered all transactions in which the Company and any director had an interest, including all purchases and sales with other companies on which a director served on that company’s board. The Board determined in each case that such purchases and sales were de minimis, comprising less than 0.1% of the Company’s revenues. The Board evaluated these transactions that arose in the ordinary course of business and on the same terms and conditions available to other customers and suppliers. Furthermore, in reaching their determinations regarding the independence of the directors (other than Mr. Saak and Mr. Mitchell), the Committee and the Board applied the Standards for Director Independence described above and determined that there were no transactions that were likely to affect the independence of any director’s judgment.

Board Refreshment

At the 2017 annual meeting, our stockholders voted to declassify the Board, reducing the term of office for directors from three years to one year. In connection with this change, the Corporate Governance Guidelines were amended to increase the retirement age for directors from 72 to 75. Each director who has attained the age of 75 as of the record date for an annual meeting of stockholders is required to tender his or her resignation from the Board. The Corporate Governance Guidelines also require a director to tender his or her resignation from the Board if there is a significant change in his or her primary job responsibilities that could impact the skills or perspectives they bring to the Board. The Nominating and Governance Committee then makes a recommendation to the Board, based on a review of all the circumstances, whether the Board should accept the resignation or ask the director to continue on the Board. Mr. Tullis, who has been a member of the Board since 1998 and Chairman since 2020, has attained the age of 75 as of the Record Date and, in accordance with the Company’s Director retirement policy, indicated his intention to retire from the Board effective as of the Annual Meeting. The Board reviewed Mr. Tullis’ proposed resignation giving due consideration to Mr. Tullis’ skills, expertise and leadership and governance experience. Due to his significant contributions and current involvement in director recruitment and other governance matters, and the significant benefits to the Company from leadership stability and continuity following the Company’s recently completed separation transaction, the Board requested that Mr. Tullis stand for re-election for a one-year term at the Annual Meeting. Mr. Tullis, however, will no longer serve as Chairman of Crane NXT.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with an appropriate balance of knowledge, experience, skills, expertise, and diversity of thought, ethnicity, and gender, to enable Crane NXT to formulate and implement its strategic plan. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management, or by stockholders, and the Committee has the sole authority to retain a search firm to assist in this process, at Crane NXT’s expense.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the person has the potential to be a good candidate, the Committee would seek to gather information from or about the person, review the person’s accomplishments and

Item 1: Election of Directors

qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the person. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s background, skills and accomplishments. The Committee’s evaluation process does not vary based on whether or not a prospective candidate is recommended by a stockholder.

Board Effectiveness

Our Board, led by our Nominating and Governance Committee, evaluates the size and composition of our Board at least annually, giving consideration to evolving skills, diversity, perspective, and experience needed on our Board to perform its governance and oversight role as the business grows and evolves and the underlying risks change over time. Below are steps our Board has recently taken to proactively improve our Board effectiveness.

STEPS TO IMPROVE BOARD EFFECTIVENESS

•  Identify director candidates with diverse backgrounds and experiences

•  Annual Board and committee performance self-evaluations

•  Alignment of director strengths with the Company’s strategic goals and objectives

•  Director retirement policy

•  Strict over-boarding policy for directors

•  Adjust the size of the Board as appropriate to meet the governance needs of the Company

OUTCOMES

 Elevennew directors over the past ten years

 Expandedqualifications and diversity of thought, including the number of women and ethnically diverse directors, represented on the Board

 Threedirectors retired in last five years in accordance with director retirement policy

 Furtherskills added to the board include:

•  Significant international M&A experience

•  Public company CEO experience

•  Public company CFO experience

•  Cyber/Information security skills

Nominations by Stockholders

In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. A stockholder proposing to nominate a director must provide certain information about the nominating stockholder and the director nominee, including the following information and must update such information as of the record date for the meeting:

•

the number of shares of Company stock, including details regarding any derivative securities, held by the nominating stockholder and the director nominee and any of their respective affiliates or associates;

•

a description of any agreement regarding how the director nominee would vote, if elected, on a particular matter, including a representation that there are no other understandings, obligations or commitments;

•

a description of any agreement with respect to compensation as a director from any person other than the Company, including a representation that there are no other understandings, obligations or commitments;

•	a representation that the director nominee will comply with all publicly disclosed Board policies, including those relating to confidentiality;

Item 1: Election of Directors

•	a completed questionnaire similar to the one required of existing directors, a copy of which the Corporate Secretary will provide upon request;

•	a description of any material interest the nominating stockholder has in any such nomination; and

•	any other information about the proposed candidate that would, under the SEC’s proxy rules, be required to be included in our proxy statement if the person were a nominee.

Such notice must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected. A complete description of the requirements relating to a stockholder nomination is set forth in our By-laws (as defined below).

Any stockholder recommendation for next year’s annual meeting, together with the information described above, must be sent to the Corporate Secretary at 950 Winter Street, 4th Floor, Waltham, MA 02451 and, in order to allow for timely consideration, must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to June 5, 2024.

Majority Voting for Directors and Resignation Policy

Our By-laws provide that nominees for director and directors running for re-election to the Board without opposition must receive a majority of votes cast. Any director who fails to receive the required number of votes for re-election is required by Crane NXT policy to tender his or her written resignation to the Chairman of the Board for consideration by the Nominating and Governance Committee. The Committee will consider such tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the resignation. In determining its recommendation to the Board, the Committee will consider all factors deemed relevant by the members of the Committee including, without limitation, the stated reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director, and whether the director’s resignation from the Board would be in the best interests of the Company and its stockholders.

Board’s Role and Responsibilities

The Board is responsible for, and is committed to, overseeing the business and affairs of the Company and providing guidance for sound decision making, accountability and ethical professional conduct. It reviews the performance of our management and establishes guidelines and performance targets for our executive compensation program. The Board has adopted a comprehensive set of Corporate Governance Guidelines that set forth the Company’s governance philosophy, policies, and practices, and provide a framework for the conduct of the Board’s business.

Strategic Oversight

Our Board takes an active role in overseeing management’s formulation and implementation of its strategic plan. It receives a comprehensive overview of management’s strategic plan for all of the Company’s businesses at least annually, receives regular updates from consultants and other experts on the global capital markets and industrial technology environment, and receives periodic updates from individual businesses on their strategic plans at other regularly scheduled Board meetings throughout the year. The Board provides insight and feedback to senior management, and, if necessary, challenges management on the Company’s strategic direction. The Board also monitors and evaluates, with the assistance of the Chief Executive Officer, the Company’s strategic results, and approves all material capital allocation decisions.

Environmental, Social and Governance (“ESG”) Oversight

ESG strategies and initiatives are overseen by the Board. Our Board takes an active role in its oversight by reviewing ESG matters relevant to the Company’s business, including environmental sustainability, corporate governance and diversity, equity, and inclusion. At least annually, the Board receives a comprehensive review of management’s plan for the Company with respect to philanthropy, sustainability, and equality initiatives and reviews the Company’s prior year efforts and performance on these important issues. (See “Corporate Governance and Sustainability” on page 30). Our Board also receives periodic reports from management regarding the Company’s efforts, initiatives, and performance

Item 1: Election of Directors

with respect to these metrics and is not only responsible for the oversight of the Company’s ESG commitments, but for periodically reviewing the Company’s policies and practices regarding ESG matters.

Cyber and Information Security Risk Oversight

Tone at the Top

Our approach to cybersecurity begins with our desire to maintain strong governance and controls to effectively manage and reduce security risks. Security begins with our “tone at the top”, where Company leadership consistently communicates the requirements for vigilance and compliance throughout the organization, and then leads by example. The cybersecurity program is led by Crane NXT’s Chief Information Security Officer, who provides periodic updates to the Audit Committee of our Board of Directors, annual updates to the full Board of Directors, and regular reports to the Executive Management Team about the program, including information about cyber risk management governance and the status of ongoing efforts to strengthen cybersecurity effectiveness. The entire board of directors ultimately is responsible for overseeing management’s risk assessment and risk management processes designed to monitor and mitigate information security risks, including cyber risks. The Company maintains cyber risk and related insurance policies as a measure of added protection.

Our Team and Capabilities

Our cybersecurity program is staffed by a team of highly skilled cybersecurity professionals, including over 20 dedicated internal cybersecurity resources. Several members of the security team currently have Certified Information Systems Security Professional (CISSP) credentials, many hold one or more Global Information Assurance Certification (GIAC)/The Sans Institute (SANS) cybersecurity certificates, and in total the team has several dozen security and network certifications. Our response team members are located in various global locations to ensure 24/7 monitoring and response capabilities and are backed by a 24/7 Managed Security Services Provider (MSSP) who monitors cybersecurity alerts. The program incorporates industry standard frameworks, policies and practices designed to protect the privacy and security of our sensitive information, backed by a suite of best-in-breed security technologies and tools to implement and automate security protections for our networks, employees, and customers.

Our Program and Results

We utilize a risk-based, multi-layered information security approach following the National Institute of Standards and Technology (NIST) Cybersecurity Framework (CSF) and the Center for Internet Security (CIS) critical security controls. We have adopted and implemented an approach to identify and mitigate information security risks that we believe is commercially reasonable for manufacturing companies of our size and scope and commensurate with the risks we face. During the past 5 years, no attempted cyber-attack or other attempted intrusion on our information technology networks has resulted in a material adverse impact on our operations or financial results, in any penalties or settlements, or in the loss or exfiltration of Company data. In the event an attack or other intrusion were to be successful, we have a response team of internal and external resources engaged and prepared to respond.

Education and Awareness

We educate and share best practices globally with our employees to raise awareness of cybersecurity threats. As part of our internal training process, we maintain an annual training for all employees on cybersecurity standards, as well provide monthly trainings on how to recognize and properly respond to phishing, social engineering schemes and other cyber threats. The Company uses advanced systems to block and analyze all email for threats, as well as equip our employees with an intuitive mechanism to easily report suspicious emails which are analyzed by our security systems and dedicated incident response team. Monthly “test” phishing emails are sent to our associates. Any failures trigger a retraining exercise if not properly reported and a monthly training vignette on cybersecurity awareness. To round out our robust awareness program, we have specific and regular training for our IT professionals, and we regularly engage independent third parties to test our information security processes and systems as part of our overall enterprise risk management program.

Item 1: Election of Directors

Risk Oversight

The Board recognizes its duty to assure itself that the Company has effective procedures for assessing and managing risks to the Company’s operations, financial position, and reputation, including compliance with applicable laws and regulations. The Board has charged the Audit Committee with responsibility for monitoring the Company’s processes and procedures for risk assessment, risk management, and compliance, which includes receiving regular reports on material litigation, environmental remediation activities, and on any violations of law or Company policies and resultant corrective action. The Audit Committee receives presentations regarding these matters from management at each in-person meeting (at least quarterly). The Company’s Director of Compliance and Ethics, as well as the Chief Audit Executive, have regular independent communications with the Audit Committee. The Chair of the Audit Committee reports any significant matters to the Board as part of his reports on the Committee’s meetings and activities.

The Board receives an annual presentation by management on the Company’s risk management practices. The Board also receives reports from management at each meeting regarding operating results, pending and proposed acquisition and divestiture transactions (each of which must be approved by the Board before completion), capital expenditures (material capital expenditures require Board approval), and other matters.

In addition, the Management Organization and Compensation Committee of the Board has established a process for assessing the potential that the Company’s compensation plans and practices may encourage executives to take risks that are reasonably likely to have a material adverse effect on the Company. The conclusions of this assessment are set forth in the Compensation Discussion and Analysis section under the heading “Compensation Risk Assessment” on page 58.

Coordination Among Board Committees Regarding Risk Oversight

AUDIT COMMITTEE	MANAGEMENT ORGANIZATION AND COMPENSATION COMMITTEE	NOMINATING AND GOVERNANCE COMMITTEE

•  Financial reporting risk

•  Legal and compliance risk

•  Selection, performance assessment and compensation of the independent auditor

•  Cyber/Information security risk

•  Fraud risk

•  Environmental risk

•  Performance assessment and compensation of the CEO and other executive officers

•  Management succession planning and intellectual capital development

•  Risk review of incentive compensation arrangements

• Governance risk • Independence of directors • Board succession planning • Board and committee performance evaluation

Management Succession Planning and Intellectual Capital

We have a comprehensive Intellectual Capital (“IC”) process at Crane NXT that encompasses careful and rigorous talent selection, systematic training and personalized development, and an annual assessment of performance and potential. Our Board and the Management Organization and Compensation Committee take an important role in our human capital management and the IC process. The Management Organization and Compensation Committee has the primary responsibilities for (i) assuring that the Company’s management development and succession planning policies and procedures are sound and effective, (ii) evaluating the performance of the Chief Executive Officer and other members of senior management, and (iii) regularly reporting its findings and recommendations to the Board. A key element of the IC process is the identification of management succession needs and opportunities, whether arising from natural career growth and development, voluntary turnover, retirements, or other causes. Such management succession planning

Item 1: Election of Directors

forms part of our annual strategy review process for each of our businesses, and the senior management levels are reviewed with the Board annually. The Board’s oversight and involvement in the annual review of senior management level succession needs and opportunities promotes the identification and development of a pipeline of strong performance-focused senior leaders that possess diverse skills and talents.

Stockholder Engagement

Crane NXT regularly meets with current and potential stockholders, both to provide transparency about its operations and results, and to better understand the investment community’s perception of the Company’s performance and corporate strategy. Crane NXT typically hosts an annual investor day event during the first quarter of the year to provide a thorough review of the prior year’s results, to discuss the Company’s outlook for the current year, and to review the Company’s portfolio and capital allocation strategies. In 2022, our investor day event was held on March 30, concurrent with the initial announcement of our intent to separate into two independent companies.

During 2022, the Company also participated in meetings, phone calls and video conference calls with approximately 195 different investors at conferences, during investor roadshows, and in response to direct investor inquiries, an increase of approximately 70% from the prior year. The substantial increase in investor interaction during 2022 reflected our efforts to ensure thorough and transparent communications about the separation transaction to our current and potential future investors.

Our Vice President of Investor Relations and/or our Chief Financial Officer provide feedback from the investor and analyst meetings formally to the Board on a quarterly basis. Additional viewpoints and commentary from investors and analysts are incorporated into our comprehensive strategic review which is presented to the Board at least annually, and on an ad hoc basis as appropriate.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any Chair of any such committee by mail or electronically. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to Crane NXT c/o Corporate Secretary, 950 Winter Street, 4th Floor, Waltham, MA 02451. To communicate with any of our directors electronically, stockholders should use the following e-mail address: corpsec@cranenxt.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether they contain a message to our directors. Any contents will be forwarded promptly to the addressee unless they are in the nature of advertising or promotion of a product or service, or are patently offensive or irrelevant. To the extent that the communication involves a request for information, such as an inquiry about Crane NXT or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Item 1: Election of Directors

Board Structure

Board Leadership Structure

Our Corporate Governance Guidelines do not require that the roles of Chairman of the Board and Chief Executive Officer be held by different individuals, as the Board believes that effective board leadership structure can be highly dependent on the experience, skills, and personal interaction between persons in leadership roles and the needs of the Company at the time. Prior to the separation transaction, these leadership roles were filled separately by our non-employee Chairman of the Board, James L. L. Tullis, who possesses extensive experience with the Company and its operations, and by our Chief Executive Officer, Max H. Mitchell. Since the closing of the separation transaction, these leadership roles continue to be filled separately by our non-employee Chairman of the Board, John S. Stroup, who has extensive industry experience and public company board service, and by our Chief Executive Officer of Crane NXT, Aaron W. Saak. To assist in defining this leadership structure, the Board adopted a position description for the role of the non-employee Chairman of the Board, which is incorporated into our Corporate Governance Guidelines. The principal duties are as follows:

•	Provide leadership to the Board and ensure that each director is making an appropriate contribution;

•

Guide the Board’s discharge of its duties, including reviewing corporate strategy, monitoring risk management and compliance activities, and evaluating senior management performance and succession planning;

•	Maintain an effective relationship with the Chief Executive Officer and act as a liaison between the Chief Executive Officer and the Board;

•	Chair meetings of the Board and the annual meeting of stockholders;

•	Organize and approve the agendas for Board meetings based on input from directors and the Chief Executive Officer; and

•	Conduct a performance evaluation of the Board.

The Board will continue to monitor and assess its leadership structure to ensure it best serves the needs of the Company and its stockholders.

Item 1: Election of Directors

Committees of the Board

The Board has established an Audit Committee, a Management Organization and Compensation Committee, and a Nominating and Governance Committee. The Board also established an Executive Committee, which meets when a quorum of the full Board cannot be readily convened. The memberships of these committees prior to and since the closing of the separation transaction are as follows:

Roles and Responsibilities

The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane NXT’s accounting, auditing, financial reporting, internal control, legal compliance functions and conflicts of interest. The Audit Committee has the authority and responsibility for the appointment, retention, compensation, and oversight of our independent auditors.

Independence

All members of the Audit Committee meet the independence and expertise requirements of the NYSE, and all qualify as “independent” under the provisions of SEC Rule 10A-3. In addition, the Board has determined that prior to the separation transaction, each of Mr. Benante, Mr. Dinkins, Ms. McClain, and Mr. Stroup is an “audit committee financial expert” as defined in regulations of the SEC. The Audit Committee met four times in 2022. The Audit Committee’s report appears beginning on page 36.

Following the closing of the separation transaction, the Board has determined that each of Mr. Dinkins, Mr. Stroup and Mr. Grogan is an “audit committee financial expert” as defined in regulations of the SEC.

Audit Committee Current Chair M. Dinkins Current Members W. Grogan J. S. Stroup Pre-Separation Chair M. R. Benante Pre-Separation Members M. Dinkins R. C. Lindsay E. McClain J. S. Stroup

Roles and Responsibilities

The duties of the Management Organization and Compensation Committee include: coordinating the annual evaluation of the Chief Executive Officer; recommending to the Board all actions regarding compensation of the Chief Executive Officer; approving the compensation of other executive officers and reviewing the compensation of other officers and business unit presidents; reviewing director compensation; administering the annual incentive compensation plans and stock incentive plan; reviewing and approving any significant changes in or additions to compensation policies and practices, including benefit plans; and reviewing management development and succession planning policies.

Independence

All members of the Management Organization and Compensation Committee, prior to and following the closing of the separation transaction, meet the independence requirements of the NYSE. The Management Organization and Compensation Committee met five times in 2022. The Management Organization and Compensation Committee’s report appears on page 62.

Management Organization and Compensation Committee

Current Chair

E. McClain

Current Members

W. Grogan

J. L. L. Tullis

Pre-Separation Chair

J. M. Pollino

Pre-Separation Members

E. McClain

C. G. McClure, Jr.

J. S. Stroup

J. L. L. Tullis

Item 1: Election of Directors

Roles and Responsibilities

The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board, and responsibility for and oversight of corporate governance matters, including director independence.

Independence

All members of the Nominating and Governance Committee, prior to and following the closing of the separation transaction, meet the independence requirements of the NYSE. The Nominating and Governance Committee met three times in 2022.

Nominating and Governance Committee

Current Chair

J. L. L. Tullis

Current Members

M. Dinkins

C. Kogl

E. McClain

Pre-Separation Chair

R. C. Lindsay

Pre-Separation Members

M. R. Benante

M. Dinkins

C. G. McClure, Jr.

J. M. Pollino

Roles and Responsibilities

The Board has also established an Executive Committee, which meets when a quorum of the full Board cannot be readily convened. The Executive Committee may exercise any of the powers of the Board, except for approving an amendment of the Certificate of Incorporation or By-laws; adopting an agreement of merger or sale of all or substantially all of Crane NXT’s assets or dissolution of Crane NXT; filling vacancies on the Board or any committee thereof; or electing or removing officers. The Executive Committee did not hold any meetings during 2022.

Executive Committee Current Chair J. S. Stroup Current Members M. Dinkins A. W. Saak Pre-Separation Chair J. L. L. Tullis Pre-Separation Members M. H. Mitchell J. M. Pollino

Item 1: Election of Directors

Executive Sessions of Non-Management Directors

All nine of the meetings of the Board during 2022 included executive sessions without management present, presided over by James L. L. Tullis, Chairman of the Board. Crane’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at executive sessions, unless he or she is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the Chairs of the Nominating and Governance Committee, the Audit Committee, and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside.

Board Meetings and Attendance

The Board met nine times during 2022. Each director, other than Mr. Dinkins, who was unable to attend one Board meeting due to an unexpected, urgent personal matter, attended 100% of the Board and Committee meetings held in the period during which he or she was a director and Committee member. In addition, it is Crane NXT’s policy that each of our directors attend our annual meetings either in person, virtually or telephonically; all then serving members of the Board were present at the 2022 annual meeting.

Board Processes

Board and Committee Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of the Board. It is essential to monitor the Board, committee, and individual director performance and consider and act upon the feedback provided by each Board member. The Nominating and Governance Committee, in consultation with the Chairman of the Board, is charged with facilitating an annual self-assessment of the Board’s performance, as well as an annual self-assessment undertaken by each committee of the Board. The multistep evaluation process begins with a questionnaire, and includes discussions with the Chairman and Board members, and discussions between Committee Chairs and the members of their respective committee. The results are provided to the full Board, and the Board’s policies and practices are updated as appropriate to reflect director feedback.

Director Education

It is important for directors to stay current and informed on developments in corporate governance best practices in order to effectively discharge their duties. Our directors are provided updates on corporate governance developments at regularly scheduled board meetings and are encouraged to participate in programs offered by nationally recognized organizations that specialize in director education. The Company reimburses its directors for their reasonable costs and attendance fees to participate in such programs.

Code of Business Conduct and Ethics

Crane NXT is committed to conducting its business in compliance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. Accordingly, the directors, officers and all Company employees are required to act in accordance with Crane NXT’s Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics covers many areas of professional ethical conduct, including the protection and proper use of Company assets, confidentiality, conflicts of interest, compliance with laws and fair dealing with competitors, employees and other Company stakeholders. A copy of the Code of Business Conduct and Ethics is available on our website at www.investors.cranenxt.com/governance.

Item 1: Election of Directors

Conflicts of Interest; Transactions with Related Persons

Crane NXT has established two Conflict of Interest Policies: CP-103, to which all officers and salaried employees are subject, and CP-103D, to which non-employee directors are subject. Those who are subject to the policies are required to disclose to the General Counsel in writing each outside relationship, activity, and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. The General Counsel will determine whether the matter does or does not constitute an impermissible conflict of interest, or may in his or her discretion refer the question to the Audit Committee, which is responsible for reviewing significant conflicts of interest involving directors or executive officers and/or the Nominating and Governance Committee, which is responsible for reviewing director nominee independence requirements. The respective Committees will review the facts and make a recommendation to the Board. All directors, executive officers, and other salaried employees are required to certify in writing each year whether they are personally in compliance with CP-103 or CP-103D, as applicable, and whether they have knowledge of any other person’s failure to comply. In addition, each director and executive officer is required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which the director or officer or any member of his or her family has a direct or indirect material interest. The Board is of the opinion that these procedures in the aggregate are sufficient to allow for the review, approval, or ratification of any “Transactions with Related Persons” that would be required to be disclosed under applicable SEC rules.

Company Policy Regarding Hedging Transactions

Crane NXT’s Policy on Trading in Company Stock prohibits members of the Board of Directors, executive officers, and certain other employees designated as “Employee Insiders” (generally, employees involved in compiling or having access to monthly operating forecasts or other Company-wide financial information) from engaging in any hedging transactions. The policy applies to any transaction that allows the individual to continue to own the covered securities, but without the full risks and rewards of ownership, such as zero-cost collars and forward sale contracts. The policy applies to any Company stock owned by the individual, whether acquired through equity compensation awards or otherwise.

Corporate Governance Documents

The Board has adopted Corporate Governance Guidelines which reflect the Board’s commitment to monitor the effectiveness of policy-making and decision-making at both the Board and management levels, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are available on our website at www.investors.cranenxt.com/governance.

Copies of the charters of the Board committees are available on our website at www.investors.cranenxt.com/CharterAudit; www.investors.cranenxt.com/CharterCompensation; and www.investors.cranenxt.com/CharterNominating, respectively.

Item 1: Election of Directors

Corporate Governance and Sustainability

We value global diversity, respect human rights and the rule of law, and recognize environmental management among our highest priorities throughout the corporation. In embracing this important topic, we have established a senior management committee and created a management position to identify and track metrics on philanthropy, sustainability and equality. This committee publishes a separate report on the Company’s efforts and performance against established targets with respect to philanthropy, sustainability, and equality, which can be found at www.investors.cranenxt.com/esg. In summary of the details found in that report, following are examples of our actions and policies aimed at health and safety, philanthropy, diversity and inclusion, protecting the environment, governance and ethics, and supply chain management.

Health & Safety

•  Strongly committed to the health and safety of our associates, and strive to continuously reduce the incidence and severity of job-related injuries

•  Utilize safe technologies, training programs, effective risk management practices, and sound science in our operations to minimize risk to our associates

Philanthropy

•  Embrace philanthropy around the world, providing paid time off during the workday for our associates to volunteer and support charitable causes important to them

•  Annually facilitate the donation of approximately $19 million through three independent charitable funds (the largest of which is also our largest shareholder), to former associates in need, to local organizations in the communities in which our businesses operate, and in support of important global relief efforts

Diversity & Inclusion

•  Commitment to diversity on our Board, and across our global workforce, with a focus on developing an inclusive and high-performance culture with trust and respect

•  Focused development for our associates leveraging a structured intellectual capital process with constructive reviews and various talent/leadership development initiatives endorsed by the executive management team

Protecting the Environment

•  Comply with all applicable environmental laws governing the use, storage, discharge, and disposal of hazardous or toxic material

•  Seek to improve the sustainable operation of our facilities through the efficient use of energy, and commitment to reducing emissions, waste and water consumption

Governance & Ethics

•  Annual review of Corporate Governance Guidelines by the Board and outside experts

•  Code of Business Conduct and Ethics adopted by our Board, as well as anti-bribery policies, and policies prohibiting the Company from engaging in the political process (associates, however, are encouraged to participate in the political process privately if they wish, on their own time and using their own resources)

•  Mandatory annual training for associates on ethics and anti-bribery

•  Maintain an actively managed, anonymous ethics hotline

Supply Chain Management

•  Regularly audit and assess our supply chain

•  Maintain a strict supplier code of conduct that sets expectations about supplier behavior with respect to compensation, hours of labor, coercion and harassment, discrimination, workplace safety, environmental protection, and commercial bribery

Item 1: Election of Directors

Compensation of Directors

Director Compensation Program

Our director compensation program is reviewed annually by the Management Organization and Compensation Committee’s independent consultant and all changes are intended to align the program with the peer group median. The members of the Board, other than Mr. Mitchell (who did not receive compensation for his service as a director while serving as Chief Executive Officer of Crane Holdings, Co. prior to the separation transaction) and Mr. Saak (who does not receive compensation for his service as a director), receive the following compensation:

•

A retainer of $230,000 per year, payable $90,000 in cash and $140,000 in the form of Deferred Stock Units (“DSUs”) of equivalent value; the terms of DSUs are described below. A director may also elect to receive up to 100% of the cash retainer in DSUs or elect to receive all or a portion of the cash retainer in fully vested shares of Crane NXT stock;

•	A retainer of $25,000 per year for the Chair of the Audit Committee, payable in cash;

•	A retainer of $17,500 per year for each of the Chair of the Management Organization and Compensation Committee and the Chair of the Nominating and Governance Committee, payable in cash; and

•

A retainer of $10,000 per year for each member of the Audit Committee other than the Chair; $7,500 per year for each member of the Management Organization and Compensation Committee or the Nominating and Governance Committee other than the Chair; and $2,000 per year for each member of the Executive Committee other than the Chief Executive Officer, in each case, payable in cash.

No meeting fees will be paid unless the total number of meetings exceeds three more than the regularly scheduled meetings of the Board and the relevant committees. The compensation of Mr. Mitchell, who was Chief Executive Officer until the closing of the separation transaction on April 3, 2023, in addition to having been a director since January 31, 2014, is shown in the 2022 Summary Compensation Table on page 64.

Mr. Tullis, the non-employee Chairman of the Board, serving in that role until the closing of the separation transaction on April 3, 2023, received the same annual retainer as a non-employee director plus an incremental retainer of $130,000 per year, payable in cash (or up to 100% in DSUs or fully vested shares, at the election of the Chairman). The Company also had a time-sharing agreement with Mr. Tullis under which he was permitted personal use of the corporate aircraft, for which he reimbursed the Company the aggregate incremental cost, until the closing of the separation transaction on April 3, 2023. See “Other Arrangements with our Named Executive Officers—Use of Company Aircraft” on page 61.

The Management Organization and Compensation Committee, which is composed solely of independent directors, has the primary responsibility for reviewing and considering any revisions to our director compensation program. The Management Organization and Compensation Committee undertook its annual review of the type and form of compensation paid to our non-employee directors in connection with their service on the Board and its committees for fiscal year 2022, and considered the results of an independent analysis completed by Frederic W. Cook & Co., Inc. (“FW Cook”). As part of this analysis, FW Cook reviewed non-employee director compensation trends and data from companies comprising the same compensation peer group used by the Management Organization and Compensation Committee in connection with its review of executive compensation. Pursuant to this compensation review process, and after considering FW Cook’s advice on industry best practice regarding the timing of equity grants, the Committee determined that no changes in the retainers for Board members were required, and maintained the current retainers set forth above. Further pursuant to this review, the Committee determined that no changes in the retainers for Committee Chairpersons and members were required, and maintained the current retainers set forth above. In addition, the Management Organization and Compensation Committee reviewed FW Cook’s advice, including peer group data and the substantive role of the Chairman of the Board, similarly determining that no changes in the Chairman’s compensation were required and maintained the current retainer set forth above.

DSUs are issued each year, generally as of the date of the annual meeting and pro rata if necessary; are forfeitable if the director ceases to remain a director until Crane NXT’s next annual meeting, except in the case of death, disability, or change in control; and entitle the director to receive an equivalent number of shares of Crane NXT stock, plus accumulated dividends, upon the director’s ceasing to be a member of the Board. In May 2022, each non-employee

Item 1: Election of Directors

director received DSUs pursuant to this plan as follows: Ms. McClain received 1,745 DSUs, Mr. McClure, Jr., received 2,043 DSUs, and the remaining non-employee directors each received 1,546 DSUs. In connection with the separation, each Holdings DSU was adjusted by issuance of an additional Crane Company DSU under Crane Company’s stock incentive plan with substantially the same terms and conditions as the Holdings DSU. As a result, directors who held Crane Holdings, Co. DSUs now have both Crane NXT and Crane Company DSUs. The Crane Company DSUs will be payable at the same time as the corresponding Crane NXT DSUs after the director ceases to be a member of the Board.

Stock Ownership Guidelines for Directors

The Board has adopted stock ownership guidelines that require each director to hold shares of Crane NXT stock having a fair market value not less than five times the cash portion of the annual retainer for directors (currently $90,000). A director must have attained this ownership level by the fifth anniversary of his or her first election as a director. As of the Record Date, all directors who had attained their fifth anniversary of service were in compliance with this ownership guideline, and each other director is making what the Board believes to be reasonable progress towards compliance with this ownership guideline.

Director Compensation in 2022

The following table shows the actual compensation in 2022 of all directors except for Mr. Saak, who was hired by Holdings in November 2022 to serve as the Crane NXT Chief Executive Officer upon completion of the separation transaction, and Mr. Mitchell, Holdings’ Chief Executive Officer until the completion of the separation transaction. As NEOs for 2022, their compensation is shown in the 2022 Summary Compensation Table on page 64.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

M. R. Benante	55,875	165,252	221,127

M. Dinkins	105,000	152,338	257,338

R. C. Lindsay	110,000	179,536	289,536

E. McClain	87,500	190,351	277,851

C. G. McClure, Jr.	58,750	206,488	265,238

J. M. Pollino	114,750	171,735	286,485

J. S. Stroup	100,000	146,209	246,209

J. L. L. Tullis	223,250	188,766	412,016

(1)	Amounts in this column include the cash value of vested shares of Crane Holdings, Co. common stock received in lieu of cash retainers at the election of the director.

(2)

Amounts shown in this column reflect the grant date fair value for awards of DSUs made during the indicated year. The grant date fair value of each DSU granted on May 16, 2022, was $90.54. The assumptions on which this valuation is based are set forth in Note 7 to the audited financial statements included in the Company’s annual report on Form 10-K filed with the SEC on March 1, 2023. Awards of DSUs during 2022, all made pursuant to the 2018 Amended and Restated Stock Incentive Plan (together with any predecessor equity compensation plans of the Company, the “Stock Incentive Plan”), were as follows:

•

1,546 DSUs to each of Messrs. Benante, Dinkins, Lindsay, Stroup and Tullis, and Ms. Pollino; 1,745 DSUs to Ms. McClain; and 2,043 DSUs to Mr. McClure, Jr., on May 16, 2022 in connection with the Annual Meeting;

•

An aggregate of 256 additional DSUs to Mr. Benante; 125 additional DSUs to Mr. Dinkins; 400 additional DSUs to Mr. Lindsay; 328 additional DSUs to Ms. McClain; 218 additional DSUs to Mr. McClure, Jr.; 321 additional DSUs to Ms. Pollino; 63 additional DSUs to Mr. Stroup; and 494 additional DSUs to Mr. Tullis, all in connection with the payment of regular quarterly dividends on March 9, 2022, June 8, 2022, September 14, 2022 and December 14, 2022.

Item 1: Election of Directors

Director Stock Ownership

All of the Company’s directors own stock in the Company. For more information regarding each director’s overall beneficial ownership, see “Beneficial Ownership of Common Stock by Directors and Management” on page 84.

ITEM 2: RATIFICATION OF THE SELECTION OF AUDITORS

PROPOSAL 2 The Board recommends voting FOR the Ratification of the Selection of Deloitte & Touche LLP as the Company’s independent auditors for 2023

The Board proposes and recommends that the stockholders ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as independent auditors for Crane NXT Co. for 2023. Deloitte & Touche LLP has been Crane’s independent auditor since 1979. Although ratification of this selection is not required by law, the Board believes it is desirable as a matter of corporate governance. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of Deloitte & Touche LLP as Crane’s independent auditor. We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.

Unless otherwise directed by the stockholders, proxies that are properly executed and returned or submitted electronically will be voted for approval of the ratification of Deloitte & Touche LLP to audit our consolidated financial statements for 2023.

Annual Evaluation and Selection of Auditors

The Audit Committee (the “Committee”) is responsible to select, in its sole discretion, the firm of independent auditors to audit Crane’s financial statements for each fiscal year. The Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditors, including resolution of any disagreements that arise between management and the auditor regarding financial reporting or other audit, review or attest services for the Company. The independent auditors report directly to the Audit Committee.

The Committee annually reviews and evaluates the performance of the Company’s independent auditors. In evaluating the independent auditors, the Audit Committee considers, among other things, the quality of the independent auditor’s service, the sufficiency of its resources, its independence and objectivity, and the length of time the firm has been engaged as Crane’s independent auditors.

Principal Accounting Firm Fees

Set forth below is a summary of the fees for the years ended December 31, 2022, and 2021 to Crane’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2022	2021

	(in thousands)

Audit fees(a)	$10,019	$5,540

Audit-related fees(b)	$275	$224

Tax fees(c)	$596	$863

All other fees(d)	$3	$3

Total	$10,893	$6,630

(a)

Audit services were higher in 2022, reflecting: (i) the regular annual audit of Crane NXT and Crane Company’s annual financial statements; (ii) multiple year carve-out audits of Crane NXT and Crane Company’s financial statements in connection with the Form 10 Registration statement required for the separation transaction; (iii) reviews of the Company’s quarterly financial statements; (iv) Sarbanes-Oxley Act, Section 404 attestation matters; and (v) statutory and regulatory audits, comfort letters, consents, and other services related to SEC matters.

(b)	Audit-related services consisted of: (i) benefit plan audits; (ii) agreed-upon procedures reports; and (iii) financial accounting and reporting consultations.

(c)

Fees for tax compliance services totaled $520 and $473 in 2022 and 2021, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred, to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $76 and $390 in 2022 and 2021, respectively.

(d)	Fees for all other services billed consisted of fees for software licenses.

Item 2: Ratification of the Selection of Auditors

	2022	2021

Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees, and tax compliance fees	1%	6%

Percentage of non-audit services approved by the Audit Committee	100%	100%

Pre-Approval Policy and Procedures

SEC rules under the Sarbanes-Oxley Act of 2002 prohibit independent auditors of public companies from providing certain non-audit services, and require that other non-audit services be approved by the Audit Committee. The Company’s policy implementing this requirement has been in place since January 2003. That policy:

•	specifies certain types of services that our independent auditors are prohibited from performing;

•	requires that management prepare a budget for non-prohibited services at the beginning of each fiscal year, and present the budget to the Audit Committee for their approval; and

•	requires that any expenditure outside of the budget also be approved by the Audit Committee in advance.

VOTE REQUIRED

Ratification of the selection of the auditors requires the affirmative vote of a majority of the votes cast on this question at the Annual Meeting by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. (See Questions and Answers About These Proxy Materials and the Annual Meeting, page 90).

Item 2: Ratification of the Selection of Auditors

Report of the Audit Committee

In accordance with its written charter adopted by the Board, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Crane NXT, Co. All the members of the Committee qualify as “independent” under the provisions of Section 10A of the Exchange Act and the rules of the SEC thereunder.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to below do not assure that the audit of Crane’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles, or that Crane’s auditors are in fact “independent.”

In discharging its oversight responsibility as to the audit process, the Committee:

•

received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence;

•

discussed with the independent auditors their independence, and any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence;

•	received a report on the quality control procedures of the independent auditors;

•	received and discussed a report on critical audit matters;

•

discussed with management, the internal auditors, and the independent auditors the quality and adequacy of Crane’s internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function’s organization, responsibilities, budget, and staffing;

•	reviewed with the independent auditors and the internal auditors their respective audit plans and audit scope;

•	reviewed with management the risk assessment and risk management procedures of Crane, including cybersecurity risk, as well as the procedures and findings of Crane’s compliance program;

•	discussed the results of the internal audit examinations;

•	discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•	discussed and reviewed, both with and without members of management present, the independent auditors’ examination of the financial statements.

The Committee reviewed the audited financial statements of Crane as of and for the year ended December 31, 2022, with management and the independent auditors. Management is responsible for the preparation, presentation, and integrity of Crane’s financial statements, Crane’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Crane’s independent auditors are responsible for performing an independent audit of Crane’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board that Crane’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

The Committee approved a policy regarding services by Crane’s independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors,

Item 2: Ratification of the Selection of Auditors

the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2023. The Committee also approved the reappointment of Deloitte & Touche LLP to serve as independent auditors; the Board concurred in such appointment and directed that this action be presented to stockholders for ratification.

Submitted by:

The Audit Committee of the

Board of Directors of Crane NXT, Co.

Michael Dinkins, Chair

William Grogan

John S. Stroup

Incorporation by Reference. The Audit Committee Report in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and shall not be deemed filed under those Acts, except to the extent that Crane specifically incorporates any such matter in a filed document by reference.

ITEM 3: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

PROPOSAL 3 The Board recommends voting FOR the Advisory Vote to Approve the Compensation of our Named Executive Officers

This Proposal describes executive compensation for the Crane Holdings named executive officers for 2022. It is important to note that Mr. Saak was hired by Holdings in November 2022, with a view towards the planned separation and his eventual role as Chief Executive Officer of Crane NXT; his 2022 compensation reflects the transitional nature of this pre-separation role within Holdings. Upon the effectiveness of the separation transaction, and as of the Record Date, Mr. Mitchell’s compensation as an officer is no longer paid by Crane NXT, nor is that of Mr. Maue and Mr. D’Iorio.

Based on the recommendation of stockholders at the Company’s 2017 annual meeting of stockholders, and the Board’s consideration of that recommendation, the Company has determined that it will hold a non-binding advisory vote to approve the compensation paid by the Company to its named executive officers every year, until the next required stockholder vote to recommend the frequency of such votes (see Proposal 4 in this Proxy Statement). Accordingly, unless the Board modifies its policy on the frequency of future advisory votes, the next advisory vote to approve our named executive compensation will occur at the 2024 annual meeting of stockholders. In accordance with the requirements of Section 14A of the Exchange Act and the related SEC rules, we are asking stockholders to express their opinion on the compensation of the named executive officers in 2022, as described in the pages that follow in this Proxy Statement. This vote is non-binding and advisory, however, the Board will give due consideration to the opinion of the Company’s stockholders as expressed by their vote.

We believe that the compensation of our executive officers should be:

•	closely linked to the performance of the Company as a whole, the executive’s business unit (as applicable), and the individual executive;

•	aligned with the Company’s annual operating plan and long-term strategic plans and objectives;

•	attractive in the markets in which we compete for executive talent; and

•

structured so as to reward actions in accordance with the Company’s values and standards and to discourage the taking of inappropriate risks, and thereby to uphold Crane’s high standards of business ethics and corporate governance.

The Compensation Discussion and Analysis beginning on page 40 explains in detail the elements of the Company’s executive compensation program with respect to our “named executive officers,” and the steps taken by the Company to ensure that the program, as implemented in 2022, was aligned with these core principles. Balancing annual and long-term compensation elements, the program directly links incentive compensation for executives with increases in stockholder value, principally by means of annual cash bonuses based on achievement of performance goals set by the Management Organization and Compensation Committee at the beginning of the year, performance-based restricted share units that vest in accordance with the Company’s total stockholder return relative to the S&P Midcap 400 Capital Goods Group over a three-year period, and stock options and time-based restricted share units that vest over a four-year period. The Company believes that this system, as put into practice under the supervision of the Management Organization and Compensation Committee, is instrumental in enabling the Company to achieve superior financial performance and investor returns.

The Board strongly endorses the Company’s actions in this regard, and recommends that stockholders vote for the following resolution:

RESOLVED, that the 2022 compensation of the named executive officers as disclosed in this Proxy Statement is approved by the stockholders on an advisory basis.

Item 3: Advisory Vote on Compensation of Named Executive Officers

Unless otherwise directed by the stockholders, proxies that are properly executed and returned will be voted for the resolution. Abstentions and broker non-votes will not count as votes for or against the proposal and will not be included in calculating the number of votes in favor of the proposal.

VOTE REQUIRED

Approval of the above resolution requires the affirmative vote of a majority of the votes cast on this question at the Annual Meeting by holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. (See “Questions and Answers About These Proxy Materials and the Annual Meeting”, beginning on page 90.)

COMPENSATION DISCUSSION AND ANALYSIS

We believe that compensation should be directly linked to performance and highly correlated to stockholder value. This section of the Proxy Statement explains how, under the guidance of our Management Organization and Compensation Committee (the “Committee” or “Compensation Committee”), our executive compensation program is designed and operated with respect to our “named executive officers” or “NEOs,” whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. The information presented relates primarily to decisions and performance outcomes of Crane Holdings, Co. before closing of the separation transaction, and the NEOs include those individuals who were serving as executive officers of Holdings as of December 31, 2022, as well as Mr. Saak, who was hired by Holdings in November 2022 to serve as Chief Executive Officer of Crane NXT after the closing of the separation transaction. It is expected that Crane NXT will mirror this compensation philosophy, and the practices and metrics described below will be adopted and used by Crane NXT, subject to future adjustments as the Crane NXT Compensation Committee determines to be appropriate.

Max H. Mitchell	President and Chief Executive Officer, Crane Holdings, Co., through April 3, 2023

Richard A. Maue	Senior Vice President and Chief Financial Officer

Aaron W. Saak	President and Chief Executive Officer, Crane NXT, Co., effective April 3, 2023

Anthony M. D’Iorio	Senior Vice President, General Counsel and Secretary

Kurt F. Gallo	Senior Vice President
*	Mr. Mitchell assumed the role of President and Chief Executive Officer of Crane Company on April 3, 2023, upon the separation transaction.

Executive Compensation Index

SECTION	PAGE

EXECUTIVE SUMMARY	41
This section details compensation highlights and business activities in the past year that have an impact on compensation, and a high-level overview of our compensation practices.

COMPENSATION PRINCIPLES	47
This section describes our pay for performance philosophy and the principles by which our Compensation Committee has designed the incentive compensation programs.

ELEMENTS OF COMPENSATION AND 2022 DECISIONS	48

This section provides a detailed description of the elements that make up our compensation program and the rationale behind the metrics and corresponding performance targets. We also explore the principal conclusions for the Committee’s decisions.

COMPENSATION DECISION-MAKING PROCESS	55
This section outlines roles, responsibilities, and the process behind compensation decisions, as well as the means by which our peer group is reviewed and selected.

POLICIES AND PRACTICES RELATED TO OUR EXECUTIVE COMPENSATION PROGRAM	58
This section details our compensation risk assessment and varying policies in place to reinforce our commitment to the highest standards of compensation-related governance.

OTHER ARRANGEMENTS WITH OUR NAMED EXECUTIVE OFFICERS	60
This section describes other important agreements between Crane NXT and the NEOs.

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion & Analysis summarizes the compensation decisions made by Holdings in 2022, reflecting the performance of Holdings and the compensation paid to its NEOs during that fiscal year. It is important to note that Mr. Saak was hired in November 2022 in support of the planned separation and to serve as Chief Executive Officer of Crane NXT, and his compensation in 2022 reflects the preparatory nature of that role within Holdings. It is also worth noting that, as of the Record Date, Messrs. Mitchell, Maue and D’Iorio’s compensation is no longer paid by Crane NXT.

The Crane NXT Board and Management are steeped in the broader Crane culture and Crane Business System. While we expect Crane NXT to grow and expand creatively and opportunistically within the markets where it competes, we also expect Crane NXT to continue to be guided by the same focus and discipline that has been a hallmark of the Crane organization for over 160 years.

Crane Holdings, Co. delivered strong financial performance and operating results during 2022, setting new records for segment profit and segment margins. Holdings delivered these strong results even though some of its largest end markets, most notably commercial aerospace and certain Crane Payment Innovations (CPI) verticals, remained depressed, with demand still below 2019 pre-novel coronavirus (“COVID-19”) levels. Further, these record results were achieved despite numerous challenges during the year including persistent and substantial inflation and ongoing supply chain disruptions. In addition to generating strong financial results, Holdings continued its consistent investment in numerous strategic growth initiatives to ensure that our businesses remain positioned to deliver profitable and sustainable above-market growth over the long-term. We believe that our performance is evidence of our consistent, differentiated, best-in-class execution capabilities enabled by the cadence and discipline of the Crane Business System, Crane’s strong and unique culture, and the performance of Crane’s experienced and highly capable senior management team.

In addition to strong financial performance, during 2022, Holdings announced three major strategic actions that we believe will unlock significant stockholder value.

•

On March 30, 2022, Holdings announced its intention to separate into two independent, publicly traded companies to optimize investment and capital allocation, and to accelerate growth. Holdings’ Board of Directors and management believe that the creation of two market focused companies with distinct product and service offerings will better position each business to deliver long-term growth and create value for all stakeholders, including customers, investors and our associates.

•	On April 25, 2022, Holdings announced an agreement to divest Crane Supply, its Canadian distribution business.

•

On August 15, 2022, Holdings announced the sale of a subsidiary holding all asbestos liabilities and related insurance assets to permanently remove all asbestos related liabilities and obligations from the Company’s balance sheet.

Taken together, these three actions position both companies for substantial value creation entering 2023.

The market’s view of Holdings’ strong performance, continued investment for growth, strategic actions, and preparations for the separation transaction is reflected in its stock performance, with total stockholder return (share price appreciation plus reinvested dividends) (“TSR”) outpacing the most relevant benchmark indices during the last one-year (2022) and two-year (2021-2022) periods. Three-year (2020-2022) TSR trailed that of the most relevant benchmark indices which reflects outperformance in 2021 and 2022 that was more than offset by the stock’s relative underperformance in 2020.

Compensation Discussion and Analysis

Crane Holdings, Co. TSR for Periods Ending December 31, 2022

A substantial majority of the compensation for our NEOs is performance-based and thus varies with the Company’s actual performance, consistent with the Management Organization and Compensation Committee’s continued focus on aligning pay with performance. Please see the “Pay for Performance Alignment” section on page 46 for a more detailed discussion of this alignment.

2022 Performance Highlights

Strong Financial Results Despite Ongoing Market Challenges

Final 2022 financial and operational results, adjusted for strategic actions, were substantially above our original financial targets for the year, driven by a combination of a better-than-expected recovery in certain end markets, consistent and strong operational execution, and substantial benefits from strategic growth investments. Specifically:

•

We reported GAAP earnings per diluted share (“EPS”) of $7.01 in 2022 compared to $7.36 in the prior year. The decline in GAAP EPS was driven primarily by a loss on the strategic divestiture of asbestos-related assets and liabilities of $2.84 per share and $0.64 per share of transaction related expenses, partially offset by a $2.86 per share gain on the divestiture of Crane Supply net of deferred tax adjustments and increased segment profit. EPS Excluding Special Items (“Adjusted EPS”) in 2022 was a record $7.88, an increase of 15% compared to $6.88 in the prior year.

•

Cash used for operating activities in 2022 was $152 million, compared to cash provided by operating activities of $499 million in 2021. Cash used for operating activities in 2022 included outflows of $605 million related to the strategic divestiture of asbestos-related assets and liabilities and other portfolio actions. Capital expenditures in 2022 were $58 million, compared to $54 million last year. Free cash flow (cash provided by operating activities less capital spending) in 2022 was negative $210 million, compared to positive $445 million last year. Adjusted free cash flow (free cash flow less the cash outflows associated with the divestiture of asbestos-related assets and liabilities and other portfolio actions) in 2022 was $395 million, compared to $445 million last year. The decline in adjusted free cash flow primarily reflects higher working capital resulting from higher core sales and the challenging supply chain environment.

•

Operating margins declined to 10.9% in 2022, compared to 15.5% in 2021, driven primarily by a 480 basis point impact from the loss on divestiture of asbestos-related assets and liabilities, a 120 basis point impact from the net increase in transaction related expenses, and a 70 basis point impact from the net increase in repositioning related charges, partially offset by operational improvement. Excluding the impact of Special Items described above and on page 87 (“adjusted operating margin”), margins reached a record 17.7%, compared to 15.5% in 2021. The improvement in adjusted operating margin was driven primarily by strong pricing net of inflation and productivity.

•

Sales of $3,375 million decreased 1% compared to 2021. The decrease in sales was comprised of a 4% impact from the divestiture of Crane Supply and a 3% impact from unfavorable foreign exchange, partially offset by 6% core sales growth. The increase in core sales was driven by broad-based strength across the Process Flow Technologies segment, commercial Aerospace, and at the Crane Payment Innovations business.

*See “Non-GAAP Reconciliation” beginning on page 86 for more detail regarding Special Items impacting Adjusted EPS, free cash flow and adjusted operating margins, as well as a reconciliation of the non-GAAP measures used herein.

Compensation Discussion and Analysis

Continued to Execute Against Consistent Long-Term Organic Growth Strategy

Despite continued widespread global supply chain disruptions and inflationary pressure during 2022, our long-term strategy remains unchanged, and each post-separation company will continue to follow the core of that business growth strategy. We are a manufacturer of highly engineered industrial technology products. We choose to compete in markets where we have competitive differentiation and scale. We will continue to leverage our resources as an integrated operating company, and to reinvest in our global growth platforms, both organically and through strategic acquisitions, while also pursuing near-adjacencies for additional growth. We believe that this strategy will enable us to deliver above-median, strong free cash flow and EPS growth over time.

We will continue to execute this strategy while remaining committed to the values of our founder, R.T. Crane, who resolved to conduct business “in the strictest honesty and fairness; to avoid all deception and trickery; to deal fairly with both customers and competitors; to be liberal and just toward employees; and to put my whole mind upon the business.”

With this framework, we continued to position the Company for long-term sustainable growth across our businesses during 2022 with some significant accomplishments, including the following:

NEW PRODUCT DEVELOPMENT AND GROWTH INITIATIVES

Crane Holdings, Co. successfully introduced a number of new products and solutions in each segment during the last three years and experienced growth across most of its portfolio in 2022. Some notable examples, among others:

•	Payment & Merchandising Technologies

•

Continued to execute on a strong funnel of new product introductions expected to launch over the next year. Key accomplishments in 2022 included the commercialization of the Alio Pro™ cashless solution for the retail market, the integration of our proprietary micro-optic anti-counterfeiting solutions with both polymer and hybrid substrates, along with substantial new advances in our micro-optic technology and capabilities. This business also made substantial further progress with commercialization of other recent product launches such as our PayTower™ and Paypod™ unattended retail solutions, and numerous customized self-checkout and kiosk-based solutions.

•

Experiencing continued growth in the North American gaming market by leveraging new product introductions including the Easitrax Live™ suite of connectivity solutions and cashless gaming solutions, and with the benefit of our expanded product offering following the Cummins-Allison acquisition. In the unattended retail market, we continued to expand our customer base in North America with our original equipment manufacturer customers and with end customers developing customized solutions, in Europe with our Paypod™ solution for small- and mid-sized business payment automation, and in Japan with a range of Pay Tower™ solutions. At Crane Currency, we continue to expand our customer base in the international banknote market, with our micro-optic security technology specified into 12 new denominations during 2022, bringing our total specified denominations to 170. In 2022, Crane Currency also made substantial progress expanding further into the product authentication space, adding several important new customers with its existing micro-optic security technology by leveraging its strong channel relationships.

•	Aerospace & Electronics

•

Finished an unprecedented period of engineering development for new, single aisle aircraft such as the Boeing 737MAX, Airbus A320neo, Embraer E2, and COMAC C919. With those development programs now complete, this business at Crane Company continues to direct its engineering efforts towards application- and specification-based programs with a focus on emerging technologies that we expect will be necessary to support the next generation of solutions for commercial and military aircraft, radar, space applications, and ground-based tactical military vehicles; broadly, we believe all of these applications will require much higher levels of electrification and related technologies. Our investments are focused in a number of areas aligned with that theme, including high-power bi-directional power conversion, liquid cooling and other forms of thermal management, wireless sensing, advanced pumps and transmitters, landing gear monitoring and control, and advanced microwave systems.

•

The overall commercial market strengthened progressively over the course of 2021 and 2022 as the industry recovered from the severe 2020 impact of COVID-19, with fairly stable demand from defense end markets. The business benefitted from both the market recovery and accelerating growth from Holdings’ consistent and continued investment in technology. Holdings’ growth investments over the last decade did not waver, and

Compensation Discussion and Analysis

Holdings saw the benefits of those investments which continue to expand our addressable market and align our business with accelerating secular trends, most notably electrification. Examples of the success of that strategy include our recent award for substantial new content on the FLRAA platform which is the Army’s largest helicopter contract in approximately 40 years, and we have been selected to develop several products and systems for application on the next generation long-range strike and fighter aircraft including brake control, thermal management, and fuel management equipment. In addition, we have been selected for numerous demonstrator programs given our advanced capabilities across several technologies including wireless sensing to reduce aircraft weight, advanced fuel flow monitoring and management in harsh environments with extraordinary precision, engine lubrication systems that can operate at extreme pressures and temperatures, and liquid cooling systems for pure-electric and hybrid-electric propulsion.

•	Process Flow Technologies

•

The process valve business within this segment continued to expand the breadth of its product portfolio, successfully launching products to broaden its valve portfolio. During 2022, the most notable product launch was the L-TORQ next generation sleeved plug valve for specialty chemical and other applications with abrasive and corrosive media. The L-TORQ valve simplifies operations and repairability, complies with the newest fugitive emissions standards, and requires 50% less torque which substantially reduces the size and cost of associated actuation. We also successfully launched a line of next-generation digital transducers, with testing currently underway for OEMs in hydrogen applications. The process valve business is also making substantial progress on the development of a bellow-sealed globe valve, one of its first offerings for the high-graph liquid hydrogen market. The process valve business also continued to successfully commercialize other products launched over the last few years including its polypropylene-lined large diameter pipe product line, a growing range of metal seated ball valves, the FK-TrieX™ valve for severe service applications, and a family of digital pressure transmitters. Outside of the process business, our Crane Pumps & Systems business continues to commercialize its recently introduced line of envie3™ air-filled motors that materially expand the range of addressable applications for its pump solutions, as well as expanding its portfolio of SITHE™ chopper and BLADE™ grinder pump products. Our Building Services & Utilities business also continues to expand its MK3™ line of pressure independent control valves with associated connectivity, and its portfolio of restrained water couplings.

•

2022 core sales growth of 8% included substantial contribution from numerous growth initiatives, including recent new product introductions and a consistent focus on commercial execution including our key account and channel management processes. An example of the benefits of new product introductions paired with commercial execution is our nearly 50% growth in 2022 for municipal wastewater pumps utilizing our new high-efficiency motor and superior non-clog technology which drive energy and maintenance savings for customers, and with new installations in more than 100 municipalities during the year. We also continue to drive growth through localization in China, India and the Middle East, by improving the speed of product modifications to meet customer needs, and by improving the efficiency of our front-end processes such as order quote times. During 2022, in certain markets, we drove incremental growth due to our superior lead times and product availability compared to competitors, particularly as supply chain disruptions worsened over the course of the year.

Strategic and Portfolio Actions To Unlock Stockholder Value

Management also took substantial actions during 2022 to strategically position Holdings for continued profitable growth and stockholder value creation. These strategic decisions were enabled by years of profitable growth that gave us the scale and financial strength to take bold steps to transform the structure and growth profile of the Company. Specific actions included:

•

On March 30, 2022, Holdings announced its intention to separate into two independent, publicly traded companies to optimize investment and capital allocation, and to accelerate growth. Holdings’ Board of Directors and management believed, and continue to believe, that the creation of two market focused companies with distinct product and service offerings will better position the Companies’ businesses to deliver long-term growth and create value for customers, investors and our associates, with each post-separation company benefiting from:

•	Deeper operational focus, accountability and flexibility to meet customer requirements;

•	Increased operating and financial flexibility to pursue growth opportunities;

•	Tailored capital allocation strategies aligned with each company’s distinct business strategies and industry specific dynamics;

Compensation Discussion and Analysis

•	Enhanced ability to attract a shareholder base aligned with each company’s clear value proposition; and,

•	Enhanced ability to pursue accretive M&A opportunities, with the benefit of an independent equity currency reflective of the strength of each company.

•

On April 25, 2022, Holdings announced an agreement to divest Crane Supply, the Company’s Canadian distribution business, to further demonstrate our commitment to reshaping our portfolio to accelerate growth and provide a greater focus on manufacturing highly engineered products for our core markets.

•

On August 15, 2022, Holdings announced the sale of a subsidiary holding all asbestos liabilities and related insurance assets to permanently remove all asbestos related liabilities and obligations from Holdings’ balance sheet. This transaction provided finality and certainty to investors regarding asbestos obligations, and we believe it removed certain investor and management distractions related to asbestos related risks. Further, eliminating ongoing payments for asbestos-related defense and indemnity costs will increase annual free cash flow available for investment in our business, both organically and inorganically. The transaction also gives the Company more flexibility to optimize the capital structures for post-separation Crane Company and Crane NXT in a manner that positions both companies for growth and value creation.

•

During the first two quarters of 2022, Holdings also completed a $300 million share repurchase program that was announced in October 2021. The repurchases reflected the strength of Holdings’ balance sheet position, challenges deploying capital on acquisitions in the current market environment, and management and the Board’s strong conviction in Holdings’ medium- and long-term outlook.

Taken together, we believe that our execution on growth initiatives, and as well as our strategic actions, position the Company for profitable growth and stockholder value creation.

Compensation Framework

The mix of target total direct compensation (base salary, target annual incentive awards, and long-term incentive awards) for 2022 was structured to deliver the following approximate proportions of total direct compensation to our CEO and the other NEOs (on average) if target levels of performance are achieved and is expected to continue into 2023 for Mr. Saak.

85% of CEO and 70% of other NEOs Target Pay is Performance-Based

Chief Executive Officer

Totals may not sum due to rounding.

Compensation Discussion and Analysis

Other NEOs

Totals may not sum due to rounding.

Graph excludes Mr. Saak’s compensation as he was hired by Holdings in November 2022 to serve as Chief Executive Officer of Crane NXT and his 2022 TRSU grant is not representative of the Company’s full year aggregate incentive programs.

Pay for Performance Alignment

Strong Correlation Between Pay and Performance. A substantial majority of the compensation for our NEOs is performance-based and thus varies with the Company’s actual performance. Based on the Company’s strong financial performance and TSR in 2022, the annual cash bonuses for our CEO and other corporate NEOs were above target. PRSU vesting was affected by underperformance on TSR in 2019 and 2020, with the tranche of PRSUs tied to the Company’s TSR from 2020-2022 vesting at 52.6%, an increase from 2019-2021 vesting at 25% of target and 2018-2020 vesting at 0% of target.

Annual Bonus Directly Tied to Crane’s EPS and Free Cash Flow

Annual Period	Minimum	Target	Maximum

2022

2021

2020*

*

The 2020 compensation metrics and performance targets were established prior to (and before we could anticipate) the global disruption and impact of the COVID-19 pandemic. In lieu of making mid-year plan adjustments during the COVID-19 pandemic, the Compensation Committee instead chose to exercise its discretion at the low end of target range for the 2020 annual incentive bonus payments (50% for corporate NEOs other than the CEO who received a 13% payout) to reconcile the low formulaic payout based on actual, pandemic-impacted financial performance with the quick and decisive actions taken by management to protect the Company’s associates, stabilize the Company’s finances, meet customer demand in a difficult operating environment, and position the Company to emerge stronger in 2021. No adjustments were made to long-term incentive awards, and there were no pandemic-related adjustments made to 2021 or 2022 annual incentive bonus payments.

Compensation Discussion and Analysis

PRSU Vesting Directly Tied to Crane’s Relative TSR

Three-year period	Threshold (25th percentile)	Target (50th percentile)	Maximum (75th percentile)

2020-2022

2019-2021

2018-2020

Stockholder Feedback

For the annual advisory non-binding vote regarding compensation of our NEOs at the 2022 annual meeting of stockholders, more than 96% of the votes cast were in favor of the resolution approving NEO compensation in 2021. The Company believes the level of support from its stockholders reflected by this vote is evidence that the Company’s pay for performance policies are working and are aligned with its stockholders’ interests.

Say-On-Pay Vote

Compensation Best Practices

The Committee is firmly committed to implementing a compensation program that aligns management and stockholder interests, encourages executives to drive sustainable stockholder value creation, and helps retain key personnel. Key elements of our pay practices are set forth in the Proxy Statement and explained in more detail in the “Policies and Practices Related to Our Executive Compensation Program” section beginning on page 58. See “Compensation Best Practices” chart on page 7 for a summary of our compensation best practices.

Compensation Principles

We believe that compensation should be directly linked to performance and highly correlated to stockholder value. The principles that guide us as we make decisions involving executive compensation are that compensation should be:

1	Based on performance: overall performance of the Company performance of the executive’s business unit, as applicable individual performance of the executive	2	Aligned with the annual operating plan and longer term strategic plans and objectives to build sustainable value for stockholders	3	Competitive given relevant and appropriate market conditions in order to attract and retain highly qualified executives	4

Consistent with high standards of corporate governance and designed to avoid encouraging executives to take risks that are reasonably likely to have a material adverse effect on the Company or to behave in ways that are inconsistent with the Company’s objectives, values, and standards of behavior

We also believe that it is important for our NEOs and other executives to have an ongoing long-term investment in the Company as outlined below under “Stock Ownership Guidelines” on page 58.

We design our performance-based incentive compensation so that variation in performance will result in meaningful variation in the earned compensation paid to our NEOs and other key executives. Thus, actual compensation amounts

Compensation Discussion and Analysis

will vary above or below targeted levels depending on performance of the Company and/or business unit and achievement of individual performance goals.

Elements of Compensation and 2022 Decisions

The following table summarizes the major elements of our executive officer compensation program.

Compensation Element	Principal Objectives	Key Characteristics

Base Salary	To provide a fixed amount for performing the duties and responsibilities of the position	• Determined based on overall performance, level of responsibility, competitive compensation data, and comparison to other Company executives

Annual Incentive Plan	To motivate executive officers to achieve annual financial performance goals	• Payment based on achievement of business unit and Company-wide performance goals relative to annual pre-established targets

Performance-Based Restricted Share Units (PRSUs)*	To motivate executive officers to drive long-term profitable growth	• Number of shares actually earned based on relative TSR • Earned shares vest upon conclusion of the three-year performance period

Stock Options	To attract and retain executive officers and align their interests with long-term stockholder interests	• Grants vest ratably over four years • Value realized dependent on Company stock price appreciation

Time-Based Restricted Share Units (TRSUs)	To retain executive officers and drive profitable growth	• Grants vest ratably over four years • Value realized varies with Company stock price performance

*	PRSUs and TRSUs may be collectively referred to in this Proxy Statement as “RSUs.”

Base Salary

Base salary is fixed compensation paid to each executive for performing normal duties and responsibilities. We determine the amount at the date of hire based on competitive market data, current salary levels within the Company, and the salary level needed to attract the particular executive. We review and determine the amount annually based on the executive’s overall performance, competitive compensation data, level of responsibility, and comparison to other Company executives.

Base salaries for certain executive officers were increased effective January 25, 2022, in connection with annual merit increases. After giving effect to such increases, the base salaries for most of our NEOs were all within the competitive range of +/- 15% in relation to the 50th percentile of competitive market data per the Committee’s independent compensation consultant, FW Cook. In light of the pending separation transaction, Mr. Mitchell’s compensation was held flat for 2023, to be reassessed by the Board of Crane Company (where he will serve as President and Chief Executive Officer) as he leads that company post-separation.

Compensation Discussion and Analysis

*

Mr. Saak was hired on November 28, 2022, to serve as Chief Executive Officer of Crane NXT, and, effective as of the separation date, Messrs. Mitchell, Maue and D’Iorio are no longer officers of Crane NXT.

Annual Incentive Compensation

We pay our executive officers cash bonuses based on the attainment of Company and business unit performance goals established in January and an assessment of individual performance conducted at the end of the year.

Early in the year, the Committee establishes and approves the annual target bonus objectives and award opportunities for each of our NEOs, subject to review and approval by the Board in the case of the Chief Executive Officer.

In making determinations about performance targets, the Committee considers a variety of factors including financial elements of the annual operating plan, comparison to prior year results, the general business outlook for the coming year, the opinions of analysts who follow the Company, and our diversified industrial manufacturing peers.

Our Chief Executive Officer and other officers participate in the discussions regarding annual incentive objectives so they can provide their input and understand the expectations of each incentive plan component. Each participating executive receives a confirmation of his or her annual bonus objectives and payout range after it has been approved by the Committee (the Board in the case of the Chief Executive Officer). Annual incentive plan objectives are not modified during the year, although the Committee may determine to exclude certain special items impacting EPS or free cash flow, either known at the beginning of the year or occurring during the year.

Because Mr. Saak was hired late in 2022, he was not eligible for a 2022 annual incentive award. The following discussion regarding 2022 annual incentive compensation therefore does not apply to Mr. Saak.

The Committee reviews the performance results for the Annual Incentive Plan, including Company and business unit results and individual performance, at its regularly scheduled January meeting, which is generally the first meeting following the end of the Company’s fiscal year in order that full-year performance may be considered. Based on this review, the Committee determines and approves the annual cash bonuses for each of our executive officers.

Compensation Discussion and Analysis

Competitive Positioning of Incentive Awards

For annual bonus and long-term stock-based compensation, the Committee calibrates award values for targeted performance by reference to the 50th percentile of the market data for similarly sized companies, recognizing that the competitive range of the median is +/- 15% of the benchmarking data. The competitive positioning for individual executives may vary above or below the median based on factors such as tenure, experience, proficiency in role, and criticality to the organization. As noted above, the Committee may determine to increase or decrease long-term stock-based compensation based on Company and/or individual performance during the previous year, the Company’s stock price relative to historical stock price trends, availability of shares in the Company’s Stock Incentive Plan, and other factors.

Annual Incentive Objectives for 2022—CEO and Other Corporate NEOs

Performance metrics for 2022 consisted of EPS and free cash flow (each as adjusted for special items by the Committee for bonus calculation purposes under the Annual Incentive Plan, and which adjustments may in some cases differ from the adjustments made for reporting purposes), weighted 75% / 25% respectively, for the Chief Executive Officer and other corporate NEOs. In addition to the targeted performance goals, for each performance metric, the Committee set minimum threshold and maximum cap values, so that actual payouts could range from 0% to 200% of the target award amounts.

In January 2022, the Committee established an EPS target of $7.48 to align with our annual operating plan. The Committee also established a payout range for EPS from $5.98 (0% payout) to $8.98 (200% payout). For free cash flow, the Committee established a target of $352.9 million with a payout range from $247.0 million (0% payout) to $458.8 million (200% payout). Actual performance compared to annual incentive objectives for this group were as follows:

Corporate Objectives	Target ($)	Actual ($)	Performance relative to Target Range	Weight	Calculated Payout (%)

Adjusted EPS	7.48	7.87	125.9%	75%	94.4%

Adjusted free cash flow	352.9M	412.0M	155.6%	25%	38.9%

Weighted payout %					133.3%

The graphs below show the performance targets and related ranges set by the Committee in January 2022 and the actual performance in 2022. These corporate financial metrics are adjusted for special items by the Committee for bonus calculation purposes under the Annual Incentive Plan, which adjustments may in some cases differ from the adjustments made for reporting purposes.

Compensation Discussion and Analysis

Performance Targets and Bonuses for Operations NEOs in 2022

For Mr. Gallo, Senior Vice President with responsibility for the Payment & Merchandising Technologies and Engineered Materials businesses, performance metrics for 2022 were operating profit (70% of target bonus) and free cash flow (30% of target bonus) based on results of the businesses for which he was responsible. While Mr. Maue has operational responsibility for the Aerospace & Electronics segment, his bonus is based solely on his performance as Chief Financial Officer and not his operational responsibilities.

Kurt F. Gallo, Senior Vice President

The performance metrics approved by the Committee for Mr. Gallo were aggregate operating profit of the Payment & Merchandising Technologies and Engineered Materials businesses, with a target of $351.5 million (100% payout) and a payout range from $281.2 million (0% payout) to $421.9 million (200% payout), and aggregate free cash flow from such businesses, with a target of $292.7 million (100% payout) and a payout range from $234.1 million (0% payout) to $351.2 million (200% payout). Actual performance for Mr. Gallo’s businesses compared to these annual incentive objectives are set forth in the tables immediately below.

Operations Objectives—K. F. Gallo (Payment & Merchandising Technologies and Engineered Materials)	Target ($)	Actual ($)	Performance relative to Target Range	Weight	Calculated Payout (%)

Operating profit	351.5M	382.0M	143.4%	70%	100.4%

Free cash flow	292.7M	381.0M	200%	30%	60%

Weighted payout %					160.4%

Named Executive Officers’ Bonuses for 2022

In January 2023, the Committee reviewed management’s reports on the performance of the Company, the relevant business units, and the individual NEOs in 2022 against the relevant bonus objectives. In considering Company performance, and consistent with past practice, the Committee excluded certain special items as reported from earnings per share and free cash flow. The calculations resulted in a corporate percentage payout of 133.3% (for Mr. Gallo, see the section entitled “Performance Targets and Bonuses for Operations NEOs” on page 51).

The approved payout percentages and cash bonuses for our corporate and operations NEOs for 2022 are as follows:

Named Executive Officer	Bonus Target (% of Salary)	Bonus Target ($)	Payout (%)	Bonus Paid ($)

M. H. Mitchell	120%	1,440,000	133.3	1,919,520

R. A. Maue	80%	575,877	133.3	767,644

A. W. Saak*	—	—	—	—

A. M. D’Iorio	70%	367,527	133.3	489,913

K. F. Gallo	70%	368,301	160.4	590,755

*

Mr. Saak joined the Company in November 2022 and was not eligible for a 2022 incentive bonus payout. He was granted a cash sign-on bonus of $700,000 to compensate for the 2022 bonus forfeited from his current employer. The bonus was payable $350,000 upon signing and $350,000 in March 2023 and is subject to clawback and other provisions pursuant to the terms of his employment agreement. The portion of this sign-on bonus paid in 2022 is disclosed in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Stock Incentive Plan is used to provide long-term incentive compensation through stock options and PRSUs, as well as retention of employees through TRSUs. We believe that employees approach their responsibilities more like owners as their holdings of, and potential to own, stock increase.

The Committee determined an overall target dollar value for long-term equity incentive awards for each of the NEOs. In determining these amounts, the Committee considered the competitive market data compiled by FW Cook, Company

Compensation Discussion and Analysis

and individual performance in 2021, and our historical grant practices including the number of shares and the fair market value of the stock. The Committee then allocated the total target dollar amount among the applicable award types, as follows: for our Chief Executive Officer, 55% as PRSUs, 25% as stock options and 20% TRSUs; and for each of the other NEOs, 50% as PRSUs, 25% as stock options, and 25% as TRSUs. To determine the target number of PRSUs and the number of stock options and TRSUs, the Committee divided the applicable dollar amount by the closing price of our common stock for the PRSUs and TRSUs and by the Black-Scholes accounting value for the stock options (rounded in each case to the nearest whole share) on the date the awards were approved.

Mr. Saak received only an award of TRSUs (no PRSUs or Options), to compensate him for equity forfeited at his former employer.

The table below sets forth, for each of our NEOs, the dollar value used by the Committee and resulting number of shares for the awards.

	Long-Term Incentive
	Stock Options		PRSUs*		TRSUs**		LTI Total
Named Executive Officer	$	#	$	#	$	#	($)

M. H. Mitchell	1,340,000	41,218	2,948,000	28,982	1,072,000	10,539	5,360,000

R. A. Maue	325,000	9,997	650,000	6,390	325,000	3,195	1,300,000

A. W. Saak	—	—	—	—	2,200,000	20,893	2,200,000

A. M. D’Iorio	200,000	6,152	400,000	3,932	200,000	1,966	800,000

K. F. Gallo	162,500	4,998	325,000	3,195	162,500	1,598	650,000

*

As noted above, the Committee determined the target number of PRSUs using the dollar amount shown above divided by $101.72, the closing price of our common stock on the date the awards were approved. In contrast, the amounts included in the 2022 Summary Compensation Table and 2022 Grants of Plan-Based Awards table are based on the grant date fair value of the PRSUs determined using financial accounting assumptions as required to be disclosed by SEC rules, determined to be $120.68 per share. As a result, the value of the PRSUs included in those tables differs from the values shown above. See footnote 1 to the “2022 Summary Compensation Table” on page 64 and footnote 5 to the “2022 Grants of Plan-Based Awards” table on page 67 for additional information on the grant date fair value of the PRSUs.

**	The closing price of our common stock on November 28, 2022, the date of Mr. Saak’s award, was $105.30.

Selection of Performance Measures for Incentive Awards

For our PRSUs, the performance measure is Holdings’ TSR over a three-year period relative to the TSR of the constituent companies in the S&P Midcap 400 Capital Goods Group, a meaningful measure of stockholder value. As discussed elsewhere in this Compensation Discussion and Analysis, the principal performance measures selected by the Committee to drive annual incentive compensation are, for the Chief Executive Officer and other corporate executives including Messrs. Maue and D’Iorio in 2022, adjusted EPS and free cash flow for the Company as a whole and, for certain executives with direct or supervisory operating unit responsibility including Mr. Gallo in 2022, adjusted operating profit and free cash flow for his business units (see “Annual Incentive Compensation” beginning on page 49). These performance criteria were chosen because they are aligned with the Company’s long-term strategic goal of driving profitable growth, both organically and through acquisition, which we believe will increase stockholder value. The relative weighting of these metrics was designed to ensure an appropriate balance between profit achievement and maintaining a strong and efficient balance sheet.

PRSU Awards – 3-Year Performance Period Based on Relative TSR

The Committee grants to NEOs and other senior executives PRSUs with three-year performance vesting conditions based on relative total stockholder return as described below, thus directly linking this form of stock-based compensation to returns received by our stockholders relative to comparator industrial companies. See “Pay for

Compensation Discussion and Analysis

Performance Alignment” in the Executive Summary of this discussion regarding actual payout results for recent PRSU awards, including the award covering the 2020-2022 performance period.

	PRSU Grants
Performance Level	CR Relative TSR	Shares Earned % of Target

Below Threshold	<25th percentile	0%

Threshold	25th percentile	25%

Target	50th percentile	100%

Maximum	≥75th percentile	200%

The vesting of PRSUs awarded to members of the senior leadership team in January 2022 will be based on a relative measurement of TSR for the Company over the three-year period January 1, 2022, through December 31, 2024 (with the share price for such purpose being defined as the percentage return of the 20-day trading average closing price on the last trading day of the three-year period, versus the 20-day trading average closing price prior to the first trading day of the period), compared to TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. Vesting of the PRSUs as shares of Company common stock will be determined by the formula indicated above for new grants. See “Adjustments to Equity Awards in Connection with Separation” on page 54 for additional information.

For TSR between the 25th and 50th percentiles and between the 50th and 75th percentiles, the vesting is interpolated on a straight-line basis. If the Company’s TSR for the three-year period is negative, the maximum vesting is capped at 100% regardless of performance relative to peers. In addition, the maximum value that can be earned under the PRSUs (total shares earned multiplied by the final share price) is capped at four times the original grant value. Holders of PRSUs are not entitled to receive dividends or dividend equivalent payments during the performance period, nor do dividends accrue, prior to vesting.

Stock Option Awards – Vest 25% Per Year Over Four Years

Under the Stock Incentive Plan, stock options must be granted with a per-share exercise price at no less than fair market value on the date of grant and are subject to vesting terms as established by the Committee (currently 25% per year over four years). Stock option awards comprise 25% of the annual long-term incentive grant value for each NEO vest ratably over four years and have 10-year terms. Accordingly, employees can realize a gain only if the share price increases from the date of grant, directly linking this component of incentive compensation to increases in stockholder value. Although broad market dynamics can strongly influence our share price, the Committee believes that with stock options our senior level management employees are motivated to take actions that improve the share price, such as profitable sales growth through organic growth as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations, and prudent use of free cash flow through capital expenditures, dividends, acquisitions, and stock repurchases.

Compensation Discussion and Analysis

TRSU Awards – Vest 25% Per Year Over Four Years

The Stock Incentive Plan also authorizes the Committee to grant time-based restricted share units, or TRSUs, subject to such terms and conditions as the Committee may deem appropriate. Like the stock options, the TRSUs granted to our NEOs vest ratably over four years, and dividends are paid on TRSUs prior to vesting.

Adjustments to Equity Awards in Connection with Separation

In connection with the separation transaction, equity awards held by the Company’s NEOs (other than Mr. Saak) and non-employee directors were adjusted using the “shareholder method” in which each pre-separation Crane Holdings, Co. award was adjusted into a Crane NXT equity award and a Crane Company equity award, with one Crane Company share for each pre-distribution Crane Holdings, Co. share. Option exercise prices were proportionately adjusted to reflect the relative values of each company as of the separation transaction. The adjusted awards were intended to have a combined intrinsic value immediately following the separation transaction equal to the intrinsic value of the outstanding Crane Holdings, Co. awards immediately before the separation transaction.    For Mr. Saak, given his hire date and role, his awards are adjusted under the “replacement method” rather than the “shareholder method.” Under this method, the awards remain designated solely in Crane NXT shares, the number of which are adjusted to ensure the intrinsic value of the awards immediately before the separation is the same immediately after the separation.

The vesting and other terms of the adjusted awards remain substantially unchanged. Service with the applicable post-separation employer determines vesting. PRSUs remain subject to relative TSR performance over the same performance period against the same peer group as the original award, but adjusted to apply as if each of Crane NXT and Crane Company had been separate companies over the entire performance period.

Unless otherwise noted, information in this Proxy Statement regarding Crane Holdings, Co. equity awards before the separation transaction reflect share numbers, exercise price, and award value before these adjustments. Any such information after the separation transaction reflects such information only as to the Crane NXT awards after the adjustments and does not include the adjusted awards under the Crane Company stock incentive plan.

Retirement Benefits

Messrs. Mitchell and D’Iorio have accrued retirement benefits under the Crane Holdings, Co. defined benefit pension plan, which was closed to employees hired after 2005 and then frozen with no further benefit accruals effective December 31, 2012. In connection with the separation transaction, this plan was retained by Crane Company, and no Crane NXT NEO will participate in the Defined Benefit Pension Plan. Messrs. Mitchell, Maue, Saak, D’Iorio and Gallo, and any other previously disclosed named executive officer beginning from 2014, participate in a tax-qualified defined contribution retirement plan under which the Company contributes 3% of salary and bonus annually (the contribution rate was 2% prior to 2014), subject to the limitations on contributions to tax-qualified retirement plans under applicable federal tax regulations. Crane Company retained sponsorship of this plan in connection with the separation transaction, and Crane NXT adopted a “mirror” defined contribution plan for its employees.

The NEOs also participate in the Company’s Benefit Equalization Plan, which is designed only to restore retirement benefits under the Company’s regular defined benefit pension plan that are limited by the tax code; there is no supplemental benefit based on deemed service or enhanced compensation formulas. Benefits accrued under this plan are not funded or set aside in any manner. In the event of retirement at age 62 with 10 years of service, a participating executive would be eligible to receive benefits under that plan without the reduction factor set forth in the Company’s tax-qualified pension plan of 3% per year prior to age 65. The only NEO with a defined benefit account in this plan is Mr. Mitchell. This plan was also frozen as to defined benefit accruals effective December 31, 2012. Like the defined benefit pension plan, this plan was retained by Crane Company in the separation transaction. Effective January 1, 2014, the Benefit Equalization Plan was amended to cover participants’ benefits under the defined contribution retirement plan referenced above, and the Committee extended the participation in this plan to certain senior leadership executives, including all of the NEOs. Like the tax-qualified defined contribution plan, sponsorship of the Benefit Equalization Plan was retained by Crane Company in the separation transaction, and Crane NXT adopted a “mirror” plan for its eligible employees.

Compensation Discussion and Analysis

Other Compensation

The “All Other Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the 2022 Summary Compensation Table and the accompanying footnotes set forth the details of other compensation received by the NEOs. In certain cases, such as the Company’s contributions to defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams, cybersecurity protection in the executive’s home network environment, and other personal benefits, the compensation is only provided to certain key employees (including the NEOs), and we have determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices. For example, our NEOs are eligible for reimbursement for the cost of their executive physicals bi-annually, subject to an expense cap of $2,500. This benefit provides our NEOs with additional flexibility to proactively manage their health and wellness. Our executives bear all taxes associated with such benefits.

Prior to the completion of the separation transaction, personal use of the corporate aircraft was restricted to the Chief Executive Officer and the Chairman of the Board. Mr. Mitchell had an agreement with the Company pursuant to which he was not required to reimburse the Company for personal use until the aggregate incremental cost reached $100,000, and thereafter he was required to reimburse the Company for all incremental cost incurred above that amount. With the permission of the Chief Executive Officer, limited use of the corporate aircraft by Mr. Maue for personal travel was permitted during 2022 as reflected in the “Other Compensation” table on page 64. The net incremental cost to the Company above the reimbursed amount for Mr. Mitchell is included in the “All Other Compensation” column of the 2022 Summary Compensation Table. The Board approved this personal use of the aircraft for Mr. Mitchell because the Board believes that such personal use of the aircraft permits the most efficient use of time by Mr. Mitchell and thereby benefits the Company. For more information regarding the use of the Company aircraft, see “Use of Company Aircraft” on page 61.

Compensation Decision-Making Process

Committee’s Role

The Committee is responsible for oversight of our executive compensation program. With respect to the compensation of our Chief Executive Officer, the Committee determines his compensation, subject to review and approval by the Board. With respect to our other executive officers, the Committee determines their compensation after reviewing the recommendations of the Chief Executive Officer. The Committee administers the Annual Incentive Plan, reviewing and setting the performance targets for the Chief Executive Officer and other corporate officers subject to review by the Board, setting performance targets for all other participants after reviewing the recommendations of the Chief Executive Officer, and reviewing and approving the annual bonuses based upon actual performance. The annual bonus calculations are also reviewed by our independent auditors. The Committee also administers the Stock Incentive Plan and approves all grants of stock options and RSUs.

The Committee is assisted in these responsibilities by its independent compensation consultant, FW Cook. Although the Company pays the fees and expenses of FW Cook, the firm is retained by the Committee. FW Cook does not perform any other compensation related services for the Company. The Committee reviews the independence of FW Cook each year and has concluded that its work for the Committee has not raised any conflict of interest.

Role of CEO and Management

The Chief Executive Officer and certain other senior corporate officers play an important role in supporting the Committee in the discharge of its responsibilities. Management maintains records and provides historical compensation data to the Committee and FW Cook, as well as the annual operating plan and the actual performance results from which annual bonuses are determined. The Chief Executive Officer, together with other senior corporate officers, presents recommendations to the Committee regarding performance targets under the Annual Incentive Plan and long-term equity incentives under the Stock Incentive Plan. The Chief Executive Officer and other officers participate in the discussions regarding annual and long-term incentive objectives so they can provide their input and understand the expectations for each incentive plan component.

Compensation Discussion and Analysis

Compensation Consultant and Market Data

Each year, FW Cook reviews the Company’s compensation peer group against certain size-related metrics and alignment with the Company’s business segments and complexity of operations. When and as appropriate, FW Cook proposes the addition of other companies to the compensation peer group to replace companies that have been acquired or made substantial changes to their business portfolio, or when the Company’s profile has materially changed due to mergers or acquisitions. The 19-company peer group below was used by FW Cook in 2021 to develop comparative compensation data for the Committee in setting 2022 compensation targets. Notably, at the time the Company’s peer group was approved, their trailing fourth quarter revenues ranged from $1.4 billion to $6.9 billion with a median of $3.1 billion, which compared to the Company’s revenue of $3.0 billion. In addition, the peer group’s market cap ranged from $2.9 billion to $21.8 billion, with a median of $8.1 billion compared with $5.6 billion for the Company.

Crane Holdings’ Compensation Peer Group for 2022

Carlisle Companies Incorporated Colfax Corporation Curtiss-Wright Corporation Donaldson Company, Inc. Dover Corporation Flowserve Corporation	Hubbell Incorporated IDEX Corporation ITT Inc. Kennametal, Inc. Pentair, plc Regal Rexnord Corporation	Snap-On Incorporated SPX Flow Teledyne Technologies Incorporated The Timken Company Woodward, Inc. Xylem Inc. Zurn Elkay Water Solutions Corporation

FW Cook provides the Committee with comparative compensation data on the peer companies from publicly available sources and, in addition, comparative compensation data compiled from general industry surveys with revenues ranging from $1.0 billion to $5.0 billion, appropriately size-adjusted to determine market values for companies of comparable size to the Company or business unit, as applicable. This data includes base salary, target bonus opportunity, and long-term incentive compensation for the NEOs. The Committee uses this comparative data during its review of salaries, annual target cash incentive compensation, and aggregate stock option and RSU grant values for Mr. Mitchell and the other NEOs, with the view that all elements of target total direct compensation should be calibrated by reference to the 50th percentile of competitive market data for targeted performance, with significant upside potential for performance that exceeds target and lesser (or zero) payouts if performance is below target. The Committee may use its judgment and discretion to vary the award values, based on Company and individual performance during the previous year, historical stock price trends, the impact of unforeseen events beyond Management’s control, and other factors.

The Company’s comparator group for PRSUs granted in January of 2022 is the S&P Midcap 400 Capital Goods Group, consisting of approximately 40 companies, with roughly a quarter of those companies in our compensation peer group. The Committee selected the larger comparator group for PRSU purposes based on the view (with which FW Cook concurs) that a larger group is appropriate for measuring relative TSR over a three-year period because (1) company size is less relevant for TSR comparisons than benchmarking target pay levels, (2) the larger group best represents the universe of companies with which Crane competes for investor capital and (3) it is less likely to be meaningfully affected by the loss of constituent companies during the period. In addition, the S&P Midcap 400 Capital Goods Group is a regularly published listing with all the necessary data to make the required calculations.

Following the same selection methodology outlined above, the Committee approved the following peer group for the purposes of establishing compensation ranges for the Chief Executive Officer (Mr. Saak), and other senior leaders of Crane NXT, and for all other relevant compensation actions for Crane NXT:

Crane NXT’s Compensation Peer Group for 2022

Advanced Energy Industries, Inc. Albany International Corp. Altra Industrial Motion Corp.* Brady Corporation Cognex Corporation Deluxe Corporation	Diebold Nixdorf Inc. ESCO Technologies Inc. Graco Inc. Helios Technologies, Inc. Itron, Inc. Methode Electronics, Inc.	Nordson Corporation nVent Electric plc OSI Systems, Inc. Viavi Solutions Inc. Vontier Corp.

*

As of December 31, 2022, it had been announced that Altra Industrial Motion was to be acquired by Regal Rexnord. The transaction had not closed at the time of the peer group comparisons related to Mr. Saak’s compensation ranges.

Compensation Discussion and Analysis

CEO Assessment Process and Principal Conclusions

Each year, the Chief Executive Officer proposes a set of goals and objectives for himself, which are reviewed and approved by the Board as part of an annual self-assessment and review process managed by the Committee. The goals and objectives include quantitative goals based on the annual operating plan and related metrics, as well as certain qualitative objectives relating to business strategy, organization, and intellectual capital development. At the end of each year, our Chief Executive Officer prepares and delivers to the Committee a self-assessment of his performance during that year, with reference to the goals and objectives established at the beginning of the year as well as challenges and opportunities that arose during the year. This self-assessment is shared with the other members of the Board, and their responses and other observations are compiled by the Chair of the Committee and discussed with our Chief Executive Officer, who then responds to the full Board.

Max H. Mitchell Age: 59	President and Chief Executive Officer through April 3, 2023

Principal Conclusions

Outcomes for 2022, which shaped the Committee’s compensation decisions in January 2023:

(1)  Under Mr. Mitchell’s leadership, the Company, in an uncertain economic environment with higher than predicted inflation and significant supply chain disruptions, again over-delivered on key financial metrics, including EPS and free cash flow, benefitting shareholders, and driving a substantial relative outperformance vs. peers in in total shareholder return during 2022.

(2)  The Company executed on a transformative transaction that resulted in the defeasement of its asbestos liability, eliminating that liability from the Company’s balance sheet and positioning the Company for continued growth and improved cash flow metrics.

(3)  Under Mr. Mitchell’s leadership, the Company embarked on a separation transaction, which, when completed, is expected to drive significant shareholder value, and will result in two, independent, publicly traded companies poised for substantial growth in their respective end markets.

(4)  Mr. Mitchell continued to streamline the Company’s portfolio of businesses, executing on the sale of the Crane Supply business, and actively pursuing attractive M&A opportunities.

(5)  Mr. Mitchell continued to invest in new product development across all of the Company’s businesses and drove innovation in technology and manufacturing excellence.

(6)  Mr. Mitchell continued to lead by example, reinforcing the Company’s core values of doing business ethically and with unwavering integrity, and creating an environment where the Company’s associates are treated with trust and respect.

Outcomes for 2021, which shaped the Committee’s compensation decisions in January 2022:

(1)  Under Mr. Mitchell’s leadership, the Company significantly over-delivered on key financial metrics, including EPS and free cash flow, materially benefitting stockholders, and driving a substantial increase in total stockholder return.

(2)  Mr. Mitchell acted early and decisively to prepare the Company for an environment with substantial inflation and supply chain disruptions; consequently, the Company avoided the significant profitability and delivery challenges experienced by many peers and across a wide range of companies and industries.

(3)  Mr. Mitchell provided admirable financial stewardship, reducing the Company’s debt and increasing its M&A capacity, while at the same time positioning the Company to return cash to stockholders through an announced authorization to repurchase up to $300 million in Company stock.

(4)  Mr. Mitchell continued to streamline the Company’s portfolio of businesses and reached an agreement to sell the Company’s Engineered Materials segment, which will provide additional financial resources to focus on acquisitions to strengthen the Company’s core Aerospace & Electronics and Process Flow Technologies businesses.

(5)  Under Mr. Mitchell’s leadership, the Company continued to invest in new product development across all the Company’s businesses, with a focus on driving profitable growth and delivering superior products and services to our customers.

(6)  Mr. Mitchell continued to lead the Company through the pandemic with compassion and integrity, with a continued focus on the safety of our associates and providing financial support and other accommodations for those impacted by the COVID-19 virus.

Compensation Discussion and Analysis

The Committee took these observations into account, along with the competitive data supplied by FW Cook, in approving Mr. Mitchell’s bonuses for 2021 and 2022 under the Annual Incentive Plan and in determining Mr. Mitchell’s stock-based incentive compensation grants in January 2022 and January 2023. The CEO does not participate in any deliberations regarding his own compensation.

A similar process is followed for each of the Company’s other NEOs except that it is the Chief Executive Officer who reviews the self-assessment by such executive officer and provides the conclusions and findings that help guide the compensation decisions affecting such officer; for the other NEOs, annual incentive compensation, though largely formula-based, is subject to adjustment by the CEO, and subject to review and approval by the Committee, based on assessment of individual performance.

Say-on-Pay Vote in 2022

In accordance with the Dodd-Frank Act and related rules adopted by the Securities and Exchange Commission, we presented a “Say-on-Pay” item to stockholders in 2022, which called for an advisory, non-binding vote regarding the compensation of our NEOs in 2021 as described in the proxy statement. On this item, over 96% of the votes cast were in favor of the resolution. In light of strong stockholder support, the Committee concluded that no revisions were necessary to our executive officer compensation program in direct response to the vote.

Policies and Practices Related to Our Executive Compensation Program

Compensation Risk Assessment

The Committee has established a process for assessing the potential that our compensation plans and practices may encourage our executives to take risks that are reasonably likely to have a material adverse effect on the Company. A senior management team led by the Senior Vice President, Chief Human Resources Officer conducts a review of the operation and effect of our compensation plans and practices which is presented to the Committee for discussion at its February meeting. With the assistance of FW Cook, the Committee concluded that our compensation plans and practices do not encourage excessive or unnecessary risk-taking for the following reasons:

•	Our incentive plans have a mix of performance measures, including Company-wide and business unit financial measures, operational measures, and individual objectives.

•	Our compensation programs contain a balance of annual and long-term incentive opportunities.

•	We cap incentive plan payouts within a reasonable range.

•	The range of payouts from threshold to maximum payout (performance slope) under our annual incentive plan and PRSUs is calibrated for an appropriate risk profile.

•	Our stock ownership guidelines link the interests of our executive officers to those of our stockholders.

•	Our clawback policy provides a means for the Company to recover the value of incentive awards in the event any of our executive officers engage in misconduct resulting in a financial restatement.

•	The mix of PRSUs and stock options in our long-term incentive program provides a blend of relative and absolute performance measures for our senior executives.

Stock Ownership Guidelines

The Company’s stock ownership guidelines for executive officers are expressed as a multiple of base salary:

Executive Level	Minimum Ownership Level

CEO	6 x Base Salary

CFO	5 x Base Salary

Executive Officers-CEO Direct Reports	4 x Base Salary

Other Executive Officers	3 x Base Salary

Compensation Discussion and Analysis

Shares that count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account, and (iii) the after-tax value (65%) of TRSUs held by the executive. Neither unearned or unvested PRSUs nor unexercised stock options count for purposes of the guidelines. The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of RSUs (i.e., the total shares covered by the option exercised or the RSU grant vesting less the number of shares surrendered to pay the exercise price and satisfy tax withholding obligations), while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines.

As of April 10, 2023, Mr. Saak and Mr. Gallo (all of the NEOs who have continued with Crane NXT) either held the requisite number of shares or were complying with the above-referenced retention ratio in accordance with the guidelines.

Policies with Respect to Timing of Stock-Based Awards and Exercise Price of Stock Options

Annual awards of stock options and RSUs to executive officers are approved at the Committee’s regular January meeting, in order that full-year performance may be considered, and the awards are granted 10 business days later, after the Company’s full year earnings have been released, to better align grant date value with the stockholders’ experience. The Committee also grants stock options and RSUs at other dates to newly hired or promoted executives. All options must be granted at an exercise price that is at least equal to 100% of the fair market value of the Company’s common stock on the date of grant. Fair market value on a given day is defined as the closing market price on that day.

Policy with Respect to Hedging and Pledging of Company Stock

Certain forms of hedging or monetization transactions allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, allowing the benefit of continued ownership of the stock without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other stockholders. For this reason, the Board has maintained a longstanding policy prohibiting any director, executive officer, or any other designated employee who qualifies as an insider from (1) entering into any hedging or other transaction to limit the risk of ownership of Company stock or (2) pledging Company stock to secure any loan or advance of credit. During 2022, none of our directors and executive officers engaged in any such transactions.

Clawback Policy

The Company’s Compensation “Clawback” Policy provides a means for the recovery of certain incentive compensation awards if the Company’s financial statements are restated due to fraud or similar misconduct by any executive officers. Under the clawback policy, the Company may recoup from the Chief Executive Officer, the Chief Financial Officer, the General Counsel, Controller, Treasurer and any other executive officers (including the NEOs), who are determined to have participated in the misconduct: (1) the annual incentive compensation awards and other bonus compensation, and (2) all proceeds from stock option exercises or sales of shares received in settlement of RSUs within one year after the filing of the financial statement that is later restated. Under this policy, the Committee is authorized by the Board to pursue a financial recovery against the offending officers when the Board determines that a triggering event has occurred. In 2022, the SEC adopted final rules related to clawbacks under the Dodd-Frank Wall Street Reform and Consumer Protection Act. The rules direct securities exchanges to implement listing standards that will require public companies to maintain and disclose a clawback policy that meets specified requirements. The Compensation Committee intends to reevaluate the Company’s clawback policy in light of the final rules, after the NYSE publishes the applicable listing standards and in accordance with the required deadlines.

Compensation Discussion and Analysis

Impact of Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) limits the deductibility of compensation in excess of $1 million paid to any one NEO in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. In 2017 and prior years, the Committee designed awards under the Annual Incentive Plan, as well as PRSUs and stock options granted under equity incentive plans, that were intended to qualify for this performance-based compensation exception. However, the Tax Cuts and Jobs Act (TCJA), which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that the Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018, may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our NEOs generally will not be deductible. While the TCJA will limit the deductibility of compensation paid to the NEOs, the Committee will — consistent with its past practice — design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Other Arrangements with Our Named Executive Officers

Change in Control Provisions

Each of the Company’s executive officers has an agreement that, in the event of a change in control of the Company, provides for continued employment for a period of three years or until normal retirement following the change in control. Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with “Good Reason” for constructive termination, the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The annual incentive plans, stock options, and RSUs contain similar features which accelerate vesting in the event of termination following a change in control. The change in control agreements do not provide for any tax gross-ups, and instead cap the payments to the employee to the extent that such payments, together with accelerated vesting of stock options and RSUs, would trigger any excise tax under Section 4999 of the Internal Revenue Code resulting from such payments (and if capping the payments provides the employee with a larger after-tax payment).

As set forth below under “Potential Payments upon Termination or Change in Control,” the aggregate payments to the NEOs under the change in control agreements, including the estimated value of continuation for three years (or until normal retirement age) of the individual’s medical coverage and other benefits, had a change of control taken place on December 31, 2022, and had employment been terminated immediately thereafter, would range from $27,885,761 for Mr. Mitchell to $4,554,788 for Mr. Saak. The Board has approved these agreements and other provisions to assure the continuity of management in the event of a change in control and considers these agreements and provisions to be competitive with terms offered by other companies with which we compete for executive talent. The agreement with the NEOs who were employed by Crane Company following the separation were assigned to and assumed by Crane Company. The separation transaction did not constitute a change in control for purposes of these agreements.

Indemnification Agreements

The Company has entered into indemnification agreements with Mr. Mitchell, each other director, Messrs. Maue, Saak, D’Iorio and Gallo, and five other executive officers of the Company, the form of which was approved by stockholders at the 1987 annual meeting. After separation, the Company will continue to indemnify its Directors, CEO, CFO, General Counsel, Chief Human Resource Officer, Chief Accounting Officer and Senior Vice President. The indemnification agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties, and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent, or fiduciary of the Company or for another entity at the request of the Company, and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance. Indemnification agreements with the NEOs who were employed by Crane Company following the separation were assigned to and assumed by Crane Company.

Compensation Discussion and Analysis

Use of Company Aircraft

Prior to the separation transaction, Crane Holdings, Co. entered into time share agreements with Messrs. Tullis and Mitchell regarding personal use of the corporate aircraft, including aircraft leased by Crane Holdings, Co. from a third-party operator. Under the agreements, Crane Holdings, Co. agreed to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agreed to pay Crane Holdings, Co. for each flight. The agreement with Mr. Tullis provides that he pay the aggregate incremental cost of aircraft operation. Such incremental costs include fuel, landing fees, parking fees, temporary hangar charges, flight crew meals and lodging, and, for chartered aircraft, the entire charter fee. The agreement with Mr. Mitchell provides that he is not required to reimburse the Company for personal use until the aggregate incremental cost reaches $100,000, and thereafter is required to reimburse the Company for all incremental cost incurred above that amount. During 2022, the aggregate incremental cost to Crane Holdings, Co. for personal use of the aircraft by Messrs. Tullis and Mitchell, less amounts paid by them under the time share agreements, was $92,462 and $100,000, respectively.

The time sharing agreements were assigned to Crane Company and Crane Company entered into a new Lease arrangement for the aircraft, all effective in February 2023, after which date Crane NXT had no obligations under either the time sharing agreements or the aircraft lease.

Compensation Discussion and Analysis

Management Organization and Compensation Committee Report

The Compensation Committee of the Board has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement/Prospectus. Based on our review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Submitted by:

The Management Organization and Compensation

Committee of the Board of Directors of Crane NXT, Co.

Ellen McClain, Chair

William Grogan

James L. L. Tullis

2022 EXECUTIVE COMPENSATION TABLES

Annual Compensation of the Named Executive Officers

This discussion should be read together with the 2022 Summary Compensation Table and the 2022 Grants of Plan-Based Awards table below.

Base Salary — The annual base salary of the Chief Executive Officer, Mr. Mitchell, is determined by the Compensation Committee and approved by the Board. The base salary of each of the other NEOs is recommended by the Chief Executive Officer and approved by the Compensation Committee. Base salary accounted for approximately 27% of the aggregate total compensation of the NEOs.

Stock Awards (PRSUs and TRSUs) — In January 2022, the Compensation Committee made grants of PRSUs to certain key executives, including the NEOs. The PRSUs will vest, if at all, at the end of 2024, as determined with reference to the percentile ranking of the TSR of the Company’s common stock for the period from January 1, 2022, through December 31, 2024, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. The Committee also made grants of TRSUs to certain key executives, including the NEOs, which will vest ratably on the first, second, third, and fourth anniversaries of the date of grant.

The grants were made pursuant to the 2018 Stock Incentive Plan. See “Potential Payments Upon Termination or Change in Control” beginning on page 72 for a description of treatment of the PRSUs upon termination of employment.

See, also, “Adjustments to Equity Awards in Connection with Separation” in the Compensation Discussion and Analysis for additional information about the treatment of these awards in connection with the separation transaction.

Option Awards — In January 2022, consistent with previous practice, Crane made annual grants of stock options to executives and other key employees including the NEOs pursuant to the 2018 Stock Incentive Plan. Options become exercisable 25% per year over four years, and expire, unless exercised, 10 years after grant. The exercise price of the options granted on January 24, 2022, was $101.72, which was the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of the 2018 Stock Incentive Plan by taking the closing price on the grant date. See “Potential Payments Upon Termination or Change in Control” beginning on page 72 for a description of treatment of the options upon termination of employment. See, also, “Adjustments to Equity Awards in Connection with Separation” in the Compensation Discussion and Analysis for additional information about the treatment of these awards in connection with the separation transaction.

Non-Equity Incentive Plan Compensation — In January 2022, the Compensation Committee made target bonus awards pursuant to the Annual Incentive Plan to each of the Company’s executive officers (including the NEOs). The awards became payable in cash in the first quarter of 2023 to the extent that certain performance targets were met during 2022. The target awards are shown in the 2022 Grants of Plan-Based Awards table beginning on page 66; the amounts shown in the 2022 Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2022 are the actual amounts paid.

Other Compensation — The amounts appearing in the 2022 Summary Compensation Table under the caption “All Other Compensation” are disaggregated in footnote 5 to the table.

2022 Executive Compensation Tables

2022 Summary Compensation Table

The table below summarizes the compensation for 2022, 2021 and 2020 earned by Crane’s Chief Executive Officer, its Chief Financial Officer, and each of the three other most highly paid executive officers (as determined pursuant to SEC rules) who were serving as executive officers on December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Max H. Mitchell President and Chief Executive Officer	2022	1,200,000		4,569,575	1,339,997	1,919,520	0	287,464	9,316,556
	2021	1,177,990		3,956,400	1,274,996	2,880,000	0	195,104	9,484,490
	2020	857,475		3,156,256	1,890,003	156,663	185,206	116,063	6,361,666

Richard A. Maue Senior Vice President and Chief Financial Officer	2022	717,209		1,096,141	325,002	767,644	—	104,466	3,010,462
	2021	681,258		966,767	312,508	1,028,352	—	70,313	3,059,198
	2020	609,551		848,037	420,002	247,200	—	65,759	2,190,549

Aaron W. Saak Chief Executive Officer Crane NXT	2022	46,154	350,000	2,200,033			—	11,154	2,607,341

Anthony M. D’Iorio Senior Vice President, General Counsel and Secretary	2022	523,115		674,495	200,002	489,913	0	69,267	1,956,792
	2021	494,740		541,368	174,992	700,050	0	51,491	1,962,641
	2020	416,852		459,316	227,507	158,025	50,818	47,604	1,360,122

Kurt F. Gallo Senior Vice President	2022	524,587		548,121	162,485	590,755	—	72,657	1,898,605
	2021	502,900		502,711	162,500	708,271	—	51,430	1,927,812
	2020	451,634		459,316	227,507	342,160	—	42,786	1,523,403

(1)

This amount reflects the portion of the cash sign-on bonus paid to Mr. Saak in 2022 in connection with his acceptance of employment with Holdings in November 2022. The terms of the cash sign-on bonus are described in more detail in the section entitled “Named Executive Officers’ Bonuses for 2022” above.

(2)

Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of TRSUs and PRSUs made during 2022, 2021 and 2020. For details of individual grants of TRSUs and PRSUs during 2022 see the 2022 Grants of Plan-Based Awards table below. There were no forfeitures of TRSUs by any of the NEOs during the fiscal year. PRSUs for the three-year period 2020-2022 vested at 52.6% of target. The assumptions on which these valuations are based are set forth in Note 7 to the audited financial statements included in Crane Holdings, Co.’s annual report on Form 10-K filed with the SEC on March 1, 2023.

(3)

Amounts shown in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Crane stock made during the indicated year. For details of individual grants of stock options during 2022 see the 2022 Grants of Plan-Based Awards table below. There were no forfeitures of Crane stock options by any of the NEOs during the fiscal year. The assumptions on which these valuations are based are set forth in Note 7 to the audited financial statements included in Crane Holdings, Co.’s annual report on Form 10-K filed with the SEC on March 1, 2023. The value of the options granted in 2022 were determined using the Black-Scholes option pricing model and the assumptions on which the fair value of the grants are based are as follows: dividend yield of 2.05%, volatility of 33.96%, risk-free interest rate of 1.92% and expected lives in years of 7.2. Expected dividend yield is based on Crane Holdings, Co’s dividend rate. Expected stock volatility was determined based upon the historical volatility for the four-year period preceding the date of grant. The risk-free interest rate was based on the yield curve in effect at the time the options were granted, using U.S. constant maturities over the expected life of the option. The expected lives of the awards represent the period that options granted are expected to be outstanding.

(4)

Amounts shown in this column for all NEOs represent amounts determined on the basis of the indicated year’s performance and paid early in the following year under the Annual Incentive Plan. For details of the 2022 grants, including the minimum, target and maximum amounts that were potentially payable, see 2022 Grants of Plan-Based Awards Table below.

2022 Executive Compensation Tables

(5)

For 2022, 2021, and 2020, the amount shown in this column for Messrs. Mitchell and D’Iorio is the change in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Company Pension Plan for Eligible Employees and the Crane Company Benefit Equalization Plan) from December 31, 2021, 2020, and 2019 (the pension plan measurement dates used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2022, 2021, and 2020, respectively) to December 31, 2022, 2021, and 2020 (the pension plan measurement dates with respect to the Company’s audited financial statements for 2021, 2020, and 2019 respectively). For 2022 and 2021 the value is negative and therefore shown as $0. For additional information regarding these plans, see “Retirement Benefits” on page 70. For 2022 for Messrs. Mitchell and D’Iorio, the changes in the actuarial present value of the accumulated benefit under all defined benefit plans (which include the Crane Co. Pension Plan for Eligible Employees and the Crane Co. Benefit Equalization Plan) were as follows:

	Year Ended December 31,	Pension Plan for Eligible Employees ($)	Benefit Equalization Plan ($)

M. H. Mitchell	2022	(118,959)	(245,774)

A. M. D’Iorio	2022	(104,192)	—

(6)	Amounts in this column for 2022 include the following:

	Dividends Paid on Restricted Stock/RSUs* ($)	Personal Use of Company Aircraft** ($)	Personal Use of Company- Provided Car ($)	Company Contribution to Benefit Equalization Plan*** ($)	Company Contribution to 401(k) Plan ($)	Insurance Premiums ($)	Cyber Security Protection ($)	Total ($)

M. H. Mitchell	38,115	100,000	13,547	113,250	18,300	2,002	2,250	287,464

R. A. Maue	15,402	5,631	18,522	43,217	18,300	1,144	2,250	104,466

A. W. Saak	9,820	—	—	—	—	1,334	—	11,154

A. M. D’Iorio	8,471	—	14,115	27,545	18,300	836	—	69,267

K. F. Gallo	8,809	—	14,618	27,836	18,300	844	2,250	72,657

*

Dividends are paid on shares of restricted stock and TRSUs at the same rate as on all other shares of Common Stock. Dividends are not accrued or paid on PRSUs until the awards are earned and shares of Common Stock are issued.

**	The method of computing the cost of personal use of the Crane Co. aircraft is described under the caption “Use of Company Aircraft” on page 61.

***	Includes the Company contribution to the defined contribution benefit under the Benefit Equalization Plan; see “Nonqualified Deferred Compensation Benefits” below.

2022 Executive Compensation Tables

2022 Grants of Plan-Based Awards

The following table gives further details of 2022 compensation as disclosed in the “Stock Awards,” “Option Awards” and “Non-Equity Incentive Plan Compensation” columns of the 2022 Summary Compensation Table. See, also, “Adjustments to Equity Awards in Connection with Separation” in the Compensation Discussion and Analysis for additional information about the treatment of outstanding equity awards in connection with the separation transaction.

In the table below, the rows labeled “Annual Incentive Plan” disclose target bonuses set in February 2022, at which time business performance targets were also fixed. The column headings in relation to the Annual Incentive Plan are as follows:

•

“Threshold” is the amount that would have been payable if actual performance compared to each target was at a predetermined minimum level (for example, if Adjusted EPS had been at $5.98, or 80% of the target performance goal), and below which no amount would have been payable;

•	“Target” is the amount that would have been payable if actual performance had been exactly equal to each of the targets (for example, if Adjusted EPS had been $7.48); and

•

“Maximum” is the amount that would have been payable if actual performance had been a predetermined percentage above the target (for example, if Adjusted EPS per share had been $8.98, or 120% of the target performance goal, or greater).

Note that the amount shown in the 2022 Summary Compensation Table for 2022 under the heading “Non-Equity Incentive Plan Compensation” is the cash bonus actually paid, which was determined entirely by the performance of the business as compared to the targets set at the beginning of 2022.

The rows labeled “PRSU” disclose the target numbers of shares that may vest at the end of 2024 in respect of grants made in January 2022. Vesting will be based on the Company’s TSR relative to the TSR of other companies in the S&P Midcap 400 Capital Goods Group over the three-year period 2022 – 2024. The column headings in relation to the PRSUs are as follows:

•	“Threshold” is the number of shares that will vest if the Company’s TSR is at the 25th percentile of comparator group performance, and below which no shares will vest;

•	“Target” is the number of shares that will vest if the Company’s TSR is at the 50th percentile (median) of the comparator group; and

•

“Maximum” is the number of shares that will vest if the Company’s TSR is at the 75th percentile of the comparator group or higher (however, if the Company’s TSR is negative, the number of shares will not be higher than 100% of target).

In no event will the aggregate value of the shares earned exceed four times the value of the target number of shares determined at the beginning of the performance period.

The column headed “Grant Date Fair Value” shows the grant date fair value of the PRSUs, calculated using a formula based on the probability of various outcomes. This amount also appears in the 2022 Summary Compensation Table under the heading “Stock Awards”; see footnote 1 to the 2022 Summary Compensation Table on page 64. The value of the shares that actually vest at the end of 2024, if any, may be higher or lower than the grant date fair value.

The rows labeled “Stock Option” disclose the number of shares underlying stock options granted in January 2022, in respect of the executive’s performance during the previous year and as an incentive for performance during future years. The amount under the heading “Grant Date Fair Value,” calculated using the Black-Scholes formula, also appears in the 2022 Summary Compensation Table under the heading “Option Awards”; see footnote 2 to the 2022 Summary Compensation Table.

2022 Executive Compensation Tables

As noted under “Adjustments to Equity Awards in Connection with Separation” in the Compensation Discussion and Analysis, the information in this table is based on the equity award terms as in effect on December 31, 2022 before adjustment for the separation transaction and does not include information about Crane Company awards that are outstanding as a result of the adjustments for the separation transaction.

	Type of Award	Grant Date(1)	Estimated possible payouts under non-equity incentive plan awards(2) ($)			Estimated future payouts under equity incentive plan awards(3) (#)			All Other Stock Awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh)(4)	Grant date fair value of stock and option awards ($)(5)
Name			Threshold	Target	Max.	Threshold	Target	Max.

M. H. Mitchell	AIP		—	1,440,000	2,880,000
	PRSU	2/7/2022				7,246	28,982	57,964				3,497,548
	TRSU	2/7/2022							10,539			1,072,027
	Options	2/7/2022								41,218	101.72	1,339,997

R. A. Maue	AIP		—	575,877	1,151,754
	PRSU	2/7/2022				1,598	6,390	12,780				771,145
	TRSU	2/7/2022							3,195			324,995
	Options	2/7/2022								9,997	101.72	325,002

A. W. Saak	AIP
	PRSU
	TRSU	11/28/2022							20,893			2,200,033
	Options

A. M. D’Iorio	AIP		—	367,527	735,054
	PRSU	2/7/2022				983	3,932	7,864				474,514
	TRSU	2/7/2022							1,966			199,982
	Options	2/7/2022								6,152	101.72	200,002

K. F. Gallo	AIP		—	368,301	736,602
	PRSU	2/7/2022				799	3,195	6,390				385,573
	TRSU	2/7/2022							1,598			162,549
	Options	2/7/2022								4,998	101.72	162,485

(1)	All grants of PRSUs, TRSUs and stock options were effective as of the grant date directed by the Compensation Committee upon its vote to approve.

(2)

On January 23, 2023, the Committee approved bonus payouts for 2022 at 133.3% of target for the CEO and Messrs. Maue and D’Iorio. See the Compensation Discussion and Analysis under “Elements of Compensation – Annual Incentive Compensation – Named Executive Officers’ Bonuses for 2022” above for bonus payout information related to Messrs. Saak and Gallo. Those amounts were paid in February 2023 and are shown in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation” for 2022.

(3)

Amounts shown are the estimated number of shares that will vest in respect of grants of PRSUs made on February 7, 2022, under the Stock Incentive Plan. The actual number of shares that will vest will be determined at year-end 2024 with reference to the ranking of the Company’s TSR among the TSR of the other companies in the S&P Midcap 400 Capital Goods Group over the period from January 1, 2022, through December 31, 2024. See “Elements of Compensation and 2022 Decisions – Long-Term Equity Incentive Compensation” in the Compensation Discussion and Analysis beginning on page 48.

(4)

The exercise price of options is the fair market value of the Company’s stock on the date of grant, determined in accordance with the terms of the Stock Incentive Plan which is the closing market price on the date of grant. In connection with the separation transaction, the exercise price for these options was adjusted to be $38.19 per share.

(5)	The grant date fair values of PRSUs, TRSUs, and stock options are as follows, in each case calculated in accordance with FASB ASC Topic 718:

Type of Equity Award	Value ($)	Method of Valuation

PRSUs	120.68	Monte Carlo pricing model

TRSUs (2/7/2022)	101.72	Closing trading price on grant date

TRSUs (11/28/2022)	105.30	Closing trading price on grant date

Stock Options	32.51	Black-Scholes pricing model

2022 Executive Compensation Tables

2022 Option Exercises and Stock Vested

The following table provides information on all exercises of stock options, and all vesting of RSUs, for each of the NEOs during 2022. Mr. Saak was hired in November 2022, and did not have any options exercised or stock vested in the period.

The value realized on exercise of options is computed by multiplying the number of shares acquired upon exercise by the difference between the market price of the shares on the applicable exercise date (calculated as the closing price on that date, or, if the shares received were concurrently sold, as the price actually obtained), and the exercise price of the options. The value realized on vesting of TRSUs and PRSUs is computed by multiplying the number of shares by the closing price on the applicable vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares/Units Acquired on Vesting (#)	Value Realized on Vesting ($)

M. H. Mitchell	117,103	3,572,040	11,945	1,216,790

R. A. Maue	68,555	1,457,826	4,734	482,734

A. W. Saak	0	0	0	0

A. M. D’Iorio	5,680	261,848	2,281	231,272

K. F. Gallo	0	0	2,493	257,820

2022 Executive Compensation Tables

2022 Outstanding Equity Awards at Fiscal Year-End

The following table shows for each NEO, as of December 31, 2022: (i) under the heading “Option Awards,” the number of unexercised options, whether exercisable or unexercisable, with the exercise price and expiration date of each grant; (ii) in the first and second columns under the heading “Stock Awards,” the number and market value of unvested shares of restricted stock, unvested TRSUs and unvested retirement shares; and (iii) in the third and fourth columns under the heading “Stock Awards,” the number and market value of unearned PRSUs. No such awards have been transferred by any of the NEOs. As noted under “Adjustments to Equity Awards in Connection with Separation” in the Compensation Discussion and Analysis, the information in this table is based on the outstanding equity awards as of December 31, 2022 before adjustment for the separation transaction and does not include information about Crane Company awards that are outstanding as a result of the adjustments for the separation transaction.

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

M. H. Mitchell	83,193	—		93.40	1/29/28	20,274	2,036,523	147,190	14,785,227
	87,219	29,074	(5)	79.14	1/28/29
	59,136	59,137	(6)	83.58	1/27/30
	15,309	45,930	(7)	78.59	1/25/31
	—	41,218	(8)	101.72	2/7/32

R. A. Maue	—	6,650	(5)	79.14	1/28/29	8,119	815,554	32,462	3,260,823
	13,141	13,142	(6)	83.58	1/27/30
	3,752	11,258	(7)	78.59	1/25/31
	—	9,997	(8)	101.72	2/7/32
	—	—		—	—

A. W. Saak	—	—		—	—	20,893	2,098,702	—	—
	—	—		—	—

A. M. D’Iorio	7,704	—		73.90	1/30/27	4,506	452,628	18,815	1,889,976
	9,837	—		93.40	1/29/28
	9,975	3,325	(5)	79.14	1/28/29
	7,118	7,119	(6)	83.58	1/27/30
	2,101	6,304	(7)	78.59	1/25/31
	—	6,152	(8)	101.72	2/7/32

K. F. Gallo	7,455	—		58.47	1/26/25	4,538	455,842	16,705	1,678,026
	11,325	—		73.90	1/30/27
	8,263	—		93.40	1/29/28
	7,481	2,494	(5)	79.14	1/28/29
	7,118	7,119	(6)	83.58	1/27/30
	1,951	5,854	(7)	78.59	1/25/31
	—	4,998	(8)	101.72	2/7/32

(1)

Options vest on the dates indicated in the corresponding footnote; options also vest (or continue to vest per schedule in case of retirement for certain awards) upon death, disability, retirement, or termination after a change in control. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least 10 years of service.

2022 Executive Compensation Tables

(2)	Figures in this column include time-based RSUs which will vest according to the following schedule:

Vesting Date	Mitchell	Maue	Saak	D’Iorio	Gallo

January 25, 2023	3,245	994	—	557	517

January 27, 2023	—	538	—	292	292

January 28, 2023	—	569	—	285	214

February 7, 2023	2,634	798	—	491	399

March 29, 2023	—	296	—	—	591

November 28, 2023	—	—	5,223	—	—

January 25, 2024	3,245	994	—	557	517

January 27, 2024	—	539	—	292	292

February 7, 2024	2,635	799	—	492	400

November 28, 2024	—	—	5,223	—	—

January 25, 2025	3,245	994	—	557	517

February 7, 2025	2,635	799	—	491	399

November 28, 2025	—	—	5,223	—	—

February 7, 2026	2,635	799	—	492	400

November 28, 2026	—	—	5,224	—

For all grants, vesting also occurs (or continues to occur per schedule in case of retirement for certain awards) upon death, disability, or retirement, or upon a change in control. Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least 10 years of service.

(3)	Computed using a price of $100.45 per share, which was the closing market price of the Company’s stock on the last trading day of 2022.

(4)

The PRSUs granted in 2021 and 2022 will vest, if at all, on December 31, 2023, and December 31, 2024, respectively, as determined with reference to the percentile ranking of the total stockholder return (share price appreciation plus reinvested dividends), or TSR, of the Company’s common stock for the three-year period ending on that date, as compared to the TSRs of the other companies in the S&P Midcap 400 Capital Goods Group. Pursuant to SEC rules, the hypothetical amounts shown in the table include the PRSUs granted in 2021 and 2022 at maximum payout (200%), based on the Company’s TSR performance as of December 31, 2022. There can be no assurance, however, that the Company’s TSR for a full vesting period will be sufficient for the PRSUs to vest, if at all, at any particular level. The PRSUs granted in 2020 were valued in early 2023, after performance results through December 31, 2022, were certified, at 52.6% of target, and are reflected in the table at that level. See “Elements of Compensation and 2022 Decisions—Long-Term Equity Incentive Compensation” on page 48.

(5)	This option grant will be 100% vested on January 28, 2023.

(6)	This option grant will be 75% vested on January 27, 2023, and 100% on January 27, 2024.

(7)	This option grant will be 50% vested on January 25,2023; 75% on January 25, 2024; and 100% on January 25,2025.

(8)	This option grant will be 25% vested on February 7, 2023; 50% on February 7, 2024; 75% on February 7, 2025; and 100% on February 7, 2026.

Retirement Benefits

Employees Hired Prior to 2006 (defined benefit) — All employees of the Company hired before January 1, 2006, including Messrs. Mitchell and D’Iorio, have accrued retirement benefits under the Company’s defined benefit pension plan, which was closed to employees hired after 2005 and then frozen with no further benefit accruals effective December 31, 2012. For all eligible salaried employees, including all of the executive officers, the Company provides a retirement benefit equal to three percent of covered compensation, subject to Internal Revenue Code limits as described below, which amount is invested in the Company’s Savings and Investment Plan (401(k) plan), a defined contribution retirement plan, at the direction of the employee. As noted earlier, Crane Company retained sponsorship of the defined benefit plan and the 401(k) plan in connection with the separation transaction. Crane NXT employees do not participate in the defined benefit plan, and Crane NXT adopted its own 401(k) plan that mirrors the Company’s pre-separation 401(k) plan.

Effective January 1, 2013, all executive officers and other employees who were participants in the pension plan receive annual pension benefits payable under the pension plan equal to 1-2/3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years (prior to 2013) of the 10 years of service

2022 Executive Compensation Tables

immediately preceding retirement less 1-2/3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less: (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including “home allowances”); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under Section 83 of the Internal Revenue Code. However, the tax code limits the total compensation taken into account for any participant under the pension plan. That limit was $305,000 for 2022 and is subject to adjustment in future years.

Benefit Equalization Plan — The NEOs also participate in the Benefit Equalization Plan, a non-qualified, non-elective deferred compensation plan. Under the Benefit Equalization Plan, participating executives receive a benefit intended to restore retirement benefits under the Company’s regular pension plan that are limited by the Internal Revenue Code cap on the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. There is no supplemental benefit based on deemed service or enhanced compensation formulas. Benefits accrued under this plan are not funded or set aside in any manner. The only NEO with defined benefit account in this plan is Mr. Mitchell. This plan was also frozen as to defined benefit accruals effective December 31, 2012. Like the defined benefit pension plan, this plan was retained by Crane Company as part of the separation transaction. Effective January 1, 2014, the Benefit Equalization Plan was amended to cover participants’ benefits under the defined contribution retirement plan referenced above, and the Committee extended the participation in this plan to certain senior leadership executives based on title and position, including all of the NEOs. Like the 401(k) plan, sponsorship of the Benefit Equalization Plan was retained by Crane Company as part of the separation transaction, and Crane NXT adopted a mirror plan for its eligible employees.

See “Nonqualified Deferred Compensation Benefits” below, regarding certain employer contributions to the Benefit Equalization Plan for the year 2014 and after.

The table below sets forth the number of years of credited service and the present value at December 31, 2022, of the accumulated benefit under the pension plan and the Benefit Equalization Plan for each of the NEOs covered by those plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

M. H. Mitchell	Crane Co. Pension Plan for Eligible Employees	9	288,681	—
	Crane Co. Benefit Equalization Plan	5	727,813	—
A. M. D’Iorio	Crane Co. Pension Plan for Eligible Employees	8	246,439	—

(1)

The actuarial present value of each participant’s accumulated pension benefit is determined using the same assumptions and pension plan measurement date used for financial statement reporting purposes. The actual retirement benefit at normal retirement date payable under the pension plan for eligible employees is subject to an additional limit under the tax code which, for 2022, does not permit annual retirement benefit payments to exceed the lesser of $245,000 or the participant’s average compensation for the participant’s three consecutive calendar years of highest compensation, subject to adjustment for future years. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with the Company or 10 years of participation in the defined benefit plan.

Nonqualified Deferred Compensation Benefits

The Benefit Equalization Plan was amended effective January 1, 2014, to add a defined contribution component that restores the tax-limited portion of the non-matching company contribution under the Company’s 401(k) plan. That benefit is currently three percent of a participant’s annual salary plus bonus in excess of the Internal Revenue Code compensation limit that applies under the 401(k) plan. Contributions earn interest during a plan year at a rate equal to

2022 Executive Compensation Tables

the average 10-year Treasury Constant Maturities for the month of December immediately preceding such plan year. The contributions become vested based on the participant’s years of service at the rate of 20% per year over five years. Vested contributions, as adjusted for interest, are payable in a lump sum cash payment six months after termination of employment. As noted above, sponsorship of the Benefit Equalization Plan was retained by Crane Company as part of the separation transaction, and Crane NXT adopted a mirror plan for its eligible employees.

The following table shows information about the participation by each NEO in the Benefit Equalization Plan with respect to this employer contribution. The NEOs do not participate in any other defined contribution nonqualified deferred compensation plans.

2022 Nonqualified Deferred Compensation

Name	Executive Contributions in 2022 ($)	Employer Contributions in 2022(1) ($)	Aggregate Earnings in 2022 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2022 ($)

M. H. Mitchell	—	113,250	5,848	—	516,924

R. A. Maue	—	43,217	2,625	—	224,379

A. W. Saak	—	—	—	—	—

A. M. D’Iorio	—	27,545	648	—	72,279

K. F. Gallo	—	27,836	1,979	—	164,413

(1)	Amounts in this column are included in “All Other Compensation” in the 2022 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The NEOs would have received certain payments or other benefits in the following circumstances, assuming that each had taken place on December 31, 2022:

•	the executive resigns voluntarily;

•	the executive is involuntarily terminated, either directly or constructively;

•	the executive retires;

•	the executive dies or becomes permanently disabled while employed; or

•	a change in control of the Company takes place and the executive is terminated under certain circumstances within up to three years.

Such payments or other benefits would be due to the NEOs under the following plans and agreements:

Severance Pay

Our stated severance policy is to pay salaried employees one week per year of service upon termination of employment by the Company for the convenience of the Company; however, our prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental, and other welfare benefits and retirement benefits continuing during such period. Under this practice, if each of the NEOs had been terminated by Crane for the convenience of Crane as of December 31, 2022, the severance to which they would have been entitled (including the estimated value of continuation of welfare benefits) would have been as follows:

M. H. Mitchell	$1,225,312

R. A. Maue	$744,731

A. W. Saak	$818,695

A. M. D’Iorio	$525,954

K. F. Gallo	$545,833

2022 Executive Compensation Tables

Stock Options

Voluntary Resignation	Unvested options cancelled; vested options remain exercisable for a period following termination of employment, as stated in the applicable award agreement, generally within 90 days

Involuntary Termination	Unvested options cancelled; vested options remain exercisable for a period following termination of employment, as stated in the applicable award agreement, generally within 90 days

Retirement	Options continue to become vested and exercisable in accordance with their grant terms, subject to compliance with a covenant not to compete with the Company

Death or Permanent Disability While Employed	Unvested options become immediately exercisable

Change in Control	No change

Termination After Change in Control	Vesting is accelerated only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control

If the then unvested stock options of each of the NEOs had become exercisable as of December 31, 2022, and assuming the value of the Company’s stock to be $100.45 per share, the closing price on the last trading day of 2022, the aggregate value to each of the NEOs of exercising the unvested options on that date would have been as follows:

M. H. Mitchell	$2,621,238

R. A. Maue	$609,517

A. W. Saak	$—

A. M. D’Iorio	$328,759

K. F. Gallo	$301,213

Restricted Share Units and Performance Restricted Share Units

Voluntary Resignation	Forfeited

Involuntary Termination	Forfeited

Retirement(1)	Continue to vest in accordance with the regular schedule, subject to compliance with a covenant not to compete with the Company

Death or Permanent Disability While Employed	Immediate vesting(2)

Change in Control	No change

Termination After Change in Control	Accelerated vesting only if employment is terminated, involuntarily or for Good Reason, within two years after the change in control(3)

(1)

Retirement for this purpose generally means termination of employment after age 65, or after age 62 with at least 10 years of service. Vesting of PRSUs is not determined until after the applicable performance period based on the actual performance results. Amounts in the table immediately below assume 52.6% for 2020 and 200% for the 2021 and 2022 grant (based on performance through the end of the last fiscal year).

(2)

Vesting of PRSUs is not determined until after the applicable performance period based on the actual performance results. Amounts in the table immediately below assume 52.6% for 2020 and 200% for the 2021 and 2022 grant (based on performance through the end of the last fiscal year).

(3)

For PRSUs vesting in connection with a change in control, the number of shares vesting is generally based on performance results determined through the date immediately before the change in control, except that if the change in control occurs during the first half of the performance period, the number of PRSUs vesting is based on target performance. Amounts in the table immediately below assume 52.6% for 2020, 200% for the 2021 grant (based on performance through the end of the last fiscal year), and 100% (target) for the 2022 grant.

2022 Executive Compensation Tables

If the then unvested RSUs (including PRSUs) owned by each of the NEOs had become vested as of December 31, 2022, and assuming the value of Crane Co. stock to be $100.45 per share, the closing price on the last trading day of 2022, the aggregate value to each of the NEOs would have been as follows:

	Retirement, Death or Disability ($)	Termination after Change in Control ($)

M. H. Mitchell	16,821,751	13,910,509

R. A. Maue	4,076,377	3,434,501

A. W. Saak	2,098,702	2,098,702

A. M. D’Iorio	2,342,603	1,947,634

K. F. Gallo	2,133,868	1,812,930

Benefit Equalization Plan

Each of the NEOs participates in the Benefit Equalization Plan described under the caption “Retirement Benefits” on page 70. Assuming their separation from service as of December 31, 2022, they would have become entitled to the following benefits under the defined benefit and defined contribution portions of the Benefit Equalization Plan, respectively. In the event of a participant’s death, one-half of the benefit would be payable to the participant’s beneficiary.

	Defined Benefit ($)	Defined Contribution ($)

M. H. Mitchell	727,813	516,924

R. A. Maue		224,379

A. W. Saak		—

A. M. D’Iorio		72,279

K. F. Gallo		164,413

Change in Control Agreements

Each of the NEOs has an agreement that, in the event of a change in control of the Company, provides for the continuation of the employee’s then current base salary, bonus plan, and benefits for the three-year period following the change in control. The agreements are for a three-year period, but are automatically extended annually by an additional year unless the Company gives notice that the period shall not be extended. As noted above, for the NEOs who remained with Crane Company in the separation transaction, these agreements were assumed by Crane Company.

Upon termination within three years after a change in control, by the Company without “Cause” or by the employee with “Good Reason” (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years, plus three times the sum of his or her annual salary and the greater of the last year’s bonus or the average of the previous three years’ bonuses. All accrued deferred compensation and vacation pay, employee benefits, medical coverage, and other benefits also continue for three years (or until normal retirement) after termination.

“Cause” under the change in control agreements generally includes, among other things, personal dishonesty or certain breaches of fiduciary duty; repeated, willful, and deliberate failure to perform the executive’s specified duties; the commission of a criminal act related to the performance of duties; distributing proprietary confidential information about the Company; habitual intoxication by alcohol or other drugs during work hours; or conviction of a felony.

“Good Reason” under the change in control agreements includes, among other things, any action by Crane that results in a diminution in the position, authority, duties, or responsibilities of the employee.

2022 Executive Compensation Tables

If a change in control had taken place on December 31, 2022, and employment had terminated immediately thereafter, each of the NEOs would have become entitled to the following benefits under this provision:

	Cash Payment ($)	Estimated value of continuation for three years (or until normal retirement) of medical coverage and other benefits ($)

M. H. Mitchell	11,278,080	75,935

R. A. Maue	5,230,114	74,654

A. W. Saak	2,400,000	56,086

A. M. D’Iorio	3,534,766	2,749

K. F. Gallo	3,941,452	59,067

Aggregate Benefit Amounts

The table below reflects the estimated aggregate compensation that each of the NEOs would receive in the event of his voluntary resignation, involuntary termination, normal retirement at age 65, death or disability, change in control, and termination following a change in control. The amounts shown assume that such termination was effective as of December 31, 2022, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

Name	Voluntary Resignation ($)	Involuntary Termination ($)	Retirement ($)	Death or Disability ($)	Change in Control ($)	Termination after Change in Control ($)

M. H. Mitchell	—	1,225,312	19,442,989	19,442,989	—	27,885,761

R. A. Maue	—	744,731	4,685,894	4,685,894	—	9,348,786

A. W. Saak	—	818,695	2,098,702	2,098,702	—	4,554,788

A. M. D’Iorio	—	525,954	2,671,362	2,671,362	—	5,813,908

K. F. Gallo	—	545,833	2,435,081	2,435,081	—	6,114,662

Equity Compensation Plan Table

As of December 31, 2022:	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (c)

Equity compensation plans approved by security holders:

2018 Stock Incentive Plan (and predecessor plans)	2,148,776	(*)	$75.45	—

2018 Amended and Restated Stock Incentive Plan	436,752		$101.72	4,520,597

Equity compensation plans not approved by security holders	—		—	—

Total	2,585,528		$77.19	4,520,597

* Includes 386,078 RSUs, 120,260 DSUs and 387,678 PRSUs, assuming the maximum potential payout percentage. Actual numbers of shares may vary, depending on actual performance. If the PRSUs included in this total vest at the target performance level as opposed to the maximum level, the aggregate awards outstanding would be 2,391,689. Column (b) does not take RSUs, PRSUs or DSUs into account because they do not have an exercise price.

2022 Executive Compensation Tables

Executive Compensation – Relative Measurements
Pay Ratio
As of December 31, 2022, Crane Holdings, Co. had 10,529 employees located in 34 countries around the world (excluding contract workers), of whom 5,865 were located in the United States. For the calendar year 2022, the estimated median of the annual total compensation of all those employees worldwide (excluding our CEO) was $68,735 and the estimated median of the annual total compensation of all those employees located in the United States (excluding our CEO) was $84,627. The total compensation of our CEO, Max
Mitchell
, in 2022 was $9,316,556 (see “2022 Summary Compensation Table” beginning on page 64), which was 136 times the compensation of the median employee worldwide, and 110 times the compensation of the median employee in the United States. As permitted by SEC rules, we used the same median employees (worldwide and United States) for 2022 as identified for 2021 and 2020, because there were no significant changes to our workforce or pay design for 2022.
The following briefly describes the process we used to identify our median employees for 2020, based on our employee population as of December 31, 2020:

•
We used a statistical sampling technique to identify each median employee, randomly selecting 263 of our worldwide employees and 257 of our United States employees. We then identified the individual in each of the two samples who received the median compensation, using for this purpose salary (including base wages), bonus and overtime actually paid during 2020. We then determined the 2021 annual total compensation of those two employees as shown above on the same basis as used for the CEO in the 2021 Summary Compensation Table.

•
In accordance with SEC rules, our sampling of the worldwide group excluded all employees located in 19 countries who together comprise fewer than 5% of all Crane Holdings, Co. employees. We excluded employee populations in the following countries, each of which has no more than 25 employees: Austria, Belgium, Brazil, Greece, Hong Kong, Ireland, Italy, Korea, Malaysia, Russia, Singapore, South Africa, and Spain; in Australia, France, Switzerland, the Netherlands, the United Arab Emirates and Ukraine, each with more than 30 but fewer than 60 employees. After excluding employees in these countries, our pay ratio calculation included 10,383 of our total 10,749 employees for 2020.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to use a wide range of methodologies, estimates, and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

2022 Executive Compensation Tables

Pay Versus Performance
Introduction
In accordance with the SEC’s disclosure requirements regarding pay versus performance (“PVP”), this section presents the
SEC-defined
“Compensation Actually Paid” (“CAP”). Also required by the SEC, this section compares CAP to various measures used to gauge performance at the Company.
Compensation decisions are made independently of disclosure requirements. CAP is a supplemental measure to be viewed alongside performance measures as an addition to the philosophy and strategy of compensation-setting discussed elsewhere in the Compensation Discussion and Analysis section of this Proxy Statement (“CD&A”), not in replacement. Additional information on how the Compensation Committee makes compensation decisions and aligns pay with performance can be found in the “Compensation Decision-Making Process” section of the CD&A.
Pay versus Performance Metrics
The table below shows, in compliance with PVP regulations, the most important metrics used to link CAP to Company performance. These measures, along with others, significantly impact annual compensation decisions and outcomes for the executive team.

Performance Metric	Impact on CAP
Adjusted EPS
Earnings from continuing operations per diluted share excluding Special Items	Determines 75% of the annual incentive payout for the PEO and other corporate NEOs

Adjusted Free Cash Flow
Cash provided by operating activities, less capital spending	Determines 25% of annual incentive payout for the PEO and other corporate NEOs

Relative Total Shareholder Return
Stock price performance versus a comparator group (S&P 400 MidCap Capital Goods Index)	Determines 100% of the PRSU payout, which represents 55% of the annual LTI grant value for the PEO and 50% for other NEOs
In addition to the metrics detailed above, compensation decisions are made each year taking into account a number of other factors. Short-term and long-term incentives are subject to formalized performance and payout curves (detailed on page 50), but fixed compensation and target incentive pay levels are set based on individual performance, scope of responsibility, and assessment of pay competitiveness within the market.

2022 Executive Compensation Tables

Pay versus Performance Terms Defined
Important differences between the Summary Compensation Table (“SCT”) and CAP table values are discussed below:

Summary Compensation Table	Compensation Actually Paid
The SCT includes a mix of both compensation earned during the year (i.e., base salary and annual incentives) and estimated future contingent pay opportunities (i.e., LTI and pension benefits).

The SCT uses accounting conventions to estimate the fair value of LTI awards on the grant date. This value can significantly differ from the value ultimately realized by the NEO.

Further, the SCT includes a change in the present value of pension benefits that are impacted by various economic actuarial assumptions that do not necessarily represent the additional benefit earned by the NEO during the year.

Like the SCT, CAP includes a mix of both compensation earned during the year (i.e., base salary and annual incentives) and estimated future contingent pay opportunities (i.e., LTI and pension benefits).

CAP uses the same accounting conventions used for the SCT to estimate the value of LTI. However, the CAP LTI values represent a year-over-year change in the accounting values of all previously granted unvested LTI awards, and LTI awards that vested during the year. For stock options and appreciation rights, this accounting value at vest does not represent the actual value realized by the NEO, which will ultimately be realized when the NEO exercises their options.

CAP also includes the pension benefit service cost, which seeks to neutralize the effect of certain economic actuarial assumptions.

Calculations
Base salary paid during the year	Base salary paid during the year

Annual incentives earned for the applicable year’s performance	Annual incentives earned for the applicable year’s performance

Grant date accounting fair value of LTI awarded during the year	Change in accounting fair value of all LTI awards that are unvested as of year-end, that vested or were forfeited during the year, plus any cash dividends paid on those awards during the year

All other compensation	All other compensation

Changes in the actuarial present value of pension benefits + above market earnings of non-qualified deferred compensation	Current year service cost of pension benefits and any prior year service cost of pension benefits (if a plan amendment occurred during the year) + above market earnings of non-qualified
deferred compensation
Pay versus Performance Table
Tabular disclosure for the PEO (CEO) and the average NEO (excluding the PEO) for reporting years 2022, 2021, and 2020 is shown in the table below:

Year (1) (a)	Summary Compensation Table Total for PEO (Mitchell) (2) (b)	Compensation Actually Paid to PEO (Mitchell) (3) (c)	Average Summary Compensation Table Total for Non-PEO NEOs (4) (d)	Average Compensation Actually Paid to Non-PEO NEOs (5) (e)	Value of Initial Fixed $100 Investment Based on:		Net Income (GAAP) (8) (h)	Adjusted EPS (9) (i)
					Total Shareholder Return (6) (f)	Peer Group Total Shareholder Return (7) (g)

2022	$9,316,556	$10,823,056	$2,368,300	$2,520,280	$124	$133	$401.1	$7.87

2021	$9,484,490	$13,917,645	$2,183,277	$2,995,405	$123	$150	$435.4	$7.08

2020	$6,361,666	$2,420,223	$1,595,008	$1,044,106	$92	$118	$181.0	$3.84

(1)	The Pay Versus Performance table reflects required disclosures for fiscal years 2022, 2021, and 2020.

(2)	For fiscal years 2022, 2021, and 2020, Mr. Mitchell was the Principal Executive Officer (PEO) for the Company.

2022 Executive Compensation Tables

(3)
Compensation Actually Paid (CAP) is calculated from the PEO’s SCT compensation total, less the amounts reported in the SCT equity awards (i.e., RSUs, PRSUs, and stock options); adding the fair value as of the end of the covered fiscal year of all awards granted during the fiscal year that are outstanding and unvested as of the fiscal year-end;
adding the amount equal to the change in fair value as of the end of the covered fiscal year, whether positive or negative, of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; adding the amount equal to the change in fair value as of the vesting date, whether positive or negative, of any award granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year. The following table shows the relationship between SCT compensation and CAP:

PEO SCT Total to CAP Reconciliation:

Year	Salary	Bonus and Non-Equity Incentive Compensation	All Other Compensation (i)	Stock Awards	Options Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	SCT Total	Deductions from SCT Total (ii)	Additions to SCT Total (iii)	CAP

2022	$1,200,000	$1,919,520	$287,464	$4,569,575	$1,339,997	$0	$9,316,556	($5,909,572)	$7,416,072	$10,823,056

2021	$1,177,990	$2,880,000	$195,104	$3,956,400	$1,274,996	$0	$9,484,490	($5,231,396)	$9,664,551	$13,917,645

2020	$857,475	$156,663	$116,063	$3,156,256	$1,890,003	$185,206	$6,361,666	($5,231,465)	$1,290,022	$2,420,223

i.	Reflects the PEO’s All Other Compensation reported in the SCT for each year shown.

ii.	Represents the grant date fair value of equity-based awards granted each year and change in pension value.

iii.
Additions to the SCT Total reflect the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity awards were revalued using the Monte Carlo values for the PRSUs (which vest based on relative TSR) and the Black-Scholes values for the options. Because the Company includes the amount of cash dividends paid with respect to unvested TRSUs as compensation in the All Other Compensation column of the SCT, no adjustments were made for purposes of calculating CAP. Dividends or dividend equivalents do not accrue on stock options of PRSUs. There were no service cost additions to be made with respect to pension values because the Company’s pension plan was previously frozen.

Equity Reconciliation Detail for PEO

Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Value Included in CAP

2022	$6,122,264	$1,872,556	($578,748)	$7,416,072

2021	$7,744,303	$3,173,397	($1,253,149)	$9,664,551

2020	$3,908,297	($1,061,793)	($1,556,482)	$1,290,022

(4)
Each of the three fiscal years presented include the average SCT totals of the
Non-PEO
Named Executive Officers (NEOs) as applicable in each reporting year. Fiscal year 2022 includes: Mr. Maue, Mr. D’Iorio, Mr. Gallo, and Mr. Saak. Fiscal years 2020 and 2021 include: Mr. Maue, Mr. D’Iorio, Mr. Gallo, and Mr. Alejandro Alcala.

(5)
Average CAP is calculated by averaging the following (each year) for the non-PEO
NEOs; SCT total, less the amounts reported in the SCT equity awards (i.e., RSUs, PRSUs, and stock options); adding the fair value as of the end of the covered fiscal year of all awards granted during the fiscal year that are outstanding and unvested as of the fiscal year-end;
adding the amount equal to the change in fair value as of the end of the covered fiscal year, whether positive or negative, of any awards granted in the prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; adding the amount equal to the change in fair value as of the vesting date, whether positive or negative, of any award granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year. The following table shows the relationship between SCT compensation and CAP:

Average
Non-PEO
NEOs SCT Total to CAP Reconciliation:

Year	Salary	Bonus and Non-Equity Incentive Compensation	Other Compensation (i)	Stock Awards	Options Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	SCT Total	Deductions from SCT Total (ii)	Additions to SCT Total (iii)	CAP

2022	$452,766	$549,578	$64,386	$1,129,697	$171,872	$0	$2,368,300	($1,301,570)	$1,453,550	$2,520,280

2021	$535,698	$773,177	$55,676	$618,725	$200,002	$0	$2,183,277	($818,727)	$1,630,855	$2,995,405

2020	$473,430	$238,771	$51,190	$547,660	$271,252	$12,705	$1,595,008	($831,617)	$280,715	$1,044,106

2022 Executive Compensation Tables

i.	Reflects the average of all the NEOs’ All Other Compensation reported in the SCT for each year shown.

ii.	Represents the average of the NEOs’ grant date fair value of equity-based awards granted each year and average change in pension value.

iii.
Additions to the SCT Total reflect the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity awards were revalued using the Monte Carlo values for the PRSUs (which vest based on relative TSR) and the Black-Scholes values for the options. Because the Company includes the amount of cash dividends paid with respect to unvested TRSUs as compensation in the All Other Compensation column of the SCT, no adjustments were made for purposes of calculating CAP. Dividends or dividend equivalents do not accrue on stock options of PRSUs. There were no service cost additions to be made with respect to pension values because the Company’s pension plan was previously frozen.

Equity Reconciliation Detail for
Non-PEO
NEOs

Year	Year End Fair Value of Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding Unvested Equity Awards Granted in Prior Years	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity Value Included in CAP

2022	$1,300,604	$216,426	($63,480)	$1,453,550

2021	$1,206,172	$498,361	($73,678)	$1,630,855

2020	$655,526	($151,542)	($223,269)	$280,715

(6)	The amount represents the value of an initial fixed $100 investment in Company stock on December 31, 2019, assuming reinvestment of all dividends.

(7)
Peer group companies include those comprising the S&P 400 MidCap Capital Goods Index, which Crane also uses in its stock performance graph disclosure in the Form
10-K.
The amount represents the value of an initial fixed $100 investment in the index on December 31, 2019, assuming reinvestment of all dividends.

(8)	Represents the Company’s Net Earnings (Loss) Attributable to Crane (in millions) for each applicable fiscal year-end.

(9)	Adjusted EPS is calculated as Earnings from continuing operations per diluted share excluding special items, as used for determining annual incentive compensation awards.
Relationship between CAP and TSR
The chart below reflects the relationship between the PEO and Average
Non-PEO
NEO CAP (per the SEC’s definition), the Company’s TSR, and the TSR Peer Group in the above table for 2020, 2021 and 2022 – the S&P 400 MidCap Capital Goods Index, which is also used to determine relative TSR performance for PRSU payouts.

2022 Executive Compensation Tables

Relationship between CAP and GAAP Net Income
The chart below reflects the relationship between the PEO and Average
Non-PEO
NEO CAP (per the SEC’s definition), and the Company’s GAAP Net Income in 2020, 2021 and 2022.

2022 Executive Compensation Tables

Relationship between CAP and the Company-Selected Measure (Adjusted EPS)
The chart below reflects the relationship between the PEO and Average
Non-PEO
NEO CAP and the Company’s Adjusted EPS for the applicable reporting year. This metric is used to determine 75% of the earnout of annual incentive program for the PEO and other corporate NEOs and is strongly correlated to the Company’s absolute and relative stock price performance, which meaningfully impacts CAP. We consider Adjusted EPS to be among the most important financial measures used to link pay with performance in 2022 because it determines a significant portion of NEOs’ variable, and thus total, compensation each year.

ITEM 4: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

PROPOSAL 4 The Board recommends a vote of EVERY YEAR for the frequency of future advisory votes on compensation

Introduction

In accordance with the Dodd-Frank Act and the related SEC rules, the Board is asking stockholders to express their opinion as to how frequently the advisory vote on compensation should be solicited: every year, every second year, or every third year. An annual vote is consistent with the approach preferred by stockholders in 2017, which the Board believes has served the Company well during the past six years. The Board believes that an annual advisory vote on executive compensation, providing the Board with timely information on stockholders’ views of Crane NXT’s compensation practices each year, is the best approach for the Company. Accordingly, the Board recommends that stockholders vote in favor of holding the advisory vote on compensation annually. Unless otherwise directed by the stockholders, proxies that are properly executed and returned will be voted for annual advisory votes on compensation.

Vote Required: The alternative which receives the largest number of votes, even if not a majority, will be considered the preference of the Company’s stockholders. In accordance with the Dodd-Frank Act and the related SEC rules, the resolution is non-binding and advisory; however, the Board will give due consideration to the opinion of the Company’s stockholders as expressed by their votes.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND MANAGEMENT

The Company believes that officers and other key employees, in order to focus their attention on growth in stockholder value, should have a significant equity stake in the Company. We therefore encourage our officers and key employees to increase their ownership of and to hold the Company’s stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the Compensation Discussion and Analysis beginning on page 40. Directors also receive a majority of their annual retainer, and may elect to receive the entire retainer, in the form of DSUs issued under the Stock Incentive Plan. Beneficial ownership of stock by the non-executive directors, the executive officers named in the 2022 Summary Compensation Table, and all directors, nominees, and executive officers of the Company as a group as of March 31, 2023 is as follows:

		Amount and Nature of Beneficial Ownership
Title of Class	Name of Beneficial Owner	Shares Owned Directly or Beneficially(1)	Stock Options, DSUs, and RSUs that Have Vested or Will Vest Within 60 Days	Shares in Company Savings Plan (401(k))	Total Shares Beneficially Owned(2)	Percent of Class	Share Units Under Incentive Stock Plans Vesting After 60 Days(3)

Common Stock	M. Benante	1,070	14,933	0	16,003	*	0
	M. Dinkins	0	7,308	0	7,308	*	0
	W. Grogan(4)	0	0	0	0	*	0
	C. Kogl(4)	0	0	0	0	*	0
	R. C. Lindsay	591	23,351	0	23,942	*	0
	E. McClain	0	19,152	0	19,152	*	0
	C. G. McClure, Jr.	295	12,712	0	13,007	*	0
	M. H. Mitchell	360,123	329,113	2,939	692,175	1.22%	23,350
	J. M. Pollino	0	18,765	0	18,765	*	0
	J. S. Stroup	0	3,799	0	3,799	*	0
	J. L. L. Tullis	6,241	27,969	0	34,210	*	0
	A. W. Saak	0	0	0	0	*	29,247
	R. A. Maue	86,935	10,300	1,762	98,997	*	7,639
	A. M. D’Iorio	21,508	26,254	1,225	48,987	*	4,761
	K. F. Gallo	28,298	45,174	1,439	74,911	*	3,882
	Other Executive Officers (3 persons)	26,370	55,961	286	82,617	*	10,818
	Total—Directors and Executive Officers as a Group (18 persons)	531,431	594,790	7,652	1,133,873	2.00%	79,697

*	Less than one percent.

(1)	Includes shares that are owned directly, and shares that are owned by trusts or by family members and are attributable to the director or officer pursuant to Rule 13d-3 under the Exchange Act.

(2)

Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see “Principal Stockholders of Crane NXT” below); nor any shares of Common Stock which may be owned by the Crane Fund for Widows and Children; nor an aggregate of 427,558 shares of Common Stock held in trusts for the pension plans of the Company and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Following completion of the separation transaction, no directors or executive officers of Crane NXT serve as Trustees of either the Crane Fund or the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of March 31, 2023, employees and former employees of the Company held approximately 708,234 shares of Common Stock in the Savings and Investment Plan.

(3)

Includes time-based RSUs vesting more than 60 days after the Record Date, which are subject to vesting as shown in footnote 2 to the 2022 Outstanding Equity Awards at Fiscal Year-End table beginning on page 69, and are subject to forfeiture if established service conditions are not met. Performance-based RSUs, which will vest, if at all, on December 31, 2023, and December 31, 2024, are not included. Also includes DSUs and corresponding dividends vesting on May 16, 2023 for each Director. For more information, see “Director Compensation in 2022” on page 32.

(4)	Appointed to the Board effective April 3, 2023.

PRINCIPAL STOCKHOLDERS OF CRANE CO.

The following table sets forth the ownership by each person who owned of record or was known by Crane Holdings, Co. to own beneficially more than 5% of our common stock as of March 31, 2022.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	The Crane Fund(1) 140 Sylvan Ave, #5 Englewood Cliffs, NJ 07632	7,778,416	13.7%

Common Stock	FMR, LLC(2) 245 Summer Street Boston, MA 02210	6,303,535	11.1%

Common Stock	The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	4,728,523	8.3%

Common Stock	BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	4,024,721	7.1%

(1)

The Crane Fund, a trust established for the benefit of former employees in need (the “Crane Fund”), is managed by trustees appointed by the Board of Crane Company. The incumbent trustees are A. M. D’Iorio, T. A. Polmanteer, and J. Feldman, none of whom are executive officers of Crane NXT. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Crane Company Board, the distribution of the income of the trust for its intended purposes is subject to the control of the Crane Company Board and the shares may be sold by the trustees only upon the direction of the Crane Company Board. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2)

As reported in a Schedule 13G filed on February 9, 2023, by FMR LLC, directly and on behalf of Abigail P. Johnson and certain subsidiaries, giving information on shareholdings as of December 31, 2022. According to the Schedule 13G, FMR LLC, a parental holding company, has sole voting power over 556,346 shares and sole dispositive power over 6,273,895 shares of Crane Holdings, Co. stock.

(3)

As reported in a Schedule 13G filed on February 9, 2023, by The Vanguard Group, directly and on behalf of certain subsidiaries, giving information on shareholdings as of December 31, 2022. According to the Schedule 13G, The Vanguard Group, an investment adviser, has shared voting power over 16,641 shares, sole dispositive power over 4,669,753 shares, and shared dispositive power over 58,770 shares of Crane Holdings, Co. stock.

(4)

As reported in a Schedule 13G filed on January 31, 2023, by BlackRock, Inc., giving information on shareholdings as of December 31, 2022. According to the Schedule 13G, BlackRock, Inc., a parental holding company or control person, has sole voting power over 3,923,996 shares and sole dispositive power over 4,024,721 shares of Crane Holdings, Co. stock.

NON-GAAP RECONCILIATION

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, certain non-GAAP measures have been provided in this Proxy Statement/Prospectus to facilitate comparison with the prior year.

The Company believes that non-GAAP financial measures which exclude certain items present additional useful comparisons between current results and results in prior operating periods, providing investors with a supplemental view of the underlying trends of the business. The Company also uses these non-GAAP financial measures in making financial, operating, planning and compensation decisions and in evaluating the Company’s performance.

A description of each of the non-GAAP financial measures used by the Company is as follows:

“Net Sales before Special Items (Adjusted)” adds back to Net Sales deferred revenue related to performance obligations which were assumed by Crane as part of its acquisition of Cummins-Allison on December 31, 2019. In accordance with ASC 805, Business Combinations, the Company remeasured this liability based on the cost to fulfill the obligations plus a normal profit margin. The valuation of deferred revenue was based on the timeline over which the deferred revenue acquired was anticipated to be earned, or one year. We believe that using this non-GAAP financial measure provided an important perspective of the historical baseline revenue of the recently acquired business, and such baseline was useful to investors in their forecasting of future revenue.

“Adjusted Operating Profit” and “Adjusted Operating Margin” add back to Operating Profit items which are outside of our core performance, some of which may or may not be non-recurring, and which we believe may complicate the interpretation of the Company’s underlying earnings and operational performance. These items include income and expense such as: the loss on divestiture of asbestos-related assets and liabilities, transaction related expenses, and repositioning related (gains) charges. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

“Adjusted Net Income” and “Adjusted EPS” exclude items which are outside of our core performance, some of which may or may not be non-recurring, and which we believe may complicate the presentation of the Company’s underlying earnings and operational performance. These measures include income and expense items that impacted Operating Profit such as: the loss on divestiture of asbestos-related assets and liabilities, transaction related expenses, and repositioning related (gains) charges. Additionally, these non-GAAP financial measures exclude income and expense items that impacted Net Income and Earnings per Diluted Share such as: interest expense on the 364 Day Credit Agreement related to the asbestos transaction, tax benefit related to the divestiture of asbestos-related assets and liabilities, the impact of pension curtailments and settlements, gain on the sale of business, deferred tax adjustment related to sale of business, discrete tax reserve adjustment and gain on the sale of property. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future earnings and profitability that are complementary to GAAP metrics.

“Free Cash Flow” and “Adjusted Free Cash Flow” provide supplemental information to assist management and investors in analyzing the Company’s ability to generate liquidity from its operating activities. The measure of free cash flow does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on the Company’s long-term debt. Free Cash Flow is calculated as cash provided by or used for operating activities less capital spending. Adjusted Free Cash Flow is calculated as Free Cash Flow adjusted for certain cash items which we believe may complicate the interpretation of the Company’s underlying free cash flow performance such as certain transaction related cash flow items related to 2022 portfolio actions and the divestiture of asbestos-related assets and liabilities. These items are not incurred in all periods, the size of these items is difficult to predict, and none of these items are indicative of the operations of the underlying businesses. We believe that non-GAAP financial measures that exclude these items provide investors with an alternative metric that can assist in predicting future cash flows that are complementary to GAAP metrics.

Non-GAAP Reconciliation

Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

Non-GAAP Financial Measures (in millions, except per share data)

	Twelve Months Ended December 31,			Percent Change December 31, 2022	Percent Change December 31, 2021
Income Items	2022	2021	2020	Twelve Months	Twelve Months

Net sales – GAAP	$3,374.9	$3,408.0	$2,936.9	(1.0)%	16.0%

Acquisition-related deferred revenue	—	—	10.2

Net sales before special items (adjusted)	$3,374.9	$3,408.0	$2,947.1	(1.0)%	15.6%

Operating profit – GAAP	$369.5	$529.2	$262.9	(30.2)%	101.3%

Operating profit margin (GAAP)	10.9%	15.5%	9.0%

Special items impacting operating profit:

Acquisition-related deferred revenue	$—	$—	$10.2

Acquisition-related and integration charges	—	—	12.9

Loss on divestiture of asbestos-related assets and liabilities	162.4	—	—

Transaction related expenses	49.8	8.2	—

Repositioning related (gains) charges, net	14.9	(9.6)	37.4

Operating profit before special items (adjusted)	$596.6	$527.8	$323.4	13.0%	63.2%

Operating profit margin before special items (adjusted)	17.7%	15.5%	11.0%

Net income attributable to common shareholders (GAAP)	$401.1	$435.4	$181.0	(7.9)%	140.6%

Per Share	$7.01	$7.36	$3.08	(4.8)%	139.04%

Totals may not sum due to rounding.

Non-GAAP Reconciliation

Special Items, Net of Tax, Impacting Net Income Attributable To Common Stockholders:	Twelve Months Ended December 31,			Percent Change December 31, 2022	Percent Change December 31, 2021
	2022	2021	2020	Twelve Months	Twelve Months

Acquisition-related deferred revenue	—	—	7.5

Per share			$0.13

Acquisition-related and integration charges	—	—	9.9

Per share			$0.17

Loss on divestiture of asbestos-related assets and liabilities	162.4	—	—

Per share	$2.84

Transaction related expenses, net	43.3	7.0	—

Per share	$0.76	$0.12

Repositioning related (gains) charges, net	10.8	(9.1)	28.2

Per share	$0.18	$(0.15)	$0.48

Interest expense on 364-Day Credit Agreement related to asbestos transaction	$5.3	—	—

Per share	$0.09

Tax benefit related to divestiture of asbestos-related assets and liabilities	(6.5)	—	—

Per share	$(0.11)

Impact of pension curtailments and settlements	8.5	(0.1)	(0.7)

Per share	$0.15	$(0.00)	$(0.01)

Gain on sale of business	(184.5)	—	—

Per share	$(3.22)

Deferred tax adjustment related to sale of business	20.7	(21.5)	—

Per share	$0.36	$(0.37)

Discrete tax reserve adjustment	(10.3)	—	—

Per share	$(0.18)

Gain on sale of property	—	(4.5)	—

Per share		$(0.08)

Net income from continuing operations, net of tax, attributable to common shareholders before special items (adjusted)	$450.8	$407.2	$225.9	10.7%	80.3%

Per diluted share	$7.88	$6.88	$3.84	15.0%	79.2%

Per basic share	$7.99	$6.97	$3.87	14.6%	80.1%

Totals may not sum due to rounding.

Non-GAAP Reconciliation

	Twelve Months Ended December 31,
Special Items Impacting Provision for Income Taxes	2022	2021	2020

Provision for income taxes (GAAP)	$161.9	$67.4	$43.4

Tax effect of acquisition-related deferred revenue	—	—	2.7

Tax effect of acquisition-related and integration charges	—	—	3.0

Tax effect of transaction related expenses, net	(0.9)	1.2	—

Tax effect of repositioning related (gains) charges, net	4.2	(0.5)	9.2

Tax effect of interest expense on 364-Day Credit Agreement related to asbestos transaction	1.9	—	—

Tax effect of benefit related to divestiture of asbestos-related assets and liabilities	6.5	—	—

Tax effect of pension curtailments and settlements	2.2	(0.1)	(0.2)

Tax effect of gain on sale of business	(48.0)	—	—

Tax effect of deferred tax adjustment related to sale of business	(20.7)	21.5	—

Tax effect of discrete tax reserve adjustment	10.3	—	—

Tax effect of gain on sale of property	—	(1.2)	—

Provision for income taxes before special items (adjusted)	$117.4	$88.3	$58.1

Totals may not sum due to rounding.

Free Cash Flow (in millions)

	Twelve Months Ended December 31,
Cash Flow Items:	2022	2021	2020

Cash provided by (used for) operating activities	$(151.6)	$498.5	$309.5

Less: Capital expenditures	(58.4)	(53.9)	(34.1)

Free cash flow	$(210.0)	$444.6	$275.4

Cash flow items related to 2022 portfolio actions and asbestos entity sale transaction	604.6	—	—

Adjusted free cash flow[1]	$394.6	$444.6	$275.4

Totals may not sum due to rounding.

[1]

Adjusted Free Cash Flow is calculated as Free Cash Flow adjusted for certain transaction related cash flow items related to 2022 portfolio actions and the divestiture of asbestos-related assets and liabilities.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND THE ANNUAL MEETING

Why did I receive these materials?

Crane NXT is sending this Proxy Statement and form of proxy card, together with its Annual Report, to you and all of our stockholders, to ask you to appoint proxies to represent you at the Annual Meeting on June 5, 2023.

If a quorum does not attend the meeting virtually or is not represented by proxy, the meeting will have to be adjourned and rescheduled. In order to avoid unnecessary expense, the Board of the Company is asking you to submit a proxy for your shares so that even if you do not attend the meeting virtually, your shares will be counted as present at the meeting, and voted according to your instructions.

Unless you expect to attend the meeting virtually, please submit a proxy for your shares in any of the following manners: sign, date, and return the enclosed proxy in the envelope provided; vote your shares online by scanning the QR code on your proxy card; or use the internet address or the toll-free telephone number listed in this Proxy Statement/Prospectus. Please return your proxy in any manner described in this paragraph promptly to ensure that your shares are voted at the meeting, no matter how large or how small your holdings may be.

What is the agenda for the Annual Meeting?

At the Annual Meeting, stockholders will vote on four matters:

(1)	the election of each of Michael Dinkins, William Grogan, Cristen Kogl, Ellen McClain, Max H. Mitchell, Aaron W. Saak, John S. Stroup, and James L. L. Tullis, and to the Board,

(2)	a proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2023,

(3)	a proposal to approve, by a non-binding advisory vote, the compensation paid by the Company to certain executive officers, and

(4)	a proposal to approve, by a non-binding advisory vote, the frequency with which we will ask stockholders to approve the compensation paid by the Company to certain executive officers

Our management will also make a brief presentation about the business of Crane NXT, and representatives of Deloitte & Touche LLP will make themselves available to respond to any appropriate questions at the Annual Meeting.

The Board does not know of any other business that will be presented at the Annual Meeting. The form of proxy gives the proxies discretionary authority with respect to any other matters that come before the Annual Meeting, which means that if any such matter arises, the individuals named in the proxy will vote according to their best judgment.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote for each of the nominees for director; for ratification of the selection of Deloitte & Touche LLP to continue as our independent auditors; and for the non-binding advisory votes regarding executive compensation and the frequency with which we will ask stockholders to approve the compensation paid by the Company to certain executive officers.

When and where is the Annual Meeting?

The Annual Meeting will be held virtually and is scheduled to be held online via live webcast at 10:00 a.m. Eastern Daylight Time, on Monday, June 5, 2023.

To access the Annual Meeting, please visit www.meetnow.global/MDWD6FQ. To login to the Annual Meeting as a Registered Holder (as defined below), you have two options: Join as a “Guest” or Join as a “Shareholder”. If you join as a “Shareholder” you will be required to enter the control number on your proxy card.

You can view the Annual Meeting agenda, rules of conduct and procedures, and proxy materials for the Annual Meeting on the virtual meeting platform.

Questions and Answers About these Proxy Materials and the Annual Meeting

Will there be technical support for the Annual Meeting?

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is not a supported browser. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. For further assistance should you need it, you may call (888) 724-2416.

Who can attend the Annual Meeting?

Any stockholder of Crane NXT, any past or present employee, and other invitees may attend the Annual Meeting. If you are a stockholder of Crane NXT as of the close of business on the Record Date, you or your proxy holder may participate, vote and submit questions, as further described below. No physical meeting will be held. We recommend that you carefully review the procedures needed to gain admission in advance. If you do not comply with the procedures described for attending the Annual Meeting via the virtual meeting platform, you will not be able to participate online.

If your shares are registered directly in your name with Crane NXT’s transfer agent, Computershare, you are considered the stockholder of record, or registered holder (a “Registered Holder”), with respect to those shares. For Registered Holders to attend the Annual Meeting, vote their shares during the Annual Meeting or submit questions, the control number appearing on the proxy card mailed to you should be used to access the virtual meeting platform at www.meetnow.global/MDWD6FQ. If you are a Registered Holder and do not have your control number, you may contact Computershare at (877) 373-6374 to obtain it. Without a control number, you may attend the Annual Meeting as a guest (non-stockholder), but you will not have the option to vote your shares or ask questions during the Annual Meeting.

If you hold a valid legal proxy for the Annual Meeting because you are a beneficial holder and hold your shares through an intermediary, such as a brokerage firm, bank, or other custodian (a “Beneficial Holder”), and want to attend the Annual Meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you have two options:

1)	Registration in Advance of the Annual Meeting

Submit proof of your proxy power (“Legal Proxy”) from your broker or bank reflecting your Crane NXT common stock holdings along with your name and email address to Computershare.

Requests for registration as set forth in (1) above must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Daylight Time, on Wednesday, May 11, 2022. You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare at the following:

By email: Forward the email from your broker granting you a Legal Proxy, or attach an image of your Legal Proxy, to legalproxy@computershare.com.

By mail:

Computershare

Crane NXT Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

2)	Register at the Annual Meeting

Beneficial Holder Access to Virtual Meetings 2023 Proxy Season

For the 2023 proxy season, an industry solution has been agreed upon to allow Beneficial Holders to register online at the Annual Meeting to attend, ask questions, and vote. We expect that the vast majority of Beneficial Holders will be able to fully participate using the control number received with their voting instruction form. Please note, however, that this option is intended to be provided as a convenience to Beneficial Holders only, and there is no guarantee this option will be available for every type of Beneficial Holder voting control number. The inability to provide this option to any or all Beneficial Holders shall in no way impact the validity of the Annual Meeting. Beneficial Holders may choose the Register in Advance of the Annual Meeting option above, if they prefer to use the traditional, paper-based option.

Questions and Answers About these Proxy Materials and the Annual Meeting

In any event, please go to www.meetnow.global/MDWD6FQ for more information on the available options and registration instructions.

The online meeting will begin promptly at 10:00 a.m. Eastern Daylight Time, on Monday, June 5, 2023. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this Proxy Statement/Prospectus.

Who can vote at the Annual Meeting?

Anyone who owned shares of our Common Stock at the close of business on April 10, 2023, the Record Date, is entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment of the meeting. Each share is entitled to one vote.

A complete list of stockholders as of the Record Date will be open to the examination of any stockholder during regular business hours at the offices of Crane NXT, 950 Winter Street, 4th Floor, Waltham, MA 02451, on the day of the meeting, as well as at the meeting by visiting www.meetnow.global/MDWD6FQ on the meeting day and time, entering your control number and joining the Annual Meeting as a “Shareholder”.

If you are a Registered Holder, please follow the instructions on the proxy card that you received to access the Annual Meeting. If you are a Beneficial Holder, please see the registration options set forth in numbers (1) and (2) above.

Registration is only required if you are a Beneficial Holder, as set forth above.

How many votes are required for each question to pass?

Nominees for the Board will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person (including virtual attendance) or represented by proxy and entitled to vote at the Annual Meeting.

In the vote on the frequency with which we will ask stockholders to approve the compensation paid to certain shareholders, the alternative which receives the largest number of votes, even if not a majority, will be considered to be the recommendation of the stockholders.

Each other matter to be voted upon at the Annual Meeting requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person (including virtual attendance) or represented by proxy and entitled to vote at the Annual Meeting.

What are “Broker non-votes”?

Under the rules of the NYSE, brokers holding shares for customers have authority to vote on certain matters even if the broker has not received instructions from the customer, but they do not have such authority as to other matters. For the questions on the agenda for this year’s Annual Meeting, member firms of the NYSE may vote without specific instructions from beneficial owners on the ratification of the selection of auditors, but not on the election of directors or the approval of the compensation paid by the Company to certain executive officers or the frequency of the approval of the compensation paid by the Company to certain executive officers.

“Broker non-votes” are shares held in record name by brokers or nominees, as to which the broker or nominee (i) has not received instructions from the beneficial owner or person entitled to vote, (ii) does not have discretionary voting power under NYSE rules or the document under which it serves as broker or nominee, and (iii) has indicated on the proxy card, or otherwise notified us, that it does not have authority to vote the shares on the question.

What will be the effect of abstentions and broker non-votes?

Stockholders may abstain from voting on any proposal expected to be brought before the Annual Meeting.

Abstentions and broker non-votes will have no effect on the election of directors, as each nominee will be elected if the number of votes cast in favor of such nominee exceeds the number of votes cast against such nominee. Abstentions are not treated as votes cast for such proposal.

Questions and Answers About these Proxy Materials and the Annual Meeting

Abstentions and broker non-votes will have no effect on any of the other three proposals, because they will not count as votes cast for or against the question and will not be included in calculating the number of votes necessary for adoption and approval.

What constitutes a quorum for the meeting?

According to the Company’s amended By-laws, a quorum for a meeting of stockholders consists of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person or by proxy. Virtual attendance at the Annual Meeting constitutes “in person” attendance for purposes of establishing a quorum. On the Record Date, there were 56,725,307 shares of common stock issued and outstanding, so at least 28,362,654 shares must be represented at the meeting for business to be conducted. If a quorum does not attend or is not represented, the Annual Meeting will have to be postponed.

Shares of common stock represented by a properly signed and returned proxy are treated as present at the Annual Meeting for purposes of determining a quorum, whether the proxy is marked as casting a vote or abstaining. Shares represented by “broker non-votes” are also treated as present for purposes of determining a quorum.

Who will count the votes?

A representative of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

How can I cast my vote?

In addition to the other options listed below, where applicable, you can vote by completing and mailing the enclosed proxy. We ask you to mark your choices, sign, date, and return the proxy as soon as possible in the enclosed postage prepaid envelope.

All stockholders of record, and many street name holders, can also give voting instructions at the website www.envisionreports.com/cxt using the instructions on the enclosed proxy card or by scanning the QR code on their proxy card or by touchtone telephone from the United States and Canada using the toll-free number listed on the proxy card, proving their identity by using the control number shown on the proxy card. Each procedure allows stockholders to appoint the designated proxies to vote their shares and to confirm that their instructions have been properly recorded.

You can attend the Annual Meeting and vote your shares virtually at the Annual Meeting; if you choose to vote your shares virtually at the Annual Meeting via the Annual Meeting website, please follow the instructions on your proxy card.

How do I submit questions at the Annual Meeting?

Every Crane NXT stockholder has an opportunity during the Annual Meeting to submit questions, both on the proposals being presented to stockholders and on general matters relating to Crane NXT and its business. Stockholders may do so by accessing the virtual meeting platform as described above, before and during the Annual Meeting, and submitting questions in the space provided therein. Representatives of Crane NXT will review the questions during the appropriate portion of the Annual Meeting and answers to appropriate questions will be provided during the Annual Meeting by a member of management or a director.

What if I submit a proxy but don’t mark it to show my preferences?

If you return a properly signed proxy without marking it, it will be voted in accordance with the Board’s recommendations on all proposals.

What if I submit a proxy and then change my mind?

If you submit a proxy, you can revoke it at any time before it is voted by submitting a written revocation to the Corporate Secretary, or by submitting a new proxy, or by voting virtually at the Annual Meeting. However, if you have shares held through a brokerage firm, bank, or other custodian, you can revoke an earlier proxy only by following the custodian’s procedures.

Questions and Answers About these Proxy Materials and the Annual Meeting

Who is paying for this solicitation of proxies?

Crane NXT will pay the cost of this solicitation of proxies for the Annual Meeting. In addition to soliciting proxies through the mail using this Proxy Statement/Prospectus, we may solicit proxies by telephone, facsimile, electronic mail, and personal contact. These solicitations will be made by our regular employees without additional compensation. We have also engaged Alliance Advisors LLC to assist in this solicitation of proxies, and we have agreed to pay that firm approximately $18,000. Banks, brokerage houses, and other institutions, nominees, and fiduciaries will be asked to forward the proxy materials to the beneficial owners of the common stock they hold of record, and will be reimbursed for their reasonable expenses in forwarding such material.

Where can I learn the outcome of the vote?

The Corporate Secretary will announce the preliminary voting results at the meeting, and we will publish the final results in a Current Report on Form 8-K filed with the SEC within four business days after the meeting.

How and when can I propose that an item be considered at next year’s annual meeting and included in next year’s proxy statement?

The Crane NXT amended and restated by-laws, dated as of April 3, 2023, which are on file with the SEC (as Exhibit 3.3 to Crane NXT’s Current Report on Form 8-K filed on April 3, 2023), provide that the Crane NXT annual meeting of stockholders will be held on such date and at such time as shall be designated from time to time by the Crane NXT board of directors. Under the Crane NXT amended and restated by-laws, written notice of stockholder nominations to the Crane NXT board of directors or any other business proposed by a stockholder that is not to be included in the proxy statement must be delivered to Crane NXT’s secretary (a) not later than 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting, or (b) in the event that next year’s annual meeting is not held within 25 days before or after the anniversary date of the immediately preceding annual meeting, the earlier of (i) at least 90 days prior to the date of the Crane NXT annual meeting of stockholders or, (ii) the close of business 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made. Assuming that Crane NXT’s 2024 annual meeting of stockholders is held within 25 days of the anniversary of the 2023 annual meeting of stockholders, Crane NXT must receive written notice (containing the information specified in Crane NXT’s amended and restated by-laws) to Crane NXT’s secretary between February 6, 2024 and March 7, 2024. If Crane NXT does not receive notice by that date, then such proposals may not be presented at the Crane NXT 2024 annual meeting of stockholders.

Stockholders may also submit proposals for inclusion in the proxy materials in connection with the Crane NXT 2024 annual meeting of stockholders through Rule 14a-8 of the Exchange Act. Stockholders who wish to present such proposals must submit their proposals to Crane NXT’s secretary on or before December 23, 2023.

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We urge stockholders who do not expect to attend the Annual Meeting virtually to sign, date, and return the enclosed proxy in the envelope provided, or vote their shares online by scanning the QR code on their proxy card, or use the internet address or the toll-free telephone number listed on the Notice of Annual Meeting. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,

Paul G. Igoe

Secretary

CRANE NXT

CRANE NXT, CO.
EXECUTIVE OFFICES
950 WINTER STREET, 4TH FLOOR
WALTHAM, MA 02451
cranenxt.com

CRANE

CRANE NXT

VOTE

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Your vote matters – here's how to vote!

2023 Annual Meeting Proxy Card

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1. Election of Directors:

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4. Say on Frequency - An advisory vote to approve the frequency with which we will ask stockholders to approve the compensation paid to certain executive officers.	☐	☐	☐	☐

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 8:00 a.m. Eastern Daylight Time on June 5, 2023, except as set forth on the reverse with respect to Crane NXT, Co. Savings and Investment Plan Shares. Online Go to www.envisionreports.com/CXT or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CXT Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2023 Annual Meeting Proxy Card 1234 5678 9012 345 qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and EVERY YEAR on Proposal 4. 1. Election of Directors: + For Against Abstain For Against Abstain For Against Abstain 01—Michael Dinkins 02—William Grogan 03—Cristen Kogl 04—Ellen McClain 05—Max H. Mitchell 06—Aaron W. Saak 07—John S. Stroup 08—James L. L. Tullis For Against Abstain For Against Abstain 2. Ratification of the selection of Deloitte & Touche LLP as the 3. Say on Pay – An advisory vote to approve the compensation Company’s independent auditors for 2023. paid to certain executive officers. Every Every Every Abstain Year 2 Years 3 Years 4. Say on Frequency – An advisory vote to approve the frequency with which we will ask stockholders to approve the compensation paid to certain executive officers. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

INVESTOR INFORMATION Visit our website at www.cranenxt.com where you will find detailed information about the Company, its business segments and its financial performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site. You may automatically receive email notification of Crane NXT., Co. news, SEC filings, and daily closing stock price by clicking “Investors” and then “Investor Alerts” at www.cranenxt.com. Once your name has been added to our distribution list, the Company will automatically email you news and information as it is released. ELECTRONIC DELIVERY OF PROXY MATERIALS Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/investor. You can locate your account number on your stock certificate, dividend check or plan statement. ANNUAL MEETING OF STOCKHOLDERS The 2023 Annual Meeting of Stockholders of Crane NXT, Co. will be held on June 5, 2023 at 10:00 a.m. Eastern Daylight Time virtually via the internet by accessing www.meetnow.global/MDWD6FQ    To attend the virtual annual meeting, enter the control number printed in the shaded bar on the reverse side of this form at www.meetnow.global/MDWD6FQ Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/CXT qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q CRANE NXT., CO. + Annual Meeting of Stockholders June 5, 2023 Proxy Solicited by Board of Directors for Annual Meeting The undersigned does hereby appoint and constitute Aaron W. Saak and Paul G. Igoe and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors’ recommendations, all shares of Crane NXT., Co. held of record by the undersigned at the close of business on April 10, 2023 at the Annual Meeting of Stockholders of Crane NXT., Co. to be held virtually via the Internet at www.meetnow.global/MDWD6FQ on Monday, June 5, 2023 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting. This proxy also covers all shares, if any, for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Crane NXT., Co. Savings and Investment Plan. If voting instructions for such Savings and Investment Plan shares are not received by the proxy tabulator by May 31, 2023 it will be treated as directing the Plan’s Trustee to vote shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or internet website on the reverse side. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees, FOR Proposals 2 and 3, and EVERY YEAR on Proposal 4. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below.